Exhibit 10.1

CREDIT AGREEMENT

among

SEADRILL OPERATING LP,

and

SEADRILL PARTNERS FINCO LLC,

as Term Borrowers and Revolving Borrowers,

SEADRILL CAPRICORN HOLDINGS LLC,

as a Revolving Borrower,

VARIOUS LENDERS

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

DEUTSCHE BANK SECURITIES INC.,

as Sole Global Coordinator, Joint Lead Arranger and Joint Bookrunner

BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

ABN AMRO CAPITAL USA LLC, BNP PARIBAS,

BNP PARIBAS SECURITIES CORP., CRÉDIT AGRICOLE CORPORATE AND

INVESTMENT BANK and ING BANK N.V.,

as Co-Managers

Dated as of February 21, 2014,

As amended and restated as of June 26, 2014

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4.09.	Application of Proceeds	80
4.10.	Priority of Revolving Loans	81

SECTION 5.	Conditions Precedent	81

5.01.	Conditions Precedent to Restatement Effective Date	81
5.02.	Each Borrowing	85

SECTION 6.	Representations, Warranties and Agreements	85

6.01.	Corporate/Limited Liability Company/Limited Partnership Status	85
6.02.	Corporate Power and Authority	85
6.03.	No Violation	86
6.04.	Governmental Approvals	86
6.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc	86
6.06.	True and Complete Disclosure	88
6.07.	Use of Proceeds; Margin Regulations	88
6.08.	Tax Returns; Payments; Tax Treatment	88
6.09.	Compliance with ERISA	89
6.10.	Collateral; the Security Agreements	89
6.11.	Capitalization	91
6.12.	Subsidiaries	91
6.13.	Compliance with Statutes, etc	91
6.14.	Investment Company Act	91
6.15.	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc	91
6.16.	Environmental Matters	91
6.17.	No Default	92
6.18.	Patents, Licenses, Franchises and Formulas	92
6.19.	Anti-Corruption Laws	92
6.20.	Insurance	93
6.21.	Collateral Vessels	93
6.22.	Properties	93
6.23.	Anti-Terrorism	94
6.24.	Form of Documentation	95
6.25.	Place of Business	95
6.26.	No Immunity	95
6.27.	Labor Matters	95
6.28.	Existence	95
6.29.	Litigation	95

SECTION 7.	Covenants	95

7.01.	Maintenance of Property; Insurance	95
7.02.	Existence; Conduct of Business	98

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7.03.	Operation of Collateral Vessels; Ship Registry, Name and Flag	99
7.04.	Payment of Obligations	99
7.05.	Reports	99
7.06.	Notices of Material Events	101
7.07.	Filings; Additional Guarantors; Further Assurances	101
7.08.	Compliance Certificate	103
7.09.	Books and Records; Inspection and Audit Rights	103
7.10.	Compliance with Laws	103
7.11.	Rated Credit Facilities	104
7.12.	Transactions with Affiliates	104
7.13.	Limitations on Liens	106
7.14.	Limitations on Merger, Consolidation or Sale of All or Substantially All Assets	106
7.15.	Limitations on Restricted Payments	109
7.16.	Limitations on Indebtedness and Issuance of Preferred Stock	112
7.17.	Limitations on Dividends and Other Payment Restrictions Affecting Guarantors	117
7.18.	Combined Senior Secured Net Leverage Ratio	119
7.19.	Designation of Guarantors	119
7.20.	Business Activities	120
7.21.	Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels	120
7.22.	Limitation on Asset Sales	120
7.23.	Activities of U.S. Finco	123
7.24.	Use of Proceeds	123

SECTION 8.	Events of Default and Remedies; Application of Funds; Replacement of Revolving Lenders Under Certain Circumstances	124

8.01.	Events of Defaults and Remedies	124
8.02.	Application of Funds	126
8.03.	Replacement of Revolving Lenders under Certain Circumstances	128
8.04.	Equity Cure Right	129

SECTION 9.	The Administrative Agent	130

9.01.	Appointment	130
9.02.	Nature of Duties	130
9.03.	Lack of Reliance on the Administrative Agent	131
9.04.	Certain Rights of the Administrative Agent	132
9.05.	Reliance	132
9.06.	Indemnification	132
9.07.	The Administrative Agent in its Individual Capacity	133
9.08.	Holders	133
9.09.	Resignation by the Administrative Agent	133
9.10.	Co-Collateral Agent; Separate Collateral Agent	134
9.11.	Other Agents	134

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9.12.	Security Trustee	134

SECTION 10.	Miscellaneous	135

10.01.	Payment of Expenses, etc	135
10.02.	Right of Setoff	137
10.03.	Notices	137
10.04.	Benefit of Agreement; Assignments; Participations	139
10.05.	No Waiver; Remedies Cumulative	142
10.06.	Payments Pro Rata	142
10.07.	Calculations; Computations	143
10.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	143
10.09.	Counterparts	145
10.10.	Effectiveness	145
10.11.	Headings Descriptive	145
10.12.	Amendment or Waiver; etc	145
10.13.	Survival	148
10.14.	Domicile of Loans	148
10.15.	Register	149
10.16.	Confidentiality	149
10.17.	[Reserved]	150
10.18.	Currency Conversion Shortfall	150
10.19.	Releases	150
10.20.	Release of Guarantees	151
10.21.	Keepwell	151
10.22.	Lender Action	152
10.23.	Relative Rights of Secured Parties	152
10.24.	Revolving Obligations Payment Priority	155
10.25.	USA PATRIOT Act Notice	155
10.26.	No Fiduciary Relationship	155

ANNEX I	Commitments

SCHEDULE 1.01	Existing Indebtedness of Seadrill Limited
SCHEDULE 6.10	UCC-1 Filing Offices
SCHEDULE 6.11	Capital Stock of Borrowers and Guarantors
SCHEDULE 6.12	Subsidiaries of the Borrowers
SCHEDULE 6.15	Legal Name, Type of Organization (and Whether a Registered Organization), Jurisdiction of each Loan Party
SCHEDULE 6.21	Collateral Vessels
SCHEDULE 6.22.	Properties
SCHEDULE 7.15	Subordinated Indebtedness

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guarantee Agreement
EXHIBIT C	Form of Security Agreement

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EXHIBIT D	Form of Insurance Assignment
EXHIBIT E	Form of Earnings Assignment
EXHIBIT F	Form of Perfection Certificate
EXHIBIT G	Form of Notice of Borrowing
EXHIBITS H-1 and H-2	Forms of Note
EXHIBITS I-1 to I-4	Form of Tax Compliance Certificates
EXHIBIT J	Form of Ship Mortgage

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CREDIT AGREEMENT, dated as of February 21, 2014, as amended and restated as of June 26, 2014, among SEADRILL OPERATING LP, a Marshall Islands limited partnership (“Operating”), SEADRILL CAPRICORN HOLDINGS LLC, a Marshall Islands limited liability company (“Capricorn Holdings”), SEADRILL PARTNERS FINCO LLC, a Delaware limited liability company and a wholly-owned subsidiary of Operating (“U.S. Finco” and, together with Operating and Capricorn Holdings, the “Borrowers”, and each, a “Borrower”), the Lenders party hereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on the Original Effective Date, (a) the Term Lenders extended credit to the Term Borrowers in the form of Terms Loans in an aggregate principal amount equal to $1,800,000,000 and (b) the Revolving Lenders extended credit to the Revolving Borrowers in the form of Revolving Commitments in an aggregate amount equal to $100,000,000;

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Term Borrowers on the Restatement Effective Date in an aggregate principal amount equal to $1,100,000,000 in the form of Initial Term Loans; and

WHEREAS, subject to and upon the terms and conditions herein set forth, the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2014 Refinancing” shall mean the refinancing or repayment in full on the Original Effective Date of all existing Indebtedness outstanding as of the Original Effective Date attributable to the Collateral Vessels under the West Aquarius/West Capella/West Sirius Facility and under the West Leo Facility, in each case with the proceeds of the Term Loans, and the release and termination of all guarantees and security interests attributable to the Collateral Vessels under the West Aquarius/West Capella/West Sirius Facility and the West Leo Facility.

“2014 Restatement Refinancing” shall mean the refinancing or repayment in full on the Restatement Effective Date of all existing Indebtedness outstanding as of the Restatement Effective Date attributable to the Collateral Vessels under the West Auriga Facility and under the West Capricorn Facility, in each case with the proceeds of the Term Loans, and the release and termination of all guarantees and security interests attributable to the Collateral Vessels under the West Auriga Facility and the West Capricorn Facility.

“Acceptable Ship Registry” shall mean the ship registry of the Bahamas, Bermuda, Cyprus, Denmark, Germany, the United Kingdom, Hong Kong, the Isle of Man, the Cayman Islands, Liberia, Malta, the Marshall Islands, the Netherlands, Norway, Panama and Singapore.

“Acquired Debt” shall mean Indebtedness of a Person:

(a)	existing at the time such Person becomes a Guarantor or is merged into or consolidated with a Borrower or Guarantor whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into a Borrower or Guarantor, or becoming a Guarantor; or

(b)	assumed in connection with the acquisition of assets from any such Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Guarantor or the date of the related acquisition of assets from any Person or the date on which such Person is merged or consolidated with a Borrower or Guarantor.

“Additional Vessel” shall mean a drilling rig or drillship or other Vessel that is used or useful in the Permitted Business.

“Administrative Agent” shall have the meaning assigned to such term in the preamble of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled” have meanings correlative to the foregoing.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Other Agents.

“Aggregate Initial Revolving Commitment” shall mean, at any time, the sum of the Initial Revolving Commitments of all the Initial Revolving Lenders at such time.

“Aggregate Initial Revolving Exposure” shall mean, at any time, the sum of the Initial Revolving Exposures of all the Initial Revolving Lenders at such time.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended or renewed from time to time.

“Amendment and Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of June 26, 2014, among the Borrowers, Seadrill Limited, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“Applicable Margin” shall mean (a) in the case of Initial Term Loans, (i) 2.00% per annum for Base Rate Loans and (ii) 3.00% per annum for Eurodollar Rate Loans and (b) in the case of Initial Revolving Loans, (i) 1.25% per annum for Base Rate Loans and (ii) 2.25% per annum for Eurodollar Rate Loans.

“Asset Sale” shall mean:

(1) any sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of property or assets of a Borrower or any of the Guarantors, including any disposition by means of a merger, consolidation or similar transaction;

(2) the issuance or sale of Equity Interests in any of the Guarantors, other than statutory or directors qualifying shares and/or other Equity Interests that are required to be held by any Persons other than a Borrower or another Guarantor under applicable law or regulation (including local content regulations or requirements), whether in a single transaction or a series of related transactions; and

(3) an Involuntary Transfer.

Notwithstanding the preceding, the following items will be deemed not to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value or that results in generating Net Proceeds, in either case, of less than $50,000,000;

(2) a transfer of Equity Interests or other assets between or among the Borrowers and the Guarantors or between or among any of them;

(3) an issuance of Equity Interests by a Guarantor to a Borrower or to another Guarantor;

(4) the sale, lease or other disposition of products, services or accounts receivable or any charter, pool agreement, drilling contract or lease of a Vessel and any related assets, in each case in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;

(6) licenses and sublicenses by a Borrower or any of the Guarantors of software or intellectual property in the ordinary course of business;

(7) a Restricted Payment that does not violate Section 7.15 or a Permitted Investment;

(8) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrowers and the Guarantors taken as a whole or in a manner governed by Section 7.14 or any disposition that constitutes a Change of Control;

(9) the creation or perfection of any Lien permitted pursuant to this Agreement, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien;

(10) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims;

(11) the sale, lease, conveyance or other disposition of any Equity Interests in, or properties or assets of, (i) any Subsidiary of any Borrower that is not a Guarantor or (ii) any other Person in which a Borrower has an Equity Interest that is not a Guarantor; and

(12) the sale, lease, conveyance or other disposition of any Collateral Vessel for which a Borrower or a Guarantor has substituted a Replacement Vessel.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit A (appropriately completed).

“Assignments” shall mean, collectively, each Insurance Assignment and each Earnings Assignment.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction shall mean, at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate agreed to between the Administrative Agent and the Borrowers or, if issued, the rate borne by any senior notes or other long-term fixed rate Indebtedness of the Borrowers issued to refinance the Term Loans, in each case compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Authorized Representative” shall mean, with respect to (a) delivering the Notice of Borrowing and similar notices on behalf of the Borrowers, any Person or Persons that has or have been authorized by the Board of Directors of each Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer’s certificates relating to financial matters on behalf of any specified Person pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller or any director of such specified Person or any other senior executive officer of such specified Person designated by the president or the Board of Directors of such specified Person or such specified Person’s general partner as being a financial officer authorized to deliver and certify financial information on behalf of such specified Person under this Agreement and (c) any other matter on behalf of any specified Person in connection with this Agreement or any other Loan Document, any officer or director (or a Person or Persons so designated by the Board of Directors of such specified Person or any two officers) of such specified Person or of such specified Person’s general partner, if applicable.

“Available Cash” shall mean, with respect to any period:

(1) the sum of (a) all cash and Cash Equivalents of the Borrowers and the Guarantors on hand at the end of such period and (b) all or any portion of any additional cash and Cash Equivalents of the Borrowers and the Guarantors on hand on the date such Borrower makes Restricted Payments with respect to such period (including as a result of any borrowings made subsequent to the end of such period); minus

(2) the amount of any cash reserves established by the Board of Directors of a Borrower to (a) provide for the proper conduct of the business of such Borrower and the Guarantors (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which such Borrower or Guarantor is a party or by which it is bound or its assets are subject or (c) provide funds for Restricted Payments in respect of future periods.

“Bankruptcy Case” shall have the meaning provided in Section 10.23(e).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as may be amended from time to time.

“Base Rate” shall mean, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Rate for such day plus  1⁄2 of 1%, (c) 1% per annum above the Eurodollar Rate for a one-month Interest Period beginning on such date (or if such day is not a Business Day, the immediately preceding Business Day) and (d) solely with respect to the Initial Term Loans, 2.00%.

“Base Rate Loan” shall mean a Loan that bears interest as provided in Section 2.06(a)(i).

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” shall mean:

(a)	with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members, any controlling committee of managing members, or any board of directors thereof; and

(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” shall have the meanings ascribed to such terms in the preamble to this Agreement; provided, however, that the term “Borrower” (a) when used in reference to any borrowing, continuation or conversion of, or payment (including interest, fees, costs and taxes) in respect of, or the issuance of any Note representing, or any assignment, delegation or participation of an interest in, any Revolving Commitment or Revolving Loan, shall mean a Revolving Borrower and (b) when used in reference to any borrowing, continuation or conversion of, or payment (including interest, fees, costs and taxes) in respect of, or the issuance of any Note representing, or any assignment, delegation or participation of an interest in, any Term Commitment or Term Loan, shall mean a Term Borrower.

“Borrowing” shall mean a simultaneous borrowing of Loans of the same Class and Type, and with respect to Eurodollar Rate Loans, with the same Interest Period, from all the Lenders having Commitments or Loans of such Class (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement).

“Business Day” shall mean (a) for all purposes other than as covered by the following clause (b), any day except Saturday, Sunday and any day which shall be in New York, Marshall Islands or the United Kingdom a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. Dollars deposits in the London interbank Eurodollar market.

“Capital Stock” shall mean (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or share capital, (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” shall mean, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for purposes of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capricorn Holdings” shall have the meaning assigned to such term in the preamble of this Agreement.

“Cash Equivalents” shall mean any of the following:

(a)	direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States of America, Norway or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, Norway or Canada, as the case may be, and which are not callable or redeemable at the issuer’s option; provided that such country (or agency or instrumentality) has a long-term government debt rating of “A1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency as of the date of investment;

(b)	overnight bank deposits, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof, Norway or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $200,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency as of the date of investment;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P as of the date of investment and, in each case, maturing within one year after the date of acquisition; and

(e)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract or vessel employment contract entered into in the ordinary course of business and prevailing industry standards), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrowers and the Guarantors taken as a whole to any “person” (as that term is used in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended), other than to one or more Qualifying Holders;

(2) a Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of such Borrower;

(3) the consummation of any transaction or any series of transactions (including any merger, consolidation or other business combination), the result of which is that any “person”, other than one or more Qualifying Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of Seadrill Operating GP or Capricorn Holdings, measured by voting power rather than number of shares, units or other equity securities;

(4) Seadrill Operating GP LLC ceases to be the sole general partner of Operating; or

(5) U.S. Finco ceasing to be a wholly owned subsidiary of Operating.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Refinancing Term Loans, Initial Revolving Loans or Refinancing Revolving Loans (or, in each case, any Extended Loans in respect of any such Class of Loans), (b) any Commitment, refers to whether such Commitment is a Refinancing Term Commitment, Initial Revolving Commitment or Refinancing Revolving Commitment (or, in each case, any Extended Commitments in respect of any such Class of Commitments) and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all rights, assets and property, whether now owned or hereafter acquired, upon which a Lien or Mortgage securing the Secured Obligations is granted or purported to be granted under any Collateral Agreement. Collateral shall not include Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the preamble of this Agreement, and shall include any successor thereto.

“Collateral Agreements” shall mean, collectively, the Security Agreement, each Non-U.S. Security Agreement, each Mortgage, each Assignment and each other instrument, including any security document or pledge agreement, creating Liens in favor of the Collateral Agent as required by the Loan Documents, in each case, as the same may be in force from time to time.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) (i) each Subsidiary of any Borrower (other than a Borrower) that (x) holds any Collateral Vessel, (y) holds any Related Assets with respect to any Collateral Vessel (other than, subject to the limitations provided in Section 7.21, a Local Content Subsidiary) or (z) is party to a Collateral Vessel Contract (other than, subject to the limitations provided in Section 7.21, a Local Content Subsidiary) and (ii) each Borrower, in each case, shall have duly authorized, executed and delivered to the Administrative Agent the Guarantee Agreement or a supplement thereto, substantially in the form attached thereto, as applicable (pursuant to which such Subsidiary becomes subject to the obligations of a Guarantor), and the Guarantee Agreement shall be in full force and effect;

(b) each of the Borrowers and the Guarantors (and, in the case of any Capital Stock of any Guarantor (excluding, for this purpose, Capricorn Holdings) held by any Person that is not a Borrower or a Guarantor, such Person) shall have (i) duly authorized, executed and delivered the Security Agreement or a Non-U.S. Security Agreement (or, in each case, a supplement thereto, substantially in the form attached thereto), as applicable, pursuant to which, among other things, (A) all the Capital Stock of (x) any Guarantor (excluding, for this purpose, Capricorn Holdings) owned by a Borrower, a Guarantor or any other Person and (y) U.S. Finco, in each case shall have been pledged to secure the Secured Obligations, and (B) the Designated Intercompany Note shall have been pledged to secure the Secured Obligations, and the Borrowers and the Guarantors (and each such other Person, as applicable) shall have (1) delivered to the Collateral Agent, as pledgee, all the Pledged Securities and the Designated Intercompany Note, together with executed and undated transfer powers and (2) otherwise complied with all of the requirements set forth in the Security Agreement or the applicable Non-U.S. Security Agreement and (ii) duly authorized, executed and delivered any other related documentation necessary or advisable as reasonably determined by the Administrative Agent to perfect the Lien on the Collateral referred to in the Security Agreement or the applicable Non-U.S. Security Agreement in the respective jurisdictions of formation or of the chief executive office, as the case may be, of the Borrowers or the Guarantors (or the applicable Person, as applicable), or other jurisdictions as provided by applicable law, and the Security Agreement or such Non-U.S. Security Agreement, as the case may be, shall be in full force and effect, and the Collateral Agent shall have received evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect (to the extent such security interests may be perfected) and protect the security interests purported to be created by the Security Agreement or such Non-U.S. Security Agreement have been taken;

(c) the Collateral Agent shall have received duly authorized, executed and delivered, (i) Insurance Assignments from the Borrowers and each applicable Guarantor substantially in the form of Exhibit D covering all such Loan Party’s present and future interest in insurance in respect of the Collateral Vessels and other Collateral, and each Insurance Assignment shall be in full force and effect, (ii) Earnings Assignments from each applicable Guarantor substantially in the form of Exhibit E, covering all Earnings derived from or related to a Collateral Vessel Contract (other than any such Earnings payable to a Local Content Subsidiary), and each Earnings Assignment shall be in full force and effect and (iii) a control agreement (or comparable arrangement under U.K. law or other applicable laws that are acceptable to the Collateral Agent) with respect to each Earnings Account, and such control agreements (or comparable arrangements) shall be in full force and effect;

(d) all UCC financing statements, if any, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be perfected pursuant to the terms of the Collateral Agreements with the priority required by, the Collateral Agreements, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received counterparts of Ship Mortgages with respect to each Collateral Vessel and each Substitute Vessel, as applicable, duly authorized, executed and delivered by each Loan Party that holds an interest in each such Collateral Vessel or Substitute Vessel, as applicable, and each such Ship Mortgage shall be effective upon filing to create in favor of the Collateral Agent (acting as security trustee for the Lender Creditors if required under the laws of the flag state of any Collateral Vessel or Substitute Vessel), for the benefit of the Secured Parties, a legal, valid and enforceable first-priority ship mortgage on, and Lien upon, such Collateral Vessel or Substitute Vessel, as applicable, subject only to Permitted Collateral Liens, and each Ship Mortgage shall be in full force and effect; and

(f) all filings, deliveries of instruments, legal opinions and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the first-priority security interests (subject to Permitted Collateral Liens) described in clauses (a) through (e) above shall have been duly effected or delivered, as the case may be, and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing definition shall not require the assignment of any Collateral Vessel Contracts or the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, any Excluded Property, (b) Liens required to be granted from time to time pursuant to the “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations expressly set forth in this Agreement and the Collateral Agreements and (c) Seadrill Mobile Units (Nigeria) Ltd. shall not be subject to these requirements. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Loan Guarantee by any Subsidiary (including extensions beyond the Restatement Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Agreements.

“Collateral Vessel Contract” shall mean any charterparty, pool agreement or drilling contract in respect of any Collateral Vessel or other contract for use of any Collateral Vessel.

“Collateral Vessels” shall mean the six drilling rigs known as the West Capella, the West Leo, the West Aquarius, the West Sirius, the West Auriga and the West Capricorn listed on Schedule 6.21. Each such vessel is a Collateral Vessel. The Borrowers or the applicable Guarantor may, at their option, at any time and from time to time, substitute one or more vessels owned, directly or indirectly, by the Borrowers or the applicable Guarantor (the “Replacement Vessel”) for a Collateral Vessel (including in connection with any refinancing transaction); provided that (i) at the time of such substitution no Default shall have occurred and be continuing, (ii) the Replacement Vessel is substantially similar in value and specification to the Collateral Vessel that is being substituted as determined in good faith by the Chief Financial Officer of SDLP, (iii) the net present value of the contracts applicable to such Replacement Vessel is not less than the net present value of the contracts applicable to the Collateral Vessel that is being replaced (in each case calculated in a manner reasonably accepted to the Administrative Agent), (iv) each Subsidiary of a Borrower that directly owns all or any part of any such Replacement Vessel, or that is or becomes party to a Collateral Vessel Contract with respect to such Replacement Vessel, shall become a Guarantor, and (v) at the time of such substitution, the Collateral Vessel to be substituted for and all Related Assets thereto shall be released from all Liens under the Collateral Agreements and the Guarantor owning such Collateral Vessel shall, unless it owns other Collateral Vessels or Related Assets thereto, be released from its obligations as a Guarantor. In such event, all references herein to “Collateral Vessel” shall thereafter be deemed to include such Replacement Vessel and shall cease to refer to the Vessel that was replaced, and Schedule 6.21 shall be updated as necessary to include any information with respect to such Replacement Vessel that is required by Section 6.21.

“Combined EBITDA” shall mean, with respect to any period, Combined Net Income attributable to the Collateral Vessels for such period plus, without duplication:

(1) provision for taxes based on income or profits of the Loan Parties for such period, to the extent that such provision for taxes was deducted in computing such Combined Net Income attributable to the Collateral Vessels; plus

(2) the combined interest expense of the Loan Parties to the extent that such combined interest expenses were deducted in computing such Combined Net Income attributable to the Collateral Vessels; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Loan Parties for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Combined Net Income attributable to the Collateral Vessels; minus

(4) non-cash items increasing such Combined Net Income attributable to the Collateral Vessels for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a combined basis and determined in accordance with GAAP.

In the event that any Loan Party acquires a Collateral Vessel or a Collateral Vessel-owning entity with historical earnings before interest expenses, taxes, depreciation and amortization (for purposes of its usage in this definition only, “EBITDA”) available for such Collateral Vessel’s previous ownership, such historical EBITDA shall be included for purposes of calculating Combined EBITDA and, if necessary, be annualized to represent twelve (12) months of historical EBITDA. In the event that any Loan Party acquires a Collateral Vessel or a Collateral Vessel-owning entity without historical EBITDA available for such Collateral Vessel’s previous ownership, the Borrowers shall be entitled to base a twelve (12) month historical EBITDA calculation for such Collateral Vessel on future projected EBITDA only subject to such Collateral Vessel having (i) a firm charter contract in place at the time of delivery of such Collateral Vessel with a duration of a minimum of 12 months and (ii) a firm charter contract in place at the time of such EBITDA calculation, provided that the Borrowers provide the Administrative Agent with a detailed calculation of the future projected EBITDA for such Collateral Vessel. Furthermore, it is agreed that Combined EBITDA shall include any realized gains and/or losses in respect of the disposal of Collateral Vessels or the disposal of Equity Interests in Collateral Vessel-owning entities.

“Combined Interest Cover Ratio” shall mean, with respect to any period, the ratio of (a) the Combined ICR EBITDA (as defined below) for such period to (b) interest expense of the Loan Parties for such period attributable to Indebtedness secured by a Lien on any asset of a Loan Party that constitutes Collateral. For purposes of the foregoing, “Combined ICR EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization (for purposes of its usage in this definition only, “EBITDA”) of the Loan Parties on a combined basis for such period (with each such term to be defined in accordance with GAAP, where applicable) that is attributable to the Collateral Vessels. However, in the event that any Loan Party acquires a Collateral Vessel or a Collateral Vessel-owning entity with historical EBITDA available for such Collateral Vessel’s previous ownership, such historical EBITDA shall be included for purposes of calculating this Combined Interest Cover Ratio and, if necessary, be annualized to represent twelve (12) months of historical EBITDA. In the event that any Loan Party acquires a Collateral Vessel or a Collateral Vessel-owning entity without historical EBITDA available for such Collateral Vessel’s previous ownership, the Borrowers shall be entitled to base a twelve (12) month historical EBITDA calculation for such Collateral Vessel on future projected EBITDA only subject to such Collateral Vessel having (i) a firm charter contract in place at the time of delivery of such Collateral Vessel with a duration of a minimum of 12 months and (ii) a firm charter contract in place at the time of such EBITDA calculation, provided that the Borrowers provide the Administrative Agent with a detailed calculation of the future projected EBITDA for such Collateral Vessel. Furthermore, it is agreed that Combined ICR EBITDA shall include any realized gains and/or losses in respect of the disposal of Collateral Vessels or the disposal of Equity Interests in Collateral Vessel-owning entities.

“Combined Net Income” shall mean, with respect to any period, the aggregate of the Net Income of the Loan Parties for such period attributable to the Collateral Vessels and determined on a combined basis in accordance with GAAP; provided that:

(1) the cumulative effect of a change in accounting principles will be excluded;

(2) non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(3) in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(4) the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Original Effective Date will be excluded;

(5) any unrealized gain (or loss) in respect of Hedging Obligations will be excluded;

(6) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards will be excluded;

(7) goodwill write-downs or other non-cash impairments of assets, or restructuring charges or severance costs associated with acquisitions or dispositions will be excluded; and

(8) drydock, shipyard stay and special survey expenses (other than Drydock, Shipyard Stay and Special Survey Amortization Expense for the applicable period) will be excluded.

“Combined Senior Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (1) (a) Combined Senior Secured Indebtedness minus (b) the amount of Unrestricted Cash of the Loan Parties, in each case as of the date of determination to (2) Combined EBITDA for the most recently ended four full fiscal quarters.

“Combined Senior Secured Indebtedness” shall mean, with respect to the Borrowers and the Guarantors as of any date of determination, the total outstanding principal amount of Indebtedness (other than undrawn letters of credit and similar instruments, Hedging Obligations and Capitalized Lease Obligations) of the Borrowers and the Guarantors that is secured by a Lien on any asset of any Borrower or Guarantor that constitutes Collateral and that is not subordinated in right of payment to the Loan Document Obligations.

“Combined Total Indebtedness” shall mean, with respect to the Borrowers and the Guarantors as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness (other than Hedging Obligations) of the Borrowers and the Guarantors; plus

(2) the aggregate liquidation value of all Disqualified Equity Interests of the Borrowers and all Preferred Stock of the Guarantors; in each case, determined on a combined basis in accordance with GAAP.

For the avoidance of doubt, Combined Total Indebtedness shall be calculated on a pro forma basis to exclude any Indebtedness which is redeemable pursuant to its terms and which has been unconditionally called for redemption (or otherwise defeased or satisfied and discharged pursuant to its terms) with a scheduled redemption date within 180 days of the date of determination.

“Commitment” shall mean, with respect to each Lender, such Lender’s Refinancing Term Commitment, such Lender’s Initial Revolving Commitment and/or such Lender’s Refinancing Revolving Commitment, as the context may require.

“Commitment Fee” shall have the meaning provided in Section 3.01.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 10.03(d)(ii).

“Completed Vessel Value” shall mean, at any time, the Fair Market Value of all completed and delivered Vessels owned by the Borrowers and the Guarantors at such time.

“Contracted Vessel Value” shall mean the aggregate contract price for the acquisition of all uncompleted Vessels (with the contract price of each uncompleted Vessel as determined on the date on which the agreement for construction of such Vessel was entered into by the Borrowers or the applicable Guarantor), plus any Ready for Sea Cost of such Vessels.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07.

“Cure Amount” shall have the meaning provided in Section 8.04.

“Cure Right” shall have the meaning provided in Section 8.04.

“Custodian” shall mean any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Debtor Relief Law.

“Debt Fund Affiliate” shall mean any Affiliate of a competitor of the Borrowers that is a bona fide debt fund or an investment vehicle that is primarily engaged in or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Affiliates of competitors of the Borrowers and investment vehicles managed or advised by such Affiliates that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make the investment decisions for such entity.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to (i) fund any portion of its Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Agent, any Lender and/or the Borrowers in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or Borrowers, to confirm that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Designated Intercompany Loan” shall mean, collectively, (a) with respect to the Initial Term Loans made on the Original Effective Date, an intercompany loan made on the Original Effective Date by Operating to Capricorn Holdings in an aggregate principal amount equal to $491,200,000 from the proceeds of such Initial Term Loans and (b) with respect to the Initial Term Loans made on the Restatement Effective Date, (i) an intercompany loan made on the Restatement Effective Date by Operating to Seabras Rig Holdco Kft. in an aggregate principal amount not less than $412,500,000 from the proceeds of such Initial Term Loans and (ii) an intercompany loan made on the Restatement Effective Date by Operating to Seadrill Auriga Hungary Kft in an aggregate principal amount not less than $432,986,113 from the proceeds of such Initial Term Loans, in the case of subclause (i) and subclause (ii), as the obligations in respect of each such intercompany loan may be assigned to, and assumed by, another Guarantor after the Restatement Effective Date.

“Designated Intercompany Note” shall mean, collectively, (a) the note issued by Capricorn Holdings to Operating on the Original Effective Date evidencing the intercompany loan identified in clause (a) of the definition of “Designated Intercompany Loan”, (b) the note issued by Seabras Rig Holdco Kft. to Operating on the Restatement Effective Date evidencing the intercompany loan identified in subclause (i) of clause (b) of the definition of “Designated Intercompany Loan” and (c) the note issued by Seadrill Auriga Hungary Kft. to Operating on the Restatement Effective Date evidencing the intercompany loan identified in subclause (ii) of clause (b) of the definition of “Designated Intercompany Loan”, in the case of clause (b) and (c), as the obligations under each such note may be assigned to, and assumed by, another Guarantor after the Restatement Effective Date.

“DIP Financing” has the meaning specified in Section 10.23(e).

“DIP Financing Liens” has the meaning specified in Section 10.23(e).

“DIP Lenders” has the meaning specified in Section 10.23(e).

“Director” shall mean a member of the Board of Directors.

“Disqualified Equity Interests” shall mean any class or series of Equity Interests that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Loans or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Borrowers in circumstances in which the Lenders would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

“Dollar Equivalent” shall mean, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Drydock, Shipyard Stay and Special Survey Amortization Expense” shall mean, for any period, the amortized amount of all drydock, shipyard stay and special survey expenses in respect of Collateral Vessels of the Borrowers and the Guarantors for such period. Drydock, Shipyard Stay and Special Survey Amortization Expense with respect to any Collateral Vessel of the Borrowers or any Guarantor will be amortized over a period commencing with the fiscal quarter in which any such expense is incurred and ending with the fiscal quarter in which the next drydock, shipyard stay or special survey, as applicable, with respect to such Collateral Vessel is scheduled to occur.

“Earnings” shall mean (i) all freight, hire and passage moneys payable to a Borrower or a Guarantor as a consequence of the operation of a Collateral Vessel owned by such Borrower or Guarantor, including payments of any nature under any Collateral Vessel Contract for use of such Collateral Vessel, (ii) any claim under any guarantee in respect of any Collateral Vessel Contract for use of a Collateral Vessel owned by a Borrower or a Guarantor or otherwise related to freight, hire or passage moneys payable to a Borrower or a Guarantor as a consequence of the operation of any of the Collateral Vessels owned by a Borrower or a Guarantor; (iii) compensation payable to a Borrower or a Guarantor in the event of any requisition of any of the Collateral Vessels owned by a Borrower or a Guarantor; (iv) remuneration for salvage, towage and other services performed by any of the Collateral Vessels owned by a Borrower or a Guarantor and payable to a Borrower or a Guarantor; (v) demurrage and retention money receivable by a Borrower or a Guarantor in relation to any of the Collateral Vessels owned by a Borrower or a Guarantor; (vi) all moneys which are at any time payable under the insurances in respect of loss of Earnings; (vii) if and whenever any Collateral Vessel owned by a Borrower or a Guarantor is employed on terms whereby any moneys falling within clauses (i) through (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Collateral Vessel; and (viii) other money whatsoever due or to become due to a Borrower or a Guarantor in relation to any of the Collateral Vessels owned by a Borrower or a Guarantor.

“Earnings Accounts” shall mean any interest bearing account into which all Earnings derived from each Collateral Vessel Contract (other than any such Earnings payable to a Local Content Subsidiary) shall be deposited or forwarded that is subject to an account control agreement (or other comparable arrangements under U.K. laws or other laws acceptable to the Collateral Agent), except to the extent prohibited by applicable law.

“Earnings Assignment” shall mean, collectively, the first-priority assignments of Earnings in favor of the Collateral Agent given by the Borrowers and the Guarantors in respect of all Earnings derived from the Collateral Vessels and their respective operations, substantially in the form of Exhibit E hereto as the same may be amended, supplemented or modified from time to time.

“Eligible Purchaser” shall have the meaning provided in Section 8.03(a).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that none of the Borrowers, the Guarantors or their respective Subsidiaries shall be an Eligible Transferee other than in connection with an assignment to a Borrower, a Guarantor or a Subsidiary of any of the foregoing in accordance with the terms and subject to the conditions set forth in Section 2.13; provided further that no competitor of the Borrowers, or any Affiliate of a competitor of the Borrowers (such competitors of the Borrowers to be identified in writing to the Administrative Agent, and the Administrative Agent will subsequently make such list of competitors available to the Lenders) that controls such competitor (other than a Debt Fund Affiliate), shall be an Eligible Transferee.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, claims or demands in writing, directives, Liens, notices of noncompliance or violation, subpoenas for witness testimony or documents, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, in each case, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response or remedial actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of alleged injury or threat of injury to health, safety or the environment to the extent due to the Release of or exposure to Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign, national, international or local statute, law, treaty, rule, regulation, ordinance, code, rule of common law and, to the extent having the force and effect of law, convention, guideline or written policy now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the pollution, the environment, natural resources, or health and safety, including CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

“Environmental Liability” shall mean any liability, obligation, loss, claim, action, order, fine, penalty or cost, contingent or otherwise (including natural resource damages, costs of environmental remediation and indemnities), resulting from, arising out of or based upon (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into or to acquire such Capital Stock, whether now outstanding or issued after the Original Effective Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the Original Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrowers or any other Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or any substantially similar provision of foreign law.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; or (i) the occurrence of any event or condition with respect to any Foreign Pension Plan that, under any applicable foreign law, is substantially similar to any of subsections (a) through (h) hereof.

“Eurodollar Rate” shall mean with respect to each Interest Period for any Eurodollar Rate Loan, a rate of interest per annum equal to the higher of (a) the offered rate (rounded upward to four decimal places) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the Interest Determination Date for such Interest Period as is displayed on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen), provided that if on such Interest Determination Date no such rate is so displayed, the Eurodollar Rate for such period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollars deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollars deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at or about 11:00 A.M. (London Time) on the Interest Determination Date for such Interest Period, in each case divided (and rounded upward to four decimal places) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and (b) solely with respect to the Initial Term Loans, 1.00%.

“Eurodollar Rate Loan” shall mean a Loan that bears interest as provided in Section 2.06(a)(ii).

“Event of Default” shall have the meaning provided in Section 8.01(a).

“Event of Loss” shall mean any of the following events:

(a) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel;

(b) the destruction of a Collateral Vessel;

(c) damage to a Collateral Vessel to an extent, determined in good faith by a Financial Officer within 90 days after the occurrence of such damage, as shall make repair thereof uneconomical or shall render such Collateral Vessel permanently unfit for normal use (other than obsolescence); or

(d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Collateral Vessel that shall not be revoked within six months.

An Event of Loss shall be deemed to have occurred:

(i) in the event of the destruction or other actual total loss of a Collateral Vessel, on the date of such loss, or if such date is unknown, on the date such Collateral Vessel was last reported;

(ii) in the event of a constructive, agreed or compromised total loss of a Collateral Vessel, on the date of determination of such total loss;

(iii) in the case of any event referred to in clause (c) above, upon the date of determination; or

(iv) in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

“Event of Loss Offer” shall have the meaning provided in Section 4.02(d).

“Event of Loss Offer Amount” shall have the meaning provided in Section 4.02(d).

“Event of Loss Offer Period” shall have the meaning provided in Section 4.02(d).

“Event of Loss Offer Settlement Date” shall have the meaning provided in Section 4.02(d).

“Event of Loss Offer Termination Date” shall have the meaning provided in Section 4.02(d).

“Event of Loss Proceeds” shall mean all compensation, damages and other payments (including insurance proceeds), net of any taxes or fees and expenses required to be paid in connection with the applicable Event of Loss, received by any Borrower or a Subsidiary of any Borrower, or the Collateral Agent, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

“Excess Loss Proceeds” shall have the meaning provided in Section 4.02(d).

“Excess Proceeds” shall have the meaning set forth in Section 7.22(V).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Property” shall mean the following, whether now owned or at any time hereafter acquired by any Borrower or any Guarantor or in which any Borrower or any Guarantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence: (i) all leasehold real property, all fee simple real property and all other real property; (ii) all Collateral Vessel Contracts; (iii) all equipment and inventory; (iv) any general intangibles, governmental approvals or other rights arising under any contracts, instruments, permits, licenses or other documents if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party (other than (A) to the extent that any such restriction or prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions), if applicable, or any other applicable law (including any Debtor Relief Law) or principles of equity, (B) to the extent that the other party has consented to the granting of a security interest therein or assignment thereof pursuant to the terms hereof or pursuant to a grant or assignment for security purposes generally or (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any such prohibition); (v) all deposit accounts other than Earnings Accounts; (vi) cash and Cash Equivalents securing letters of credit, bank guarantees or similar instruments to the extent any Lien thereon constitutes a Permitted Lien; (vii) any Capital Stock of a Subsidiary that is not a Guarantor; (viii) any Vessel (other than a Collateral Vessel) and the Related Assets for such Vessel (other than the Capital Stock of any Guarantor that also owns a Collateral Vessel); and (ix) any and all proceeds of any of the Excluded Property to the extent constituting Excluded Property described in clauses (i) through (viii) above (other than proceeds of a Collateral Vessel Contract assigned pursuant to an Earnings Assignment).

“Excluded Swap Guarantor” shall mean any Borrower or Guarantor all or a portion of whose Loan Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” shall mean, with respect to any Borrower or Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Borrower or Guarantor of, or the grant by such Borrower or Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, a resident for tax purposes in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.08(i) and Section 4.08(m) (as it relates to Section 4.08(i)), (d) U.K. Excluded Withholding Taxes and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment” shall have the meaning provided in Section 2.14(a).

“Existing Loan” shall have the meaning provided in Section 2.14(a).

“Extended Commitments” shall have the meaning provided in Section 2.14(a).

“Extended Loans” shall have the meaning provided in Section 2.14(a).

“Extending Lender” shall have the meaning provided in Section 2.14(b).

“Extension Amendment” shall have the meaning provided in Section 2.14(c).

“Extension Date” shall have the meaning provided in Section 2.14(d).

“Extension Election” shall have the meaning provided in Section 2.14(b).

“Extension Request” shall have the meaning provided in Section 2.14(a).

“Extension Series” shall mean all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“Fair Market Value” shall mean the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Board of Directors of a Borrower (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Original Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” shall mean each of (a) the fee letter agreement, dated as of February 4, 2014, among Operating, Capricorn Holdings, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Royal Bank of Canada, ABN AMRO Capital USA LLC, HSBC Securities (USA) Inc., ING Bank N.V., BNP Paribas and BNP Paribas Securities Corp., (b) the fee letter agreement, dated as of February 4, 2014, among Operating, Capricorn Holdings and Deutsche Bank AG New York Branch, and (c) the fee letter agreement, dated as of June 9, 2014, among Operating, Capricorn Holdings, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Barclays Bank PLC, Goldman Sachs Bank USA, ABN AMRO Capital USA LLC, BNP Paribas, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank and ING Bank N.V.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3 (including the Commitment Fees).

“Financial Officer” shall mean the chief executive officer, chief financial officer, chief accounting officer, executive vice president, treasurer or controller of a Borrower or any other senior executive officer of such Borrower designated in good faith by the president or the Board of Directors of such Borrower or such Borrower’s general partner as being a financial officer.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrowers or any one or more of the Guarantors primarily for the benefit of employees of the Borrowers or such Guarantors residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made on termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean (i) from the Original Effective Date and until such time, if any, as the Borrowers convert their accounting to IFRS, generally accepted accounting principles in the United States as in effect from time to time and (ii) thereafter, IFRS; provided, however, that when the term GAAP is used in this Agreement with reference to a financial measure or other calculation that is to be made on a consolidated basis under, or in accordance with, GAAP, each Guarantor (by virtue of a Borrower owning at least a majority of the class of Voting Stock (without regard to any limitation on voting power applicable to a holder thereof) or other class of voting equity ownership interest which class is entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions) of such Guarantor) shall be deemed a part of the consolidated group of companies in connection with any determination of such financial measure or calculation.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” shall mean, as applied to any obligation,

(a)	a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantee Agreement” shall mean that certain Guarantee Agreement dated as of the Original Effective Date among the Borrowers, the Guarantors party thereto and the Administrative Agent, substantially in the form of Exhibit B hereto, as amended or supplemented from time to time (including pursuant to the terms of the Amendment and Restatement Agreement) in accordance with its terms.

“Guarantors” shall mean, at any time, each Subsidiary of any Borrower (other than a Borrower) that (i) holds any Collateral Vessel, (ii) holds any Related Assets with respect to any Collateral Vessel or (iii) is a party to a Collateral Vessel Contract (other than, in the case of clauses (ii) and (iii) and subject to the limitations provided in Section 7.21, a Local Content Subsidiary), and any other Subsidiary of a Borrower that is designated as a Guarantor in accordance with Section 7.19(b) that executes a Loan Guarantee, in each case, together with their respective successors and assigns, until the Loan Guarantee of such Person has been released in accordance with the provisions of this Agreement and the other Loan Documents. Notwithstanding the foregoing, (a) Capricorn Holdings shall be a Guarantor in respect of the Secured Obligations of Operating and U.S. Finco attributable to Term Borrowings, Term Commitments and Term Loans and (b) Seadrill Mobile Units (Nigeria) Ltd. shall not be a Guarantor.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances regulated as “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (including prices of bunkers or lubricants) or freight rates.

Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Hedging Obligations” shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

“IFRS” shall mean International Financial Reporting Standards as in effect from time to time.

“HMRC DT Treaty Passport Scheme” shall mean the H.M. Revenue and Customs double taxation treaty passport scheme.

“Incremental Funds” shall have the meaning provided in Section 7.15(b).

“Incur” shall have the meaning provided in Section 7.16(a).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn), other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4) representing Capitalized Lease Obligations of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing Hedging Obligations of such Person; or

(7) representing Attributable Indebtedness,

if and to the extent any of the preceding items (other than letters of credit, Attributable Indebtedness, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indemnified Party” shall have the meaning provided in Section 10.01.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Revolving Commitment” shall mean, with respect to each Initial Revolving Lender, the commitment of such Initial Revolving Lender to make Initial Revolving Loans hereunder during the Revolving Availability Period, expressed as an amount representing the maximum principal amount of such Initial Revolving Lender’s Initial Revolving Exposure hereunder at any time, as such commitment may be increased or reduced from time to time in accordance with the terms of this Agreement. The initial amount of each Initial Revolving Lender’s Initial Revolving Commitment is set forth on Annex I directly below the column entitled “Initial Revolving Commitment”. The aggregate amount of the Initial Revolving Lenders’ Initial Revolving Commitments is $100,000,000.

“Initial Revolving Exposure” shall mean, with respect to any Initial Revolving Lender at any time, the outstanding principal amount of such Lender’s Initial Revolving Loans at such time.

“Initial Revolving Lender” shall mean a Lender with an Initial Revolving Commitment or an outstanding Initial Revolving Loan.

“Initial Revolving Loan” shall mean a Loan made pursuant to Section 2.01(b).

“Initial Revolving Maturity Date” shall mean February 21, 2019, as the same may be extended pursuant to Section 2.14.

“Initial Term Lender” shall mean a Lender with an outstanding Initial Term Loan.

“Initial Term Loan” shall mean a Loan made as contemplated by Section 2.01(a).

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 4.06(a).

“Initial Term Maturity Date” shall mean February 21, 2021, as the same may be extended pursuant to Section 2.14.

“Insolvency or Liquidation Proceeding” shall mean: (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party or (e) any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims.

“Insurance” shall have the meaning provided in Section 7.01(b)(i).

“Insurance Assignment” shall mean, collectively, the first-priority assignments of insurance in favor of the Collateral Agent given by any Borrower or Guarantor in respect of all insurance covering the Collateral Vessels or their respective operations, substantially in the form of Exhibit D hereto as the same may be amended, supplemented or modified from time to time (it being expected that, as of the Restatement Effective Date, the only Insurance Assignments will be those that are entered into with the owners of each of the Collateral Vessels as of such date).

“Insurers” shall have the meaning provided in Section 7.01(b)(ii).

“Interest Determination Date” shall mean, with respect to any Eurodollar Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall mean, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrowers pursuant to the provisions below. The duration of each such Interest Period shall be one-, two-, three- or six-months (or such other period that is twelve months or less, if requested by the Borrowers and consented to by the Administrative Agent and all the applicable Lenders), as the Borrowers may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) if the Borrowers fail to select an Interest Period, then that Interest Period will be three months;

(b) all Eurodollar Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(c) if any Interest Period for a Eurodollar Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(e) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date of such Loans; and

(f) the selection of Interest Periods shall be subject to the provisions of Section 2.06.

“Internal Charterer” shall mean a Guarantor that has entered into a bareboat charter agreement with one or more Vessel Owners in respect of one or more Vessels.

“Investment” shall mean, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees but excluding bank deposits, accounts receivable, trade credit, advances to customers or suppliers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Equity Interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items, in each case that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. In addition, the portion (proportionate to the equity interest in such Guarantor) of the Fair Market Value of the net assets of any Guarantor at the time that such Guarantor is designated no longer to be a Guarantor will be deemed to be an “Investment” that such Borrower made in such Subsidiary at such time. The portion (proportionate to the Borrower’s equity interest in such Guarantor) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated a Guarantor will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Involuntary Transfer” shall mean, with respect to any property or asset of any Borrower or any Guarantor, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“IRS” shall mean the United States Internal Revenue Service.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Annex I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.11 or 10.04(b) or pursuant to a Refinancing Facility Agreement.

“Lender Creditors” shall mean the Lenders holding from time to time outstanding Loans and/or Commitments and the Agents, each in their respective capacities.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Loan” shall mean any loan made by a Lender to the Borrowers pursuant to this Agreement, including pursuant to a Refinancing Facility Agreement or an Extension Amendment.

“Loan Document Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, duties and indebtedness (including all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising thereunder (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) of each Loan Party to the Lender Creditors, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and the due performance and compliance by such Loan Party with all of the terms, conditions and agreements contained in this Agreement and in such other Loan Documents.

“Loan Documents” shall mean this Agreement, the Amendment and Restatement Agreement, each Extension Amendment, each Refinancing Facility Agreement, each Note, each Fee Letter, each Collateral Agreement, the Guarantee Agreement, and, after the execution and delivery thereof, each additional guarantee agreement, additional security document and intercreditor agreement executed pursuant to the terms hereof, and any amendments and waivers to any of the foregoing.

“Loan Guarantees” shall mean, collectively, the guarantees of the Loan Document Obligations, the Secured Cash Management Obligations and the Secured Hedging Obligations made by each Guarantor of the Loan Document Obligations pursuant to the Guarantee Agreement.

“Loan Parties” shall mean, collectively, each Borrower and each Guarantor.

“Local Content Subsidiary” shall mean any Subsidiary of any Borrower that is a party to a Collateral Vessel Contract or otherwise holds the right to receive Earnings attributable to a Collateral Vessel or any Related Assets with respect to such Collateral Vessel for the purpose of satisfying any local content law, regulation or requirement or similar law, regulation or requirement.

“Lost Mortgaged Collateral Vessel” shall have the meaning provided in Section 4.02(a).

“Margin Regulations” shall mean Regulations U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall occur if before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notifications from Lenders holding outstanding Loans at such time (but excluding any Loans purchased by the Borrowers or any of their respective Subsidiaries pursuant to Section 2.13) equal to at least 66 2/3% of the outstanding principal amount of all Loans at such time that (a) the cost to such Lenders of obtaining matching deposits in the London interbank

Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (b) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean (a) a material adverse effect on the operations, business, properties or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity” shall mean, with respect to any Indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Maturity Date” shall mean the Initial Term Maturity Date, the Initial Revolving Maturity Date, the maturity date of any Refinancing Term Loans or the maturity date of any Refinancing Revolving Loans, or any maturity date related to any Extension Series of Extended Loans, as applicable.

“Money Laundering” shall have the meaning given to that term in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean each Ship Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by any Borrower or any Guarantor is granted to secure the Secured Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any Foreign Pension Plan subject to substantially similar provisions of non-U.S. law.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person or any of its Subsidiaries that are Guarantors or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries that are Guarantors; and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by any Borrower or any Guarantor in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, sales commissions, relocation expenses Incurred as a result of such Asset Sale, and taxes paid or payable as a result of such Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, and (2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Tangible Assets” shall mean, as of any date, total assets, less goodwill and other intangible assets and liabilities, in each case as shown in the most recent consolidating financial information of the Borrowers and the Guarantors prepared in accordance with GAAP for which internal consolidating financial information is available immediately preceding the date on which any calculation of Net Tangible Assets is being made.

“Non-Collateral Vessel Sale” shall have the meaning provided in Section 7.22(III).

“Non-Conforming Plan of Reorganization” shall mean any Plan of Reorganization (x) the provisions of which are inconsistent with or in contravention of the provisions hereof, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Sections 4, 8.02 and 10.06 and (y) that has not been approved by the Required Revolving Lenders.

“Non-Guarantor Vessel Owner” shall have the meaning provided in Section 7.16(b)(xvii).

“Non-U.S. Security Agreement” shall mean a pledge and security agreement or a similar agreement, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Borrowers, among the applicable Borrowers and Guarantors (or, in the case of any Capital Stock of a Guarantor owned by Seadrill Limited, Seadrill Limited), pursuant to which (x) the Capital Stock of each Guarantor organized under the laws of a particular jurisdiction other than the United States and (y) if reasonably requested by the Administrative Agent, any other material assets held by such Borrowers and Guarantors organized under the laws of such jurisdiction, in each case are pledged to the Collateral Agent to secure the Secured Obligations (but, in each case, excluding any Excluded Property and any assets that are pledged pursuant to another Collateral Agreement).

“Note” and “Notes” shall have the meanings provided in Section 2.04.

“Notice of Borrowing” shall have the meaning provided in Section 2.02(a).

“Notice Office” shall mean the office of the Administrative Agent located at 60 Wall Street, 2nd Floor, New York, New York 10005, Attn: Agency Transactions, (646) 461-8448, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Officer” shall mean, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Managing Director or any Vice-President of such Person.

“Officer’s Certificate” shall mean a certificate signed by an Officer of a Borrower, a Guarantor or a surviving entity of a Borrower or a Guarantor, as the case may be.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Operating” shall have the meaning assigned to such term in the preamble of this Agreement.

“Original Credit Agreement” shall mean the Credit Agreement dated as February 21, 2014, among the Borrowers, the lenders party thereto from time to time, the Administrative Agent and the Collateral Agent (as amended, restated, supplemented or otherwise modified prior to the Restatement Effective Date).

“Original Effective Date” shall mean February 21, 2014.

“Other Agents” shall have the meaning provided in Section 9.11.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any such Taxes that are (a) Other Connection Taxes imposed with respect to a Lender’s assignment of all or a portion of its rights and obligations under this Agreement (other than an assignment made at the request of the Borrowers pursuant to Section 2.11) or (b) arise as a result of the voluntary registration by any Lender of a Loan Document (which shall not, for the avoidance of doubt, include registration effected by a Lender in order to be able to rely on the Loan Document in question for any particular purpose).

“Owner’s Insurance Broker” shall have the meaning provided in Section 7.01(b)(ii).

“Participant” shall have the meaning provided in Section 10.04(c).

“Participant Register” shall have the meaning provided in Section 10.04(c).

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment Default” shall have the meaning provided in Section 8.01(5).

“Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, 2nd Floor, New York, New York 10005, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage” of any Lender in respect of any Class of Commitments or Loans at any time shall mean a fraction (expressed as a percentage) the numerator of which is the amount of such Commitment (or, after the termination thereof, the outstanding principal amount of such Loans) of such Lender and the denominator of which is the aggregate amount of the Commitments (or, after the termination thereof, the aggregate outstanding principal amount of all such Loans) of all of the Lenders at such time; provided that, for the avoidance of doubt, if any of the Borrowers, Guarantors or any of their respective Subsidiaries purchases any Loans pursuant to Section 2.13, such Loans so purchased shall be excluded for the purposes of making a determination of the Percentage of any Lender.

“Perfection Certificate” shall mean a certificate in the form of Exhibit F.

“Permitted Business” shall mean (a) any businesses, services or activities engaged in by any Borrower or any Guarantor on the Original Effective Date and (b) any businesses, services and activities engaged in by any Borrower or any Guarantor that are related, complementary, incidental, ancillary or similar to any of the foregoing referred to in clause (a) of this definition or are extensions or developments of any thereof.

“Permitted Collateral Liens” shall mean Liens described in clauses (c), (d), (e), (f), (g), (h), (i), (m), (s) and (u) of the definition of “Permitted Liens.”

“Permitted Debt” shall have the meaning provided in Section 7.16(b).

“Permitted Equipment Lien” shall mean any Lien Incurred and permitted to exist pursuant to clause (p) of the definition of “Permitted Lien”.

“Permitted Investments” shall mean any of the following:

(a)	Investments in a Borrower or a Guarantor (including the Designated Intercompany Loan);

(b)	Investments in cash or Cash Equivalents;

(c)	Investments by a Borrower or a Guarantor in a Person, if as a result of such Investment:

(i)	such Person becomes a Guarantor; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Borrower and a Guarantor;

(d)	Investments in Loans and any other Indebtedness of a Borrower or a Guarantor;

(e)	Investments existing on the Original Effective Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Original Effective Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Original Effective Date or (ii) as otherwise permitted under this Agreement;

(f)	Investments acquired after the Original Effective Date as a result of the acquisition by a Borrower and a Guarantor of another Person, including by way of a merger, amalgamation or consolidation with or into a Borrower and a Guarantor in a transaction that is not prohibited by Section 7.14 after the Original Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(g)	Investments in Hedging Obligations permitted under Section 7.16(b)(viii);

(h)	any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(i)	Investments in receivables owing to a Borrower or a Guarantor created or acquired in the ordinary course of business;

(j)	any Investment to the extent made using as consideration Equity Interests of a Borrower (other than Disqualified Equity Interests); provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under Section 7.15(b)(iii)(A);

(k)	Investments of a Borrower or a Guarantor that constitute Indebtedness incurred in connection with a transaction where (x) such Indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating immediately prior to the time such transaction is entered into of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (y) a substantially concurrent Investment is made by such Borrower or such Guarantor in the form of cash deposited with the lender of such Indebtedness, or a Subsidiary or Affiliate thereof, in amount equal to such Indebtedness;

(l)	any guarantee of Indebtedness permitted to be incurred by Section 7.16;

(m)	[Reserved];

(n)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) that are at the time outstanding not to exceed the greater of (x) $125,000,000 and (y) 4.0% of Net Tangible Assets; provided, that if an Investment is made pursuant to this clause in a Person that is not a Guarantor and such Person subsequently becomes a Guarantor or is subsequently designated a Guarantor pursuant to Section 7.19, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to (c) of the definition of “Permitted Investments” and not this clause;

(o)	(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts and (ii) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(p)	any Investments received in connection with an Asset Sale pursuant to Section 7.22 or any other disposition of assets permitted under this Agreement;

(q)	any Investments referred to in, and permitted by, Section 7.12(b)(ix); and

(r)	any Investment constituting a Permitted Lien.

“Permitted Jurisdiction” shall mean any of the United States of America, any State of the United States or the District of Columbia, Canada, any province of Canada, the Islands of the Bahamas, the Islands of Bermuda, the British Virgin Islands, the Cayman Islands, the Marshall Islands, Norway, Switzerland, any Member State of the Pre-Expansion European Union (other than France), or Hungary.

“Permitted Liens” shall mean the following types of Liens:

(a)	Liens existing on the Original Effective Date;

(b)	Liens on any property or assets of a Guarantor granted in favor of any Borrower or any Guarantor;

(c)	Liens on any of any Borrower’s or any Guarantor’s property or assets securing the Secured Obligations;

(d)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any Guarantor in the ordinary course of business;

(e)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(f)	Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(g)	Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(h)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Borrowers and the Guarantors on the properties subject thereto, taken as a whole;

(i)	Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(j)	Liens on property or assets of, or on shares of Equity Interests or on Indebtedness of, any Person existing at the time such Person becomes a Guarantor; provided that such Liens (i) do not extend to or cover any property or assets of any Borrower or any Guarantor other than the property or assets of, or shares of Equity Interests or on Indebtedness of, such acquired Guarantor and (ii) were not created in connection with or in contemplation of such acquisition, merger or consolidation;

(k)	Liens on property or assets existing at the time such property or assets are acquired, including any acquisition by means of a merger with or into or consolidation with, any Borrower or any Guarantor; provided that such Liens (i) do not extend to or cover any property or assets of any Borrower or any Guarantor other than (A) the property or assets acquired or (B) the property or assets of the Person merged with or into or consolidated with a Borrower or a Guarantor and (ii) were not in connection with or in contemplation of such acquisition, merger or consolidation;

(l)	Liens securing any Borrower’s or any Guarantor’s Hedging Obligations permitted under Section 7.16(b)(viii);

(m)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) or deposits to secure public or statutory obligations of any Borrower or any Guarantor or deposits of cash or government bonds to secure performance, bid, surety or appeal bonds and completion bonds and guarantees to which any Borrower or any Guarantor is a party, or deposits as security for contested import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(n)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(o)	Liens incurred in connection with a cash management program established in the ordinary course of business;

(p)	Liens on (i) any Capital Stock of a Subsidiary that is not a Guarantor and that is owned by a Borrower or a Guarantor securing Indebtedness or other obligations of such Subsidiary or securing Indebtedness of any Borrower or any Guarantor permitted to be incurred pursuant to Sections 7.16(a), 7.16(b)(ix), 7.16(b)(x) or 7.16(b)(xvii) and (ii) any property or assets of any Vessel Owner or on the earnings, bank accounts or insurance contracts and rights thereunder and any related proceeds of any Internal Charterer (excluding, for the avoidance of doubt any assignment or pledge of any charter contract and, in each case, excluding any Collateral), in each case securing Indebtedness of any Borrower or any Guarantor permitted to be incurred pursuant to Sections 7.16(b)(ix), 7.16(b)(x) or 7.16(b)(xvii);

(q)	Liens incurred to secure Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided that the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions thereof);

(r)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Borrower or any Guarantor securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)	Liens incurred in the ordinary course of business of any Borrower or any Guarantor arising from Vessel chartering, drydocking, maintenance, the furnishing of supplies and bunkers to Vessels, repairs and improvements to Vessels, crews’ wages and maritime Liens (other than in respect of Indebtedness);

(t)	leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(u)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(v)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(w)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of any Borrower’s or any Guarantor’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(x)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by any Borrower or any Guarantor on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15% of the net cash proceeds of such disposal;

(y)	limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Guarantors securing obligations of such joint ventures;

(z)	[Reserved];

(aa)	Liens for salvage; and

(bb)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (bb); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

“Permitted Refinancing Indebtedness” shall mean any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness of a Borrower or a Guarantor or pursuant to this definition, including any successive refinancings, so long as:

(a)	such Indebtedness is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)	the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(c)	the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being refinanced;

(d)	the new Indebtedness is not senior in right of payment to the Indebtedness that is being refinanced;

(e)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(f)	such Indebtedness is unsecured if the Indebtedness being refinanced is unsecured;

provided that Permitted Refinancing Indebtedness will not include Indebtedness of a Borrower or any Guarantor that refinances Indebtedness of a Subsidiary of a Borrower or a Guarantor that is not a Guarantor.

“Permitted Repairs” shall mean, with respect to any Substitute Vessel, repairs which, in the reasonable judgment of the Borrowers, are required to be made to such Substitute Vessel upon acquisition and which are made within 120 days of the acquisition thereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrowers or a Subsidiary of the Borrowers or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrowers, or a Subsidiary of the Borrowers or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Platform” shall have the meaning provided in Section 10.03(d)(i).

“Pledged Securities” shall mean physical stock certificates representing the Equity Interests of each Guarantor and U.S. Finco, to the extent such Equity Interests are certificated.

“Pre-Expansion European Union” shall mean the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Preferred Stock” shall mean, with respect to any Person, Equity Interests of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person whether now outstanding, or issued after the Restatement Effective Date, and including, without limitation, all classes and series of preferred or preference stock of such Person; provided that accrued non-cash dividends with respect to any Preferred Stock shall not constitute Preferred Stock for the purposes of Section 7.16.

“Prime Rate” shall mean the rate which the Administrative Agent publicly announces from time to time as its prime lending rate. The Prime Rate shall change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Forma Balance Sheets” shall have the meaning provided in Section 6.05(a).

“Projections” shall mean the detailed projected consolidated financial statements of the Borrowers and the Guarantors for the four fiscal years ending after the Original Effective Date, which projections shall (a) reflect the forecasted consolidated financial condition of the Borrowers and the Guarantors after giving effect to the financing hereof, and (b) be prepared and approved by an Authorized Representative of the Borrowers.

“Qualified Equity Interests” of any Person shall mean any and all Equity Interests of such Person other than Disqualified Equity Interests.

“Qualifying Holder” shall mean Seadrill Limited, SDLP and their respective Affiliates.

“Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) a Lender (a) which is a bank (as defined for the purpose of section 879 of the U.K. Income Tax Act 2007) making an advance under a Loan Document and is within the charge to the United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the U.K. Corporation Tax Act 2009; or (b) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the U.K. Income Tax Act 2007) at the time that that advance was made and within the charge to the United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a U.K. Treaty Lender.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Original Effective Date, commencing on March 31, 2014.

“Ready for Sea Cost” shall mean, with respect to a Vessel to be acquired or leased by any Borrower or any Guarantor, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinancing Commitment” shall mean a Refinancing Revolving Commitment or a Refinancing Term Commitment.

“Refinancing Facility Agreement” shall mean a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.17.

“Refinancing Lenders” shall mean, collectively, the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” shall mean, collectively, the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Prepayment” shall have the meaning provided in Section 2.15.

“Refinancing Revolving Commitments” shall have the meaning provided in Section 2.17(a).

“Refinancing Revolving Lender” shall have the meaning provided in Section 2.17(a).

“Refinancing Revolving Loans” shall have the meaning provided in Section 2.17(a).

“Refinancing Term Commitments” shall have the meaning provided in Section 2.17(a).

“Refinancing Term Lender” shall have the meaning provided in Section 2.17(a).

“Refinancing Term Loans” shall have the meaning provided in Section 2.17(a).

“Register” shall have the meaning provided in Section 10.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Assets” shall mean, with respect to any Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Vessel, (ii) the Capital Stock of any Guarantor owning such Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of such Vessel, (iv) any Earnings (other than Earnings payable to a Local Content Subsidiary) derived from the use or operation of such Vessel and/or any account to which such Earnings are deposited (with Earnings, when used in this clause (iv) with respect to any Vessel that is not a Collateral Vessel, meaning earnings of the type described in the definition “Earnings” with respect to such Vessel), (v) any charters, operating leases, Vessel purchase options and related agreements with respect to such Vessel entered into and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to such Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Vessel and any asset reasonably related, ancillary or complementary thereto; provided that Related Assets shall not include Excluded Property.

“Related Parties” shall mean, with respect to any Person, the directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

“Release” shall mean any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating, into, or upon the environment, or at, within or from any Vessel, including any land or water or air.

“Replaced Lender” shall have the meaning provided in Section 2.11.

“Replacement Lender” shall have the meaning provided in Section 2.11.

“Replacement Vessel” shall have the meaning provided in the definition of “Collateral Vessel”.

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Loans and unused Commitments at such time represent an amount greater than 50% of the aggregate outstanding Loans and unused Commitments at such time; provided that (i) for the avoidance of doubt, if any of the Borrowers, Guarantors or any of their respective Subsidiaries purchases any Loans pursuant to Section 2.13, such purchased Loans shall be excluded for the purposes of making a determination of Required Lenders and (ii) the unused Revolving Commitment of, and the portion of the total outstanding amount of Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders having more than 50% of the sum of the (a) total outstanding amount of all Revolving Loans and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the total outstanding amount of Revolving Loans held or deemed held by, any Defaulting Lender or by any Affiliate of any Borrower shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Secured Parties” shall mean, at any time, the Lenders and Secured Counterparties the sum of whose (x) in the case of Lenders, outstanding Loans and unused Commitments at such time and (y) in the case of Secured Counterparties, outstanding Secured Hedging Obligations (if any) at such time, represent an amount greater than 50% of the sum of the aggregate outstanding Commitments (or after the termination thereof, outstanding principal amount of Loans) and Secured Hedging Obligations of all Lenders and Secured Counterparties at such time; provided that for the avoidance of doubt, if the Borrowers, the Guarantors or any of their respective Subsidiaries purchase any Loans pursuant to Section 2.13, such purchased Loans shall be excluded for the purposes of making a determination of Required Secured Parties.

“Required Term Lenders” shall mean, at any time, Lenders having more than 50% of the sum of the (a) total outstanding amount of all Term Loans and (b) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the total outstanding amount of Term Loans held or deemed held by, any Defaulting Lender or by any Borrower or any Affiliate of a Borrower shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case having the force and effect of law and being applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restatement Effective Date” shall have the meaning provided in the first paragraph of Section 5.01.

“Restricted Information” shall mean material non-public information with respect to the Borrowers or their Subsidiaries or with respect to the securities of any such Person.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 7.15.

“Returns” shall have the meaning provided in Section 6.08.

“Revolving Availability Period” shall mean the period from and including the Original Effective Date to but excluding the earlier of the Initial Revolving Maturity Date and the date of termination of the Initial Revolving Commitments.

“Revolving Borrower” shall mean each of Operating, Capricorn Holdings and U.S. Finco.

“Revolving Commitments” shall mean the Initial Revolving Commitments and the Refinancing Revolving Commitments, if any (and any Extended Commitments in respect of any such Class of Revolving Commitments).

“Revolving Lender” shall mean a Lender with a Revolving Commitment or an outstanding Revolving Loan.

“Revolving Loans” shall mean the Initial Revolving Loans and the Refinancing Revolving Loans, if any (and any Extended Loans in respect of any such Class of Revolving Loans).

“Revolving Obligations” shall mean all Loan Document Obligations relating to the Revolving Loans and the Revolving Commitments. For the avoidance of doubt, the term “Revolving Obligations” includes all interest and fees in respect of Revolving Loans that accrue after the commencement by or against any Loan Party of any Insolvency or Liquidation Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (including claims disallowed as a result of Revolving Obligations and the other Secured Obligations being treated as part of the same class in any Insolvency or Liquidation Proceeding).

“S&P” shall mean Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrowers or any of the Guarantors of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrowers or such Guarantor to such Person in contemplation of such leasing.

“SDLP” shall mean Seadrill Partners LLC, a Marshall Islands limited liability company.

“Seadrill Limited” shall mean Seadrill Limited, a Bermuda company.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(c).

“Secured Cash Management Obligations” shall mean, if requested by the Borrowers in writing to the Administrative Agent and the Collateral Agent, the due and punctual payment of any and all obligations of any Loan Party (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of treasury, depository or other cash management services that (a) were in effect on the Original Effective Date with a counterparty that was an Agent or an Affiliate of an Agent as of the Original Effective Date, (b) are owed to an Agent or an Affiliate thereof, or to any Person that, at the time such obligations were incurred, was an Agent or an Affiliate thereof, (c) were owed on the Original Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Original Effective Date or (d) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Counterparties” shall have the meaning provided in Section 9.12.

“Secured Hedging Obligations” shall mean the due and punctual payment of any and all obligations of any Loan Party arising under each hedging agreement. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Obligations” shall mean (a) the Loan Document Obligations, (b) any and all sums advanced by the Collateral Agent or the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (c) the Secured Hedging Obligations, (d) the Secured Cash Management Obligations and (e) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Loan Parties referred to in clause (a) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder or under any Collateral Agreement, together with reasonable attorneys’ fees and court costs.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Secured Counterparties, the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document (it being understood that no such beneficiary shall have any consent rights under this Agreement or any other Loan Document, except in its capacity as the Administrative Agent, the Collateral Agent, a Lender or a Secured Counterparty), and the successors and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Security Agreement” shall mean the Pledge and Security Agreement dated as of the Original Effective Date among the Grantors (as defined therein) from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit C hereto, as amended or supplemented from time to time in accordance with its terms.

“Security Trustee” shall have the meaning provided in Section 9.12.

“Ship Mortgage” shall mean, collectively, the first naval mortgages and other instruments such as deeds over the Collateral Vessels, each duly registered in the ship registry appropriate for such Collateral Vessel in favor of the Collateral Agent, substantially in the form of Exhibit J hereto, as the same may be amended, supplemented or modified from time to time.

“Ship Registry” shall mean the ship registry of an Acceptable Ship Registry or such other ship registry as is consented to by each of the Lenders and Secured Counterparties in accordance with Section 7.03(b).

“Specified Default” shall mean any Default or Event of Default under clause (1), (2), (4) (solely with respect to a failure to comply with Section 7.18) or (10) of Section 8.01(a).

“Specified Existing Class” shall have the meaning provided in Section 2.14(a).

“Stated Maturity” shall mean, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or any installment thereof or such installment of interest, respectively, is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment thereof, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrowers that is subordinated in right of payment to the Loans; provided, that no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

“Subsidiary” shall mean, with respect to any Person:

(a)	a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest of each class of securities which are entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of any Borrower (other than U.S. Finco).

“Substitute Vessel” shall mean a drilling rig or drillship that is used or useful in the Permitted Business.

“Swap Obligations” shall mean, with respect to the Borrowers or any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Tax Credit” shall mean a credit against, relief or remission for, or repayment of any Tax.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrower” shall mean each of Operating and U.S. Finco.

“Term Commitments” shall mean the Refinancing Term Commitments, if any (and any Extended Commitments in respect of any such Class of Term Commitments).

“Term Loans” shall mean the Initial Term Loans and the Refinancing Term Loans, if any (and any Extended Loans in respect of any such Class of Term Loans).

“Term Lenders” shall mean a Lender with a Term Commitment or an outstanding Term Loan.

“Transactions” shall mean, collectively, (a) the consummation of the 2014 Restatement Refinancing, (b) the entering into of the Loan Documents and (c) the payment of fees and expenses in connection with the foregoing.

“Treaty” shall have the meaning provided in the definition of the term “U.K. Treaty State”.

“Type” shall mean a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“U.K. Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2, duly completed and filed by Capricorn Holdings within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by a Lender either (i) under Annex I or (ii) if the Lender is not a party to this Agreement at the Original Effective Date, to Capricorn Holdings and the Administrative Agent (or in the Assignment and Assumption Agreement or a Refinancing Facility Agreement).

“U.K. Excluded Withholding Taxes” shall mean:

(a) any deduction or withholding for or on account of Taxes imposed by the U.K. from a payment under any Revolving Loan where:

(i) the payment could have been made to the relevant Lender without any deduction or withholding if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(ii) the relevant Lender is a U.K. Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax deduction had that Lender complied with its obligations under Section 4.08(k) or 4.08(l) (as applicable); and

(b) so much of any deduction or withholding for or on account of Taxes imposed by the U.K. from a payment under a Term Loan as Operating is able to demonstrate would not have been required had the relevant Lender complied with its obligations under section 4.08(l).

“U.K. Treaty Lender” shall mean a Lender which:

(i) is treated as a resident of a U.K. Treaty State for the purposes of the Treaty (as defined in the definition of “U.K. Treaty State”);

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii) meets all other conditions in the relevant Treaty for full exemption from Taxes imposed by the U.K. on interest, except that for this purpose it shall be assumed that the following are satisfied:

(A) any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower making the applicable payment and a Lender or between both of them and another person, or to the amounts or terms of any Loan; and

(B) any necessary procedural formalities.

“U.K. Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Taxes imposed by the U.K. on interest.

“United Kingdom” and “U.K.” shall each mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Finco” shall have the meaning assigned to such term in the preamble of this Agreement.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.08(i)(ii)(B)(c).

“Unrestricted Cash” shall mean, with respect to any Person, as of any date of determination, cash and Cash Equivalents owned by such Person that, in each case, are not controlled by or subject to any Lien in favor of any creditor, other than Liens permitted under clause (c) of the definition of “Permitted Liens”.

“Vessel” shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in a Permitted Business, in each case together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Capital Stock of any special purpose entity that owns a Vessel as described above.

“Vessel Owner” shall have the meaning set forth in Section 7.16(b)(ix).

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or persons performing similar functions) of such Person; provided that with respect to a limited partnership or other entity which does not have directly a board of directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“West Aquarius/West Capella/West Sirius Facility” shall mean the credit facility under the Amended and Restated Senior Secured Credit Facility Agreement originally dated as of June 30, 2009, as amended by a first amendment agreement dated as of September 3, 2010, as further amended by a second amendment and restated agreement dated as of October 15, 2012 and as further amended by a third amendment and restatement agreement dated as of December 13, 2013, by and among Seadrill Limited, the banks and financial institutions named therein and Nordea Bank Norge ASA, as agent.

“West Auriga Facility” shall mean the Amended and Restated Senior Secured Credit Facility Agreement dated 21 March 2014, among Seadrill Auriga Hungary Kft., Seadrill Tellus Ltd. and Seadrill Vela Hungary Kft., as Borrowers, Seadrill Limited, as Parent, the guarantors party thereto, ING Bank N.V., as Agent, the lenders party thereto and the other parties thereto.

“West Capricorn Facility” shall mean, collectively, (a) the Amended and Restated Senior Secured Term Loan Facility Agreement dated 10 October 2012, among Seadrill Limited, the guarantors party thereto, DNB Bank ASA, as GIEK Facility Agent, the lenders party thereto and the other parties thereto and (b) the Amended and Restated Senior Secured Term Loan and Revolving Credit Facility Agreement dated 10 October 2012, among Seadrill Limited, the guarantors party thereto, DNB Bank ASA, as Agent, the lenders party thereto and the other parties thereto.

“West Leo Facility” shall mean the credit facility under the Amended and Restated Senior Secured Credit Facilities Agreement originally dated as of January 31, 2011, as amended by an amendment and restatement agreement dated as of December 10, 2013, by and among Seadrill Limited, the banks and financial institutions named therein and DNB Bank ASA, as successor agent to Lloyds Bank plc.

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or any liability to a Foreign Pension Plan that is subject to any substantially similar provision of non-U.S. law.

1.02. Terms Generally; Accounting Terms; GAAP.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, provided that, if any Borrower notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change in GAAP (including any conversion of the Borrowers’ accounting to IFRS) occurring after the Original Effective Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c) The words “include,” “includes” and “including” as used herein shall be deemed to be followed by the phrase, “without limitation.”

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent refinancings, replacements, amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation.

1.03. Effect of Amendment and Restatement. The parties hereto acknowledge and agree that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Secured Obligations under, and as such term is defined in, the Original Credit Agreement, (b) such Secured Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of such Secured Obligations are in all respects continuing and in full force and effect with respect to all Secured Obligations, except to the extent otherwise required by local law, (d) all references in the other Loan Documents to the “Credit Agreement” shall be deemed to refer without further amendment to this Agreement and (e) nothing in this Agreement or in the Amendment and Restatement Agreement shall constitute a waiver of, or otherwise affect, any Default that exists on the Restatement Effective Date.

SECTION 2. Amount and Terms of Loans.

2.01. The Loans.

(a) Initial Term Loans. Subject to the terms and conditions set forth herein or in the Amendment and Restatement Agreement, each Initial Term Lender made an Initial Term Loan to the Term Borrowers on or prior to the Restatement Effective Date. The Initial Term Loans (x) are denominated in Dollars and (y) bear interest in accordance with Section 2.06. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), (i) the funded portion of the Initial Term Loans made on the Original Effective Date by the Initial Term Lenders was equal to 99.0% of the principal amount thereof (it being agreed that the full principal amount of each such Initial Term Loan was deemed outstanding on the Original Effective Date and the Term Borrowers shall be obligated to repay 100% of the principal amount of each such Initial Term Loan as provided hereunder) and (ii) the funded portion of the Initial Term Loans made on the Restatement Effective Date by the Initial Term Lenders was equal to 98.5% of the principal amount thereof (it being agreed that the full principal amount of each such Initial Term Loan was deemed outstanding on the Restatement Effective Date and the Term Borrowers shall be obligated to repay 100% of the principal amount of each such Initial Term Loan as provided hereunder).

(b) Initial Revolving Loans. Subject to the terms and conditions set forth herein, each Initial Revolving Lender severally agrees to make Initial Revolving Loans to the Revolving Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount that will not result in such Initial Revolving Lender’s Initial Revolving Exposure exceeding such Initial Revolving Lender’s Initial Revolving Commitment or the Aggregate Initial Revolving Exposure exceeding the Aggregate Initial Revolving Commitment. Each borrowing of Initial Revolving Loans shall consist of Initial Revolving Loans made simultaneously by the Initial Revolving Lenders on the applicable borrowing date in accordance with their respective Percentage. The Initial Revolving Loans: (x) shall be denominated in Dollars and (y) shall bear interest in accordance with Section 2.06. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Initial Revolving Loans.

(c) The obligations of (i) the Term Borrowers hereunder and under the other Loan Documents with respect to any Term Borrowing (including any interest, fees and other amounts in respect thereof) and the repayment or prepayment thereof shall be joint and several and (ii) the Revolving Borrowers hereunder and under the other Loan Documents with respect to any Revolving Borrowing (including any interest, fees and other amounts in respect thereof) and the repayment or prepayment thereof shall be joint and several.

2.02. Notice of Borrowing.

(a) When the Borrowers desire to incur Loans hereunder, an Authorized Representative of the Borrowers shall give the Administrative Agent at the Notice Office at least (x) in the case of the borrowing of Eurodollar Rate Loans, three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) or (y) in the case of the borrowing of Base Rate Loans, one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), in each case, of the Loans to be incurred hereunder, provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York time) on such day. Such written notice or written confirmation of telephonic notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.08, shall be irrevocable and shall be given in writing by the Borrowers in the form of Exhibit G, appropriately completed to specify (i) the Class of the Loans to be incurred pursuant to the Borrowing, (ii) the aggregate principal amount of the Loans to be incurred pursuant to the Borrowing, (iii) the date of the Borrowing (which shall be a Business Day), (iv) the Type of Loans comprising the Borrowing, (v) in the case of Eurodollar Rate Loans, the initial Interest Period to be applicable to such Eurodollar Rate Loans and (vi) to which accounts the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each applicable Lender notice of the Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. If the Borrowers fail to specify a Type of Loan in the Notice of Borrowing, then the Loans shall be made as Base Rate Loans.

(b) Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of the Borrowing or a prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Representative of the Borrowers prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Loans, as the case may be, absent manifest error.

(c) Each Borrowing of Eurodollar Rate Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and each Borrowing of Base Rate Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Borrowings of Eurodollar Rate Loans outstanding. Notwithstanding the foregoing, a Borrowing of Revolving Loans that are Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitments.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to Convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

2.03. Disbursement of Funds. No later than 11:00 a.m. (New York time) on the date specified in the Notice of Borrowing, each Lender will make available its Percentage of the Borrowing. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the Borrowers (prior to 1:00 p.m. (New York time) to the extent of funds actually received by the Administrative Agent prior to 11:00 a.m. (New York time) on such day) at the Payment Office, in the accounts specified in the Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may in its sole discretion (but shall not, for the avoidance of doubt, be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and such amount is advanced to the Borrowers by the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the Borrowing, as determined pursuant to Section 2.06. Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.04. Notes. (a) The Borrowers’ obligation to pay the principal of, and interest on, the Loans of any Class made by each Lender shall be joint and several and shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 10.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit H-1 or Exhibit H-2, as applicable, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).

(b) The Note issued to each Lender that has made a Loan shall (i) be executed by the Borrowers, (ii) be payable to such Lender or its registered assigns, (iii) be in a stated principal amount equal to the Class of Loan made by such Lender and be payable in the outstanding principal amount of the Loan evidenced thereby, (iv) mature on the applicable Maturity Date, (v) bear interest as provided in Section 2.06, (vi) be subject to voluntary prepayment and mandatory repayment as provided herein, and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) Each Lender will note on its internal records the amount of the Loan of each Class made by it and each payment in respect thereof and, prior to the surrender of a Note pursuant to Section 10.15, will record on the reverse side thereof the outstanding principal amount of Loans of such Class evidenced thereby. Failure to make any such notation or any error in such notation or endorsement shall not affect the Borrowers’ obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any

Lender to request or obtain a Note evidencing its Loans to the Borrowers of any Class shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Loan Document Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans of any Class, the Borrowers shall (at their expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.05. Pro Rata Borrowings. The Borrowings of Loans of any Class under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments in respect of such Class. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.06. Interest.

(a) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears (1) quarterly on each Quarterly Payment Date, (2) on the date such Base Rate Loan shall be Converted, (3) on the date of any repayment or prepayment (on the amount repaid or prepaid), except in the case of a prepayment of Revolving Loans without a permanent reduction in the applicable Commitments, (4) at maturity (whether by acceleration or otherwise) and (5) after such maturity, on demand.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (1) the Eurodollar Rate for such Interest Period for such Loan plus (2) the Applicable Margin in effect from time to time, payable in arrears (1) on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, (2) on the date such Eurodollar Rate Loan shall be Converted, (3) on the date of any repayment or prepayment (on the amount repaid or prepaid), (4) at maturity (whether by acceleration or otherwise) and (5) after such maturity, on demand.

(b) Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on (i) the overdue outstanding principal amount of each Loan, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.06(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (i) or (ii) of Section 2.06(a), as applicable and (ii) to the fullest extent permitted by applicable law, the amount of any overdue interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Creditor that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Initial Revolving Loans that are Base Rate Loans pursuant to clause (i) of Section 2.06(a).

(c) Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02, a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the definition thereof, the Administrative Agent shall give notice to the Borrowers and each applicable Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of Section 2.06(a), and the applicable rate, if any, furnished by the Administrative Agent for the purpose of determining the applicable interest rate under clause (a)(ii) above. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.07. Conversion of Loans.

(a) Optional. The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior (or, in the case of the conversion of a Eurodollar Rate Loan into a Base Rate Loan, on the Business Day prior) to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.08, Convert all or any portion of the Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than (i) with respect to Eurodollar Rate Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) with respect to Base Rate Loans, $500,000 or an integral multiple of $100,000 in excess thereof, no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(c), and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their applicable Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the identity, amount and Class of the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans; provided that if no notice of Conversion is provided for any Eurodollar Rate Loan by the time and date specified above or if the Borrowers fail to select an Interest Period for such Loan in a notice of Conversion, then that Eurodollar Rate Loan shall be converted to a Eurodollar Rate Loan with an Interest Period of three months as of the last day of the expiring Interest Period. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

(b) Mandatory. Upon the occurrence and during the continuance of any Event of Default (in the case of an Event of Default under Section 8.01(a)(10), automatically, and in the case of any other Event of Default, upon the request of the Required Lenders), (1) each Eurodollar Rate Loan will on the last day of the then existing Interest Period therefor, Convert into a Eurodollar Rate Loan having an Interest Period of one month and (2) the obligation of the Lenders to make, or to Convert Loans into, or to continue Loans as, Eurodollar Rate Loans having an Interest Period in excess of one month shall be suspended.

2.08. Increased Costs, Illegality, Market Disruption, etc. (a) If (i) any Recipient shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that such Recipient shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any change since the Original Effective Date in any applicable law, treaty or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity requirements or changes therein or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (1) any such introduction, effectiveness or change subjecting any Recipient to any Tax with respect to its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than any Excluded Tax), but without duplication of any amounts payable in respect of Taxes or Indemnified Taxes pursuant to Section 4.08, (2) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate or (3) a change that will have the effect of increasing the amount of capital adequacy or liquidity required or requested by an applicable governmental regulatory authority to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments or Loans made hereunder or its obligations hereunder, or (ii) at any time, that the making or continuance of any Eurodollar Rate Loan has been made unlawful by any law or governmental rule, regulation or order or any central bank or other governmental body or authority shall assert that it is unlawful;

then, and in any such event, such Recipient shall promptly give notice (by telephone confirmed in writing) to the Borrowers and, in the case of clause (ii) of this Section 2.08(a), to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders); thereafter (1) in the case of clause (i) above, the Borrowers agree (to the extent applicable), to pay to such Recipient, upon its written demand therefor, such additional amounts as shall be required to compensate such Recipient or such other corporation for the increased costs or reductions to such Recipient or such other corporation and (2) in the case of clause (ii) of this Section 2.08(a), the Borrowers shall take one of the actions specified in Section 2.08(b). In determining such additional amounts, each Recipient will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Recipient’s determination of compensation owing under this Section 2.08(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Recipient, upon determining that any additional amounts will be payable pursuant to this Section 2.08(a), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided, however, that no Loan Party shall be required to indemnify any Recipient pursuant to this Section 2.08(a) for any additional amounts incurred by such Recipient more than 180 days prior to the date on which such Recipient provides notice to the Borrowers seeking payment of such additional amounts. In the case of the circumstances described in the first sentence of this clause (ii), the obligation of the Lenders to make, or to Convert Loans into, or to continue Loans as, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

(b) At any time that any Loan is affected by the circumstances described in Section 2.08(a)(i) or (ii), the Borrowers may (and in the case of a Loan affected by the circumstances described in Section 2.08(a)(ii) shall) either (i) if the affected Loan is then being made initially, cancel the Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that the Borrowers were notified by the affected Lender or the Administrative Agent pursuant to Section 2.08(a)(i) or (ii) or (ii) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay the Borrowing (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 4.02; provided that prior to such repayment, in the case of any Eurodollar Rate Loan that is affected by the circumstances described in Section 2.08(a)(ii), such Loans will automatically, upon delivery of such notice, Convert into a Base Rate Loan; provided, further, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.08(b).

(c) If a Market Disruption Event occurs in relation to a Eurodollar Rate Loan for any Interest Period, then the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Original Effective Date in an applicable law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.08).

2.09. Compensation. The Borrowers agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable and documented losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Eurodollar Rate Borrowing, Conversion or continuation does not occur on a date specified therefor in the applicable Notice of Borrowing or notice of Conversion or continuation (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.08(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.08(a), Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 8) or assignment of any of its Eurodollar Rate Loans pursuant to Section 2.11, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of any other default by the Borrowers to repay Eurodollar Rate Loans or make payment on any Note held by such Lender when required by the terms of this Agreement. Such loss, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the amount (if any) by which (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (which, for the avoidance of doubt, will not include the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, Convert or continue, for the period that would have been the Interest Period for such Loan) exceeds (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts such Lender is entitled to receive pursuant to this Section 2.09 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

2.10. Change of Lending Office; Limitation on Additional Amounts. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.08(a), 2.08(b), 4.08(b) or 4.08(f) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.08 and 4.08.

2.11. Replacement of Lenders. (a) (i) If any Lender becomes a Defaulting Lender, (ii) upon the occurrence of any event giving rise to the operation of Section 2.08(a)(ii) with respect to any Lender which results in it being unlawful for such Lender to make Eurodollar Rate Loans or giving rise to the operation of Section 2.08(a)(i), Section 4.08(b) or 4.08(f) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders, or (iii) as provided in Section 10.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right, if no Event of Default then exists (or, in the case of preceding clause (iii), will exist immediately after giving effect to the respective replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent if such replacement would (in the case of the preceding clause (i)) result in a reduction of the increased costs charged to the Borrowers, provided that:

(i) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 10.04(b) (and with all fees payable pursuant to said Section 10.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued and unpaid interest and fees on, all Commitments and outstanding Loans of the Replaced Lender with respect to which such Replaced Lender is being replaced; and

(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement (including, if applicable, Section 2.15).

(b) Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.08, 2.09, 4.08, 9.06 and 10.01), which shall survive as to such Replaced Lender.

2.12. [Reserved].

2.13. Loan Repurchases.

(a) Subject to the terms and conditions set forth or referred to below, any of the Borrowers or any of their respective Subsidiaries may from time to time, at their discretion, purchase outstanding Term Loans of one or more Classes (as determined by the Borrowers) in accordance with the terms of Section 10.04 (as if such Person qualifies as an Eligible Transferee), so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time of any such purchase of Term Loans;

(ii) the proceeds from Revolving Loans may not be used to consummate any such purchase of Term Loans;

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by any of the Borrowers or any of their respective Subsidiaries shall automatically be cancelled and retired by the applicable Borrower or Subsidiary on the settlement date of the relevant purchase (and will thereafter no longer be outstanding hereunder) (it being agreed that any gains or losses by the Borrowers or any of their respective Subsidiaries upon the purchase and cancelation of Term Loans shall not be taken into account in the calculation of Combined EBITDA or Combined Net Income);

(iv) the Borrowers represent and warrant that no Loan Party shall have any Restricted Information that (1) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because the assigning Lender does not wish to receive such Restricted Information) prior to such time and (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the applicable purchase transaction, in each case except to the extent that the assigning Lender has entered into a customary “big boy” letter with the Borrowers; and

(v) at the time of each purchase of any Term Loans pursuant to this Section 2.13, the Borrowers shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Representative of the Borrowers certifying as to compliance with the preceding clause (iv).

(b) The Borrowers and the Subsidiaries must terminate any purchase pursuant to this Section 2.13 if they fail to satisfy one or more of the conditions set forth above or cannot reasonably be expected to satisfy such conditions at the time set for such purchase of Term Loans. If the Borrowers or any of their respective Subsidiaries commence any purchase of Term Loans (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such purchase have in fact been satisfied), and if at such time of commencement the Borrowers reasonably believe that all required conditions set forth above which are required to be satisfied at the time of the consummation of such purchase shall be satisfied, then the Borrowers shall have no liability to any Lender for any termination of such purchase as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such purchase, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or

Classes made by the Borrowers or any of their respective Subsidiaries pursuant to this Section 2.13, (i) the Term Borrowers shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Term Borrowers and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.01 or Section 4.02 hereof.

2.14. Extension Offers.

(a) The Borrowers may at any time and from time to time request that all or a portion of the Commitments or Loans of any Class, in each case existing at the time of such request (each, an “Existing Commitment” or an “Existing Loan”, as applicable) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans (any Commitments which have been so extended, “Extended Commitments”, and any Loans which have been so extended, “Extended Loans”) and to provide for other terms consistent with this Section 2.14. Prior to entering into any Extension Amendment (as defined below) with respect to any Extended Commitments or Extended Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders in respect of the applicable Existing Commitments and/or Existing Loans and which such request shall be offered equally to all such Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments and/or Extended Loans to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments and/or Existing Loans from which they are to be extended (the “Specified Existing Class”) except that (i) all or any of the final maturity dates of such Extended Commitments and/or Extended Loans may be delayed to later dates than the final maturity dates of the Existing Commitments and/or Existing Loans of the Specified Existing Class, (ii)(x) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments and/or Extended Loans may be different from those for the Existing Commitments and/or Existing Loans of the Specified Existing Class and/or (y) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments and/or Extended Loans in addition to or in lieu of any of the items contemplated by the preceding clause (x), and (iii) the Extension Amendment may provide for other covenants and terms that apply to any period after the Maturity Date in respect of the Specified Existing Class (as such date is set forth on the date of any determination); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (A) the borrowing and repayment of the Extended Loans shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Class (the mechanics for which may be implemented through the applicable Extension Amendment (as defined below) and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Class), except with respect to any such repayment of the Existing Loans of the Specified Existing Class on the applicable Maturity Date in respect thereof, and (B) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 10.04. No Lender shall have any obligation to agree to have any of its Commitments or Loans converted into Extended Commitments or Extended Loans, as applicable, pursuant to any Extension Request. Any (1) Extended Commitments shall constitute a separate class of Commitments from Existing Commitments of the Specified Existing Class and from any other Existing Commitments and (2) Extended Loans shall constitute a separate class of Loans from Existing Loans of the Specified Existing Class and from any other Existing Loans.

(b) The Borrowers shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders holding Existing Commitments and/or Existing Loans are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.14. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments and/or Loans (or any earlier Extended Commitments and/or Extended Loans) subject to such Extension Request converted into Extended Commitments and/or Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments and/or Loans (and/or any earlier Extended Commitments and/or Extended Loans) which it has elected to convert into Extended Commitments and/or Extended Loans. In the event that the aggregate amount of Commitments and/or Loans (and any earlier Extended Commitments and/or Extended Loans) subject to an Extension Election exceeds the amount of Extended Commitments and/or Extended Loans requested pursuant to the applicable Extension Request, Commitments and/or Loans (and any earlier Extended Commitments and/or Extended Loans) subject to such Extension Election shall be converted to Extended Commitments and/or Extended Loans on a pro rata basis based on the amount of Commitments and/or Loans (and any earlier Extended Commitments and/or Extended Loans) included in such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c) Extended Commitments and Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.12, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments and/or Extended Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent, to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.14 and the arrangements described above in connection therewith. Notwithstanding anything to the contrary in this Section 2.14(c) and without limiting the generality or applicability of Section 10.12 to any Section 2.14 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(a) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 10.12.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any class of Existing Commitments and/or Existing Loans is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (A) in the case of the Existing Commitments of each Extending Lender under any Specified Existing Class, the aggregate amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate class of Commitments from the Specified Existing Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) in the case of the Existing Loans of each Extending Lender under any Specified Existing Class, the aggregate principal amount of such Existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Lender on such date, and such Extended Loans shall be established as a separate class of Loans from the Specified Existing Class and from any other Existing Loans (together with any other Extended Loans so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Existing Loans under the Specified Existing Class to Extended Loans.

(e) No exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) In connection with any extension of the Revolving Commitments of any Class pursuant to this Section 2.14, the applicable Section 2.14 Additional Amendment shall provide that the allocation with respect to any borrowings, repayments or prepayments of Revolving Loans or reductions of Revolving Commitments (other than repayments or reductions made in connection with the occurrence of the final Maturity Date of any Class of Revolving Loans or Revolving Commitments) shall be made on a ratable basis as between each Class of Revolving Loans and Revolving Commitments.

2.15. Term Loan Refinancing Protection. In the event that, on or prior to the first anniversary of the Original Effective Date, any Initial Term Lender receives (or is deemed to receive) a Refinancing Prepayment (as defined below) from the Term Borrowers pursuant to Section 4.01, then, at the time thereof, the Term Borrowers shall pay to such Initial Term Lender a prepayment premium equal to 1.00% of the amount of such Refinancing Prepayment. As used herein, with respect to any Initial Term Lender, a “Refinancing Prepayment” is the aggregate principal amount of the Initial Term Loans of such Initial Term Lender that is either (a) prepaid by the Term Borrowers substantially concurrently with the incurrence by the Borrowers or any of the Guarantors of long-term bank debt financing or other debt financing similar to the Initial Term Loans that has (or, upon the occurrence of certain events, would have) or (b) the subject of an amendment or other modification of this Agreement that would result in (or, upon the occurrence of certain events, would result in), in each case a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto) than the interest rate margin applicable to such Initial Term Loans.

2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. The Commitments and Loans of that Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.12); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.12, require the consent of that Defaulting Lender in accordance with the terms hereof.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by that Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 3.01 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender during such period).

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Percentage, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that the Borrowers, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or otherwise.

2.17. Refinancing Facilities.

(a) The Borrowers may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Revolving Borrowers (“Refinancing Revolving Loans”) and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Term Borrowers (the “Refinancing Term Loans”); provided that each Refinancing Revolving Lender and each Refinancing Term Lender shall be an Eligible Transferee and, if not already a Revolving Lender, shall otherwise be reasonably acceptable to the Administrative Agent.

(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrowers, each Refinancing Lender providing such Refinancing Commitment and the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); provided that no Refinancing Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid, and the aggregate amount of such Refinancing Revolving Commitments does not exceeded the aggregate amount of the Revolving Commitments so terminated and (v) in the case of any Refinancing Term Commitments, substantially concurrently with the effectiveness thereof, the Term Borrowers shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Borrowings of any Class of Term Loans in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of Borrowings of any Class of Term Loans shall be applied to reduce the subsequent scheduled repayments of Borrowings of such Class to be made pursuant to Section 4.06 in the inverse order of maturity).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class; provided that (A) such stated termination and maturity dates shall not be earlier than the Initial Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Initial Term Maturity Date (in the case of Refinancing Term Commitments and Refinancing Term Loans), (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with the Initial Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding Initial Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which the Borrowers shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Initial Revolving Commitments and Initial Revolving Loans, and the terms of the Refinancing Term Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Initial Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.17, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

SECTION 3. Fees.

3.01. Commitment Fee. The Revolving Borrowers agree to pay to the Administrative Agent for the account of each Initial Revolving Lender a commitment fee (the “Commitment Fee”), which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Initial Revolving Commitment of such Initial Revolving Lender during the period from and including the Original Effective Date to but excluding the date on which the Initial Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on each Quarterly Payment Date (with the first such payment being due and payable on the Quarterly Payment Date at the end of the first full fiscal quarter of the Borrowers ending after the Original Effective Date) and on the date on which the Initial Revolving Commitments terminate, commencing on the first such date to occur after the Original Effective Date. For purposes of computing commitment fees, an Initial Revolving Commitment of an Initial Revolving Lender shall be deemed to be used to the extent of the outstanding Initial Revolving Loans.

3.02. Other Fees. The Borrowers agree to pay the fees set forth in the Fee Letters at the times specified therein.

3.03. General. All Fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Initial Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments.

Subject to the provisions of Section 4.10, the Borrowers shall have the right to prepay the Loans, without premium or penalty (except, if applicable, pursuant to Section 2.15) in whole or in part, at any time and from time to time on the following terms and conditions:

(a) an Authorized Representative of the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least (x) in the case of the prepayment of Eurodollar Rate Loans, three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) or (y) in the case of the prepayment of Base Rate Loans, one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), in each case, of its intent to prepay such Loans; provided that such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied;

(b) subject to the requirements of Section 10.06, voluntary prepayments of any Class of Loans made by the Borrowers pursuant to this Section shall be allocated among such Class of Loans (and, in the case of any Class of Term Loans, to the remaining scheduled installments of principal with respect to such Class of Loans) in a manner determined at the discretion of the Borrowers;

(c) partial prepayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be applied on a pro rata basis to the outstanding amount of the Loans;

(d) any notice of prepayment pursuant to this Section 4.01 shall specify (1) the amount of such prepayment, (2) the prepayment date, (3) the Class of Loans to be prepaid and (4) the allocation of the amount specified pursuant to clause (1) among the Loans specified pursuant to clause (3) and which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders; and

(e) at the time of any prepayment of the Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts, if any, required to be paid pursuant to Section 2.09.

(f) Notwithstanding the foregoing (and as provided in clause (A) of the proviso to Section 2.14(a)), the Borrowers may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Class of the Existing Loans from which such Extended Loans were converted (or such Existing Loans have otherwise been repaid and terminated in full).

4.02. Event of Loss.

(a) Upon the occurrence or happening of any Event of Loss in respect of a Collateral Vessel (such Collateral Vessel, the “Lost Mortgaged Collateral Vessel”), and the receipt of Event of Loss Proceeds in respect thereof, the Borrowers shall cause all such Event of Loss Proceeds to be deposited into a deposit account controlled by the Collateral Agent within five (5) Business Days of receipt thereof and held as Collateral subject to a Lien under the Collateral Agreements pending the application of such funds in accordance with the terms of this Section 4.02. If the Administrative Agent receives any Event of Loss Proceeds, then, so long as an Event of Default has not occurred and is continuing, the Administrative Agent shall cause such proceeds to be deposited into a deposit account controlled by the Collateral Agent and held as Collateral subject to a Lien under the Collateral Agreements pending the application of such funds by the Borrowers in accordance with the terms of this Section 4.02.

(b) Within 365 days (subject to extension as provided in Section 4.02(c)) after the receipt of any Event of Loss Proceeds (or such fewer number of days as are necessary to ensure that such Event of Loss Proceeds are not required to be utilized in respect of an asset sale offer or similar offer to repay, repurchase or redeem Indebtedness pursuant to any instrument governing Indebtedness of any Borrower or any Guarantor), the Borrowers or the applicable Guarantor, as the case may be, shall apply such Event of Loss Proceeds at its option to any combination of the following:

(1) to acquire and substitute one or more Substitute Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Collateral Vessel and make each such Substitute Vessel subject to a Ship Mortgage pursuant to which the Collateral Agent shall obtain a Lien, on a first-priority basis (subject to Permitted Collateral Liens), on such Substitute Vessel for the benefit of itself, the Administrative Agent and the other Secured Parties; or

(2) make an Event of Loss Offer in accordance with the terms hereof.

(c) A binding commitment to apply Event of Loss Proceeds from an Event of Loss in accordance with clause (b)(1) above shall toll the 365-day period in respect of such Event of Loss Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Event of Loss Proceeds are actually used within the later of 365 days from their receipt from such Event of Loss or 365 days from the date of such binding commitment.

(d) (i) Any Event of Loss Proceeds that have not been previously applied or invested as provided in Section 4.02(b) will constitute “Excess Loss Proceeds”. Subject to Section 4.10, when the aggregate amount of Excess Loss Proceeds exceeds $50,000,000, the Term Borrowers shall, or shall cause the applicable Guarantor to, within 10 Business Days thereof, make an offer (an “Event of Loss Offer”), solely to the Term Lenders, to repay or purchase the maximum principal amount of Term Loans in an amount (the “Event of Loss Offer Amount”) equal to the lesser of (A) 100% of such Excess Loss Proceeds and (B) the product of (1) the ratio of (x) the Fair Market Value of the Lost Mortgaged Collateral Vessel to (y) the Fair Market Value of all Collateral, in each case, calculated immediately prior to the applicable Event of Loss and (2) the aggregate principal amount of all Term Loans outstanding at the time of such Event of Loss. The offer price for the Term Loans in any Event of Loss Offer shall be equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, on the Term Loans repaid to the applicable repayment date, payable in cash.

(ii) In the event that, pursuant to this Section 4.02, a Term Borrower or a Guarantor is required to commence an Event of Loss Offer, each such Event of Loss Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Event of Loss Offer Period”). No later than five (5) Business Days after the termination of the Event of Loss Offer Period (the “Event of Loss Offer Settlement Date”), the Term Borrowers shall apply all Excess Loss Proceeds as set forth in this Section 4.02.

(iii) Upon the commencement of an Event of Loss Offer, the Term Borrowers shall deliver a notice to the Administrative Agent at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender. The notice shall state:

(1) that the Event of Loss Offer is being made pursuant to this Section 4.02 and the length of time the Event of Loss Offer shall remain open, including the time and date the Event of Loss Offer will terminate (the “Event of Loss Offer Termination Date”);

(2) the Event of Loss Offer Amount, the offer price (as set forth above) and the Event of Loss Offer Settlement Date;

(3) that the Lenders electing to have any Loans purchased pursuant to any Event of Loss Offer shall be required to notify the Term Borrowers and the Administrative Agent at least one Business Day before the Event of Loss Offer Termination Date; and

(4) that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the Business Day prior to the Event of Loss Offer Termination Date, a facsimile transmission or letter setting forth the name of the Lender, a statement that such Lender is withdrawing its election to have its Loans purchased and the principal amount of the Loans with respect to which such Lender is withdrawing its election.

(e) The aggregate principal amount of Term Loans repaid pursuant to an Event of Loss Offer shall be applied to the remaining scheduled installments of principal with respect to the applicable Class of Term Loans on a pro rata basis. If the aggregate principal amount of Indebtedness tendered, or repaid pursuant to, such Event of Loss Offer exceeds the Event of Loss Offer Amount, the Term Loans shall be repaid or repurchased on a pro rata basis and, if applicable, the Term Borrowers shall select such other Indebtedness for purchase based on amounts tendered or prepaid. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, such Excess Loss Proceeds shall no longer constitute Collateral and, at the Term Borrowers’ sole cost and expense, the Lien over such Excess Loss Proceeds shall be released and the Term Borrowers, the Guarantors and their respective Subsidiaries may use such

Excess Loss Proceeds for any purpose not otherwise prohibited by the Loan Documents. Upon completion of each Event of Loss Offer required by this Section 4.02(e), the amount of Excess Loss Proceeds will be reset at zero.

4.03. Incurrence of Indebtedness. Subject to Section 4.10, in the event and on each occasion that any cash proceeds are received by or on behalf of any Guarantor in respect of the incurrence by any Guarantor of any Indebtedness (other than Indebtedness permitted to be incurred under Section 7.16 or permitted by the Required Lenders pursuant to Section 10.12), the Term Borrowers shall, on the day such cash proceeds are received, prepay Term Loans in an aggregate amount equal to 100% of the amount of such cash proceeds. Subject to the provisions of Section 10.06 and the next succeeding sentence, the Term Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in a notice delivered by an Authorized Representative of the Term Borrowers to the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three (3) Business Days prior to the date of prepayment. In the event of any mandatory prepayment of Term Loans made at a time when Borrowings of Term Loans of more than one Class remain outstanding, the Term Borrowers shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Borrowings in respect of each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. The aggregate principal amount of Term Loans prepaid pursuant to this Section 4.03 shall be applied to the remaining scheduled installments of principal with respect to the applicable Class of Term Loans on a pro rata basis.

4.04. Prepayment of Revolving Loans. In the event and on each occasion that the aggregate outstanding principal amount of Revolving Loans of any Class exceeds the aggregate Revolving Commitments of such Class, the Revolving Borrowers shall prepay Borrowings of Revolving Loans of such Class in an aggregate amount equal to such excess.

4.05. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Initial Revolving Commitments shall be automatically and permanently reduced to zero on the Initial Revolving Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Revolving Borrowers shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 4.04, the aggregate principal amount of Revolving Loans of such Class outstanding at such time would exceed the aggregate amount of Revolving Commitments of such Class at such time.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 4.05 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 4.05 shall be irrevocable; provided that a notice of termination or reduction of the Initial Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

4.06. Repayment of Loans.

(a) Subject to Section 4.10, the Term Borrowers shall repay to the Administrative Agent, for the account of the applicable Initial Term Lender, Initial Term Loans in quarterly installments on each Quarterly Payment Date in an aggregate annual amount equal to $29,027,568.92 (such amounts, as adjusted from time to time pursuant to Sections 4.01, 4.02, 4.03 and 7.22, the “Initial Term Loan Repayment Amount”), which repayments began on the first Quarterly Payment Date following the Original Effective Date, with the balance payable on the Initial Term Maturity Date.

(b) [Reserved].

(c) The Revolving Borrowers shall repay to the Administrative Agent, for the account of the applicable Initial Revolving Lender, the then unpaid principal amount of each Initial Revolving Loan of such Initial Revolving Lender on the Initial Revolving Maturity Date.

(d) All repayments pursuant to this Section 4.06 shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty. In the event that any Loans are purchased or acquired by any of the Borrowers or any of their respective Subsidiaries under Section 2.13 or any portion of any Loans are converted into a new Extension Series pursuant to an Extension Amendment effected pursuant to Section 2.14, the Initial Term Loan Repayment Amount attributable to each Initial Term Loan of each Class or Extension Series, as applicable, that was outstanding prior to and remains outstanding after such purchase or Extension Amendment, as the case may be, will not be reduced or otherwise affected by such transaction.

4.07. Method and Place of Payment.

Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New

York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.08. Net Payments; Taxes.

Withholding Taxes

(a) All payments made by any Loan Party hereunder or under any other Loan Document will be made without setoff, counterclaim or other defense.

(b) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 4.08) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Each Revolving Lender which becomes a party to this Agreement on the day on which this Agreement is entered into confirms that it is a Qualifying Lender.

(e) Each Revolving Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption Agreement or a Refinancing Facility Agreement shall confirm that it is a Qualifying Lender.

Indemnity

(f) The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.08) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no Loan Party shall be required to indemnify any Recipient pursuant to this

Section 4.08(f) for any Indemnified Taxes unless such Recipient makes written demand on the applicable Loan Party for indemnification no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes or (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

Co-operation and provision of information

(h) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.08, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(i) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax (other than withholding Taxes imposed by the U.K.) with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without such withholding or at a reduced rate of such withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b) executed originals of IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(d) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Original Effective Date.

U.K. Passport Scheme

(j) (i) Any U.K. Treaty Lender which on the Restatement Effective Date (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to any Revolving Loans it may make to Capricorn Holdings under this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Annex I.

(ii) A U.K. Treaty Lender which becomes a Lender hereunder after the day on which this Agreement is entered into that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to any Revolving Loans it may make to Capricorn Holdings under this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to Capricorn Holdings and the Administrative Agent (and, where applicable, in the Assignment and Assumption Agreement, the Extension Amendment and the Refinancing Facility Agreement).

(k) (i) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j) above, Capricorn Holdings shall make a U.K. Borrower DTTP Filing with respect to such Lender within thirty (30) Business Days following the Restatement Effective Date or, if later, thirty (30) Business Days before the first interest payment is due to such Lender and shall promptly provide such Lender with a copy of such filing, provided that if Capricorn Holdings has made a U.K. Borrower DTTP Filing in respect of such Lender but:

(A) such U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B) HM Revenue & Customs has not given Capricorn Holdings authority to make payments to such Lender without a deduction for tax within 60 days of the date of such U.K. Borrower DTTP Filing;

and, in each case, Capricorn Holdings has notified that Lender in writing, then such Lender and Capricorn Holdings shall co-operate in completing any additional procedural formalities necessary for Capricorn Holdings to obtain authorization to make that payment under this Agreement without U.K. withholding or deduction.

(ii) If a U.K. Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j) above, Capricorn Holdings shall not (unless the Lender otherwise agrees) make a U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan, but that Lender and Capricorn Holdings shall co-operate in completing any procedural formalities necessary for Capricorn Holdings to obtain authorization to make payments to the Lender under this Agreement without U.K. withholding or deduction.

(iii) Capricorn Holdings shall, promptly on making a U.K. Borrower DTTP Filing, deliver a copy of such U.K. Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

Loans to Operating

(l) If Operating would otherwise be required to make a withholding on account of Taxes imposed by the U.K. from a payment to a Lender, it shall notify the Administrative Agent and the Lender or Lenders in question, and any Lender which is a U.K. Treaty Lender shall notify the Administrative Agent and Operating of that fact and shall co-operate with Operating in completing any procedural formalities necessary for Operating to obtain authorization to make payments to the Lender under this Agreement without U.K. withholding or deduction.

Miscellaneous

(m) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

Tax Credit

(n) If any party determines, in its sole discretion exercised in good faith, that it has received a Tax Credit of any Taxes as to which it has been indemnified pursuant to this Section 4.08 (including by the payment of additional amounts pursuant to this Section 4.08), it shall pay to the indemnifying party an amount equal to such Tax Credit (but only to the extent of indemnity payments made under this Section 4.08 with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (n) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (n), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (n) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(o) Each party’s obligations under this Section 4.08 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loan Document Obligations under any Loan Document.

(p) For purposes of this Section 4.08, the term “applicable law” includes FATCA.

4.09. Application of Proceeds. All monies collected by the Administrative Agent (whether received from the Collateral Agent or otherwise) upon any sale or other disposition of the Collateral of each Loan Party, together with all other monies received by the Administrative Agent (whether received from the Collateral Agent or otherwise) under and in accordance with this Agreement and the other Loan Documents (including as a result of any distribution in respect of the Collateral in any bankruptcy, insolvency or similar proceeding) (except to the extent released in accordance with the applicable provisions of this Agreement or any other Loan Document), shall be applied to the payment of the Secured Obligations pursuant to and in accordance with Section 8.02.

4.10. Priority of Revolving Loans. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, unless the Required Revolving Lenders otherwise agree, (x) if any Revolving Lender has any Revolving Obligations then outstanding and any Default or Event of Default has occurred and is continuing, no voluntary prepayment of any Term Loans shall be permitted pursuant to Section 4.01 and (y) if any Specified Default exists at the time that any mandatory repayment or prepayment of Term Loans is otherwise required to be made (or an offer therefor is required to be made) under Section 4.02, Section 4.03, Section 4.06 or Section 7.22, then (i) the Revolving Loans shall first be repaid in the amount otherwise required to be applied to the repayment or prepayment of Term Loans under such Section (or, in the case of Section 4.02, in the amount otherwise required to be offered to the Term Lenders under such Section) in the absence of this Section 4.10 and (ii) after application pursuant to the preceding clause (i), any excess portion of such mandatory repayment or prepayment of Term Loans not so applied shall be applied to the repayment or prepayment of Term Loans as otherwise required under such Section (or, in the case of Section 4.02, offered to the Term Lenders as provided in such Section) in the absence of this Section 4.10. If any Lender collects or receives any amounts on account of the Loan Document Obligations to which it is not entitled as a result of the application of this Section 4.10, then such Lender shall hold the same in trust for the Revolving Lenders and shall forthwith deliver the same to the Administrative Agent, for the account of the Revolving Lenders, to be applied in accordance with this Section 4.10 or, if then applicable, Section 8.02. Without limiting the generality of the foregoing, this Section 4.10 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

SECTION 5. Conditions Precedent.

5.01. Conditions Precedent to Restatement Effective Date.

This Agreement shall become effective, and amend and restate in its entirety the Original Credit Agreement, on and as of the first date (the “Restatement Effective Date”) on which the following conditions have been satisfied or waived in accordance with Section 10.12.

(a) Loan Documents. The Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly authorized, executed and delivered counterparts of (i) the Amendment and Restatement Agreement from each of the Borrowers, the Guarantors party thereto, the Required Lenders (as defined in the Original Credit Agreement), each other Lender required by the terms of the Amendment and Restatement Agreement, the Administrative Agent and the Collateral Agent, (ii) Notes executed by the Borrowers, for the account of each of the Lenders that has requested same, in each case in the amount, maturity and as otherwise provided herein and (iii) each other applicable Loan Document that is contemplated to be in effect on the Restatement Effective Date, in each case in form reasonably satisfactory to the Administrative Agent.

(b) Fees, etc. The Borrowers shall have paid all accrued costs, fees and expenses (provided that such expenses shall have been invoiced to the Borrowers at least two Business Days prior to the Restatement Effective Date) that are due and payable under the Loan Documents and any other compensation, if any, payable to the Administrative Agent, the Collateral Agent, the Other Agents and the Lenders, which costs, fees and expenses may be offset against the proceeds of the Loans.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Restatement Effective Date, and signed on behalf of the Borrowers by an Authorized Representative of the Borrowers certifying on behalf of the Borrowers that all of the conditions set forth in clause (f) of this Section 5.01 and clauses (a) and (b) of Section 5.02 have been satisfied on such date.

(d) Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied and each Loan Document that is contemplated to be in effect on the Restatement Effective Date shall be in full force and effect. The Collateral Agent shall have received a completed Perfection Certificate, dated the Restatement Effective Date and signed by a Financial Officer or other Authorized Representative of each Borrower, together with all attachments contemplated thereby.

(e) Consummation of the 2014 Restatement Refinancing. The Administrative Agent shall have received satisfactory evidence that the 2014 Restatement Refinancing has been, or substantially simultaneously with the Restatement Effective Date will be, consummated and that all security interests in respect of, and Liens securing, the Indebtedness under the West Auriga Facility and the West Capricorn Facility created pursuant to the security documentation relating thereto shall have been terminated and released (or releases in respect of such Liens shall have been delivered to the Administrative Agent in escrow to be released immediately upon the receipt of funds by the applicable agents for the West Auriga Facility and the West Capricorn Facility), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent, including Form UCC-3 Termination Statements (or such other termination statements pursuant to local law, as applicable), terminations or releases of all mortgages and reassignments of insurances and charter hire, drilling contracts, revenues and earnings, as applicable, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Approvals. All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated hereby and by the other Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein. On the Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

(g) Certificate of Financial Officer. The Administrative Agent shall have received a certificate from the chief financial officer or chief executive officer of SDLP, in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, certifying that, on and as of the Restatement Effective Date, and after giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Loan Parties on a consolidated basis exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis, (ii) the Loan Parties on a consolidated basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature (taking into account potential future incurrences of Indebtedness, refinancings of existing Indebtedness, equity issuances and dispositions of assets), (iii) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Effective Date and (iv) the Loan Parties, taken as a whole, are not otherwise insolvent under the standards set forth in applicable law.

(h) [Reserved].

(i) Pro Forma Balance Sheets. The Lenders shall have received (x) a pro forma consolidated balance sheet of SDLP and (y) a pro forma combined balance sheet of the Borrowers and the Guarantors (taken as a whole), in each case, as of the last day of the most recent fiscal period for which financial statements were delivered under Section 7.05(a) of the Original Credit Agreement, after giving effect to the Transactions, which balance sheet shall have been prepared in good faith by SDLP and the Borrowers, as applicable, and shall not be materially inconsistent with the forecasts previously provided to the Lenders in connection with this Agreement.

(j) Business Plan. The Lenders shall have received a detailed business plan of SDLP, the Borrowers and their respective Subsidiaries (taken as a whole) for the fiscal years 2014 through 2018 (including but not limited to quarterly projections for the first four fiscal quarters ending after the Restatement Effective Date and monthly cash flow projections for the first 12 months ending after the Restatement Effective Date).

(k) Secretary’s or Assistant Secretary’s Certificates. The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and reasonably acceptable to the Administrative Agent, signed by an Authorized Representative of each Loan Party, certifying (i) as to the incumbency and genuineness of the signature of each Authorized Representative of each Loan Party executing Loan Documents to which it is a party and (ii) that attached thereto are true, correct and complete copies of (1) the articles or certificate of incorporation, formation or other organizational document, as applicable, of such Loan Party, and all amendments thereto, certified as of a recent date by the appropriate governmental officials in its jurisdiction of incorporation or formation, as applicable, (2) the bylaws or other governing documents, as applicable, of such Loan Party as in effect on the Restatement Effective Date and (3) resolutions duly authorized by the board of directors (or other governing body) of such

Loan Party authorizing and approving the execution and delivery of, and performance under, this Agreement and the other Loan Documents to which such Loan Party is a party (or, in the case of any document listed in subclauses (1) and (2) of this clause (ii) in respect of any Loan Party party to the Original Credit Agreement or any other Loan Document (as defined in the Original Credit Agreement) immediately prior to the Restatement Effective Date, that no amendment or other modification has been made to any such document in the form delivered to the Administrative Agent on the Original Effective Date).

(l) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing (or similar status) of each Loan Party under the laws of its jurisdiction of organization (to the extent available in such jurisdiction).

(m) Opinions of Counsel. The Administrative Agent shall have received from (i) New York counsel to the Loan Parties (which shall be Vinson & Elkins LLP or another law firm reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request and (ii) the following local counsel to the Administrative Agent in the specified jurisdictions: (A) Holland & Knight (Marshall Islands); (B) Morley Allen & Overy Iroda (Hungary); (C) Maples and Calder (Cayman Islands); (D) Appleby (Bermuda); (E) McInnes Cooper (Newfoundland); (F) Arendt (Luxembourg); (G) Arias, Fabrega & Fabrega (Panama); (H) Higgs & Johnson (Bahamas); (I) BAHR (Norway); and (J) City Partners (Nigeria), an opinion covering such matters as the Administrative Agent may reasonably request, each such opinion to be addressed to the Collateral Agent, the Administrative Agent and the Lenders (and expressly permitting reliance by permitted successors and assigns of the addressees thereof) and dated as of the Restatement Effective Date.

(n) PATRIOT Act. Each Loan Party shall have provided, at least five (5) Business Days in advance of the Restatement Effective Date, the documentation and other information to the Administrative Agent that are required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and that the Lenders have requested the Borrowers to provide.

(o) [Reserved].

(p) Lien Searches. The Administrative Agent or the Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located (to the extent such lien searches are available in such jurisdictions), and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.13 or discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(q) Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance, together with the insurance report, required by Section 7.01.

5.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

SECTION 6. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, each Loan Party makes the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

6.01. Corporate/Limited Liability Company/Limited Partnership Status. Each Loan Party (a) is a duly organized or incorporated and validly existing corporation, limited liability company, limited partnership, company or other business entity, as the case may be, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other applicable power and authority to own, lease and operate its properties and assets and to transact the business in which it is engaged and presently proposes to engage in all material respects and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualifications, except for failures to be so qualified or in good standing which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent permitted by this Agreement, no Loan Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge) threatened in writing against any of them for winding up, or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have they sought any other relief under any applicable Debtor Relief Law.

6.02. Corporate Power and Authority. Each Loan Party has the corporate or other applicable power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03. No Violation. The entrance into each applicable Loan Document by each Loan Party and the performance by each Loan Party of its obligations thereunder, (a) will not contravene in any material respect any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (b) will not conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under (nor would it, with notice or passage of time or both, constitute a violation of or default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Agreements) upon any of the properties or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Loan Party is a party or by which it or any of its properties or assets is bound or to which it may be subject other than, solely with respect to this clause (b), any violation, default or Lien which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (c) will not violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Loan Party.

6.04. Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording, qualification or registration with (except for those that have otherwise been obtained or made on or prior to the Restatement Effective Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with the execution, delivery and performance by any Loan Party of any Loan Document other than any such order, consent, approval, license, authorization or valuation of, or filing, recording, qualification or registration where the failure to so make or obtain could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.

(a) The (x) unaudited pro forma consolidated and combined carve-out balance sheet of SDLP and (y) unaudited pro forma combined balance sheet of the Borrowers and the Guarantors, in each case as of March 31, 2014 (including the notes thereto) (collectively, the “Pro Forma Balance Sheets”), a copy of which have heretofore been furnished to each Lender pursuant to Section 5.01(j), have been prepared giving effect (as if such events had occurred on such date) to (i) the 2014 Restatement Refinancing, (ii) the Loans to be made on the Restatement Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheets have been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and present fairly, on a pro forma basis, the estimated financial position of SDLP and its consolidated Subsidiaries, on the one hand, and the Borrowers and the Guarantors, on the other hand, in each case as of March 31, 2014, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) [Reserved].

(c) On and as of the Restatement Effective Date, and after giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Loan Parties on a consolidated basis exceed the sum of the stated liabilities and identified contingent liabilities, of the Loan Parties on a consolidated basis; (ii) the Loan Parties on a consolidated basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debt as such debts mature (taking into account potential future incurrences of Indebtedness, refinancings of existing Indebtedness, equity issuances and dispositions of assets); (iii) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Effective Date; and (iv) the Loan Parties, taken as a whole, are not otherwise insolvent under the standards set forth in applicable law.

(d) Except as disclosed in the financial report most recently delivered pursuant to Section 7.05 of the Original Credit Agreement, there were as of the Restatement Effective Date no liabilities or obligations with respect to the Loan Parties of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Loan Parties taken as a whole. As of the Restatement Effective Date, no Borrower knows of any reasonable basis for the assertion against it or any Guarantor of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial report most recently delivered pursuant to Section 7.05 of the Original Credit Agreement which, either individually or in the aggregate, could reasonably be expected to be material to the Loan Parties taken as a whole.

(e) On and as of the Restatement Effective Date, the Projections which have been delivered to the Lenders prior to the Restatement Effective Date have been prepared in good faith and are based on assumptions believed by the Borrowers to be reasonable; it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(f) Since December 31, 2013, there has been no change in the operations, business, properties, or financial condition of the Loan Parties taken as a whole that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

6.06. True and Complete Disclosure. All information (taken as a whole), other than Projections and other forward-looking information, furnished by or on behalf of any of the Loan Parties in writing to the Administrative Agent or any Lender (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.07. Use of Proceeds; Margin Regulations.

(a) All proceeds of all Initial Term Loans made on the Original Effective Date either were used (i) to consummate the 2014 Refinancing, (ii) to pay fees and expenses incurred in connection with the 2014 Refinancing and the other Transactions (as defined in the Original Credit Agreement), (iii) to make the portion of the Designated Intercompany Loan made on the Original Effective Date and (iv) for general corporate purposes of the Borrowers, the Guarantors and their respective Subsidiaries. All proceeds of all Initial Term Loans made on the Restatement Effective Date shall be used (i) to consummate the 2014 Restatement Refinancing, (ii) to pay fees and expenses incurred in connection with the 2014 Restatement Refinancing and the other Transactions, (iii) to make the portion of the Designated Intercompany Loan to be made on the Restatement Effective Date and (iv) for general corporate purposes of the Borrowers, the Guarantors and their respective Subsidiaries.

(b) All proceeds of all Revolving Loans shall be used for general corporate purposes of the Borrowers, the Guarantors and their respective Subsidiaries.

(c) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No proceeds of any Loan will be used for any purpose which will violate or be inconsistent with the provisions of the Margin Regulations.

6.08. Tax Returns; Payments; Tax Treatment. Each Loan Party has timely filed with the appropriate taxing authority all material returns for taxes or has been granted an extension therefor (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, such Loan Party. Each of the Loan Parties have paid all material taxes and assessments required to be paid by it, other than those that are being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Loan Party, threatened by any authority regarding any taxes relating to any Loan Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.09. Compliance with ERISA.

(a) No ERISA Event has occurred which could reasonably be expected to have a Material Adverse Effect, nor has any event, condition or underfunding occurred with respect to any (i) Plan (whether or not terminated), (ii) “Multiemployer Plan” or (iii) plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits to any retiree or other former employee (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state, local or other law) which, in any case, could reasonably be expected to have a Material Adverse Effect. No Loan Party is an entity whose underlying assets are “plan assets” (as defined in Section 3(42) of ERISA) subject to ERISA; no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Plan for which any Loan Party would have any liability which could reasonably be expected to have a Material Adverse Effect; no Loan Party has incurred, nor expects to incur, liability under Sections 412 or 4971 of the Code which could reasonably be expected to have a Material Adverse Effect; and each Plan for which any Loan Party would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification resulting in a Material Adverse Effect.

(b) Each Foreign Pension Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No material liability to any applicable governmental authority or any Foreign Pension Plan or any related trust has been or is expected to be incurred by any Loan Party or any ERISA Affiliate. All contributions required to be made with respect to a Foreign Pension Plan have been timely made except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No Loan Party has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except that which could not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not (i) materially exceed the current value of the assets of such Foreign Pension Plan (other than a severance plan or similar arrangement providing for payments on termination of employment) allocable to such benefit liabilities, or (ii) exceed the current value of the assets of a Foreign Pension Plan that is a severance plan or similar arrangement providing for payments on termination of employment, except that could not reasonably be expected to result in a Material Adverse Effect.

6.10. Collateral; the Security Agreements.

(a) Each Borrower and each Guarantor owns the Collateral pledged by it under the Collateral Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than Permitted Collateral Liens. The Collateral Agreements, when duly executed and delivered in accordance with their terms by the parties thereto, will represent all of the collateral agreements, security agreements, pledge agreements and other similar agreements necessary to grant a valid, legally binding and enforceable first-priority security interest in the Collateral (subject to Permitted Collateral Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties.

(b) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral governed thereby and, (i) when financing statements are filed in the offices specified on Schedule 6.10 and (ii) upon the taking of possession or control by the Collateral Agent of the Pledged Securities with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent, to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the grantors in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Collateral Agent), in each case subject to no Liens other than Permitted Collateral Liens.

(c) Upon proper filing in the appropriate filing offices or recording at the Panama Ship Registry (in the case of the West Capella, the West Aquarius, the West Sirius, the West Auriga and the West Capricorn) and the Bahamas Ship Registry (in the case of the West Leo), the Ship Mortgages will create valid, perfected and enforceable first priority mortgages on the West Capella, the West Leo, the West Aquarius, the West Sirius, the West Auriga and the West Capricorn securing the payment of the Secured Obligations in accordance with the terms thereof and upon such filing, the West Capella, the West Leo, the West Aquarius, the West Sirius, the West Auriga and the West Capricorn will be free and clear of all security interests, mortgages, pledges, liens, encumbrances and claims of record, except for the Ship Mortgages and Permitted Collateral Liens.

(d) Each Collateral Agreement (other than the Ship Mortgages and the Security Agreement) delivered on or prior the Restatement Effective Date or pursuant to Section 7.07 is or will, upon execution and delivery thereof, be, as the case may be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable first-priority Liens on, and security interests in all of the Loan Parties’ right, title and interest in and to the Collateral governed thereby, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent, to the extent required by any Collateral Agreements), in each case as and to the extent required by the Collateral Agreements, the Liens created by such Collateral Agreements will constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

6.11. Capitalization. As of the Restatement Effective Date, all of the Capital Stock of each Loan Party is legally and beneficially owned as set forth on Schedule 6.11. Except as set forth on Schedule 6.11, all such outstanding Capital Stock has been duly and validly issued, is fully paid and non-assessable and has been issued free of preemptive rights.

6.12. Subsidiaries. As of the Restatement Effective Date, no Borrower has any Subsidiaries other than the Subsidiaries listed on Schedule 6.12 (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary of each Borrower on the Restatement Effective Date).

6.13. Compliance with Statutes, etc. Each Loan Party is in compliance with all applicable statutes, regulations, judgments, international treaties or conventions and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect.

6.14. Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations thereunder.

6.15. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule 6.15 sets forth, as of the Restatement Effective Date, the legal name of each Loan Party, the type of organization of each Loan Party, whether or not each Loan Party is a registered organization (as defined in the UCC), the jurisdiction of organization of each Loan Party and the organizational identification number (if any) of each Loan Party.

6.16. Environmental Matters.

(a) Except for instances, facts, circumstances, conditions or occurrences that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party is and has been in compliance with all Environmental Laws and has obtained and complied with all the permits, licenses, registrations and approvals required under Environmental Laws, (ii) there are no pending or, to the knowledge of the Borrowers, threatened Environmental Claims against or affecting any Loan Party or any Vessel, Real Property or other facility owned, leased or operated by any Loan Party (including any such claim to the extent known by the Borrowers to exist and arising out of the ownership, lease or operation by any Loan Party of any Vessel, Real Property or other facility formerly owned, leased or operated by any Loan Party but no longer owned, leased or operated by any Loan Party), (iii) no Loan Party has become subject to any liability, obligation or cost pursuant to Environmental Law and (iv) there are no facts, circumstances, conditions or occurrences in respect of the business or operations of any Loan Party as currently conducted or planned (or, to the knowledge of the Borrowers, any of the Loan Parties’ respective predecessors) or any Vessel, Real Property or other facility currently owned or operated by any Loan Party (or, to the knowledge of the Borrowers, any of the Loan Parties’ formerly owned or operated

Vessel, Real Property or other facility) that could form the basis of an Environmental Claim against any Loan Party with respect to any Loan Party or any Vessel, Real Property or other facility owned or operated by any Loan Party, or to cause such Vessel, Real Property or other facility owned or operated by any Loan Party to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(b) Hazardous Materials have at all times been generated, used, treated or stored on, or transported to or from, or Released on, under, to or from, any Vessel, Real Property or other facility owned, leased or operated by any Loan Party in a manner so as not to result in liability under Environmental Laws applicable to the country in which each Vessel operates against any Loan Party, except where such liability, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) All of the Vessels comply with all Environmental Laws, and no cost is required to maintain such compliance or, to the knowledge of the Borrowers, to achieve compliance with pending requirements under Environmental Laws except for any such noncompliance or costs, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. The Loan Parties have made all required payments to statutory environmental insurance schemes required under Environmental Law and other environmental insurance schemes applicable to the Loan Parties except for any such failure to make payments, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.

6.17. No Default. As of the Restatement Effective Date, no Loan Party is in default under or with respect to any indenture, mortgage, deed of trust, charter, credit agreement or loan agreement, or any other agreement, permit, contract or instrument, in each case to which such Loan Party is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such defaults, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

6.18. Patents, Licenses, Franchises and Formulas. The Loan Parties own, or have the right to use, all patents, trademarks, trade secrets, service marks, trade names, copyrights, licenses, franchises, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights, in each case material to the operation of its business; no Loan Party has received any written communications alleging that any Loan Party has violated, infringed or conflicted with or, by conducting its business as currently conducted would violate, infringe or conflict with, any intellectual property of any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.

6.19. Anti-Corruption Laws. No Loan Party or, to the Borrowers’ knowledge, any director, officer, employee, affiliate or agent of any Loan Party, has taken any action, directly or indirectly, that would result in a violation by any such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA and the Loan Parties and their respective Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve, and which are reasonably expected to continue to promote and achieve, continued compliance therewith.

6.20. Insurance. Each Loan Party maintains all insurance required to be maintained pursuant to, and in accordance with the requirements of, Section 7.01. No Borrower has any reason to believe that any insurer providing coverage to any Loan Party is not financially sound or that any Loan Party will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that could not reasonably be expected to have a Material Adverse Effect.

6.21. Collateral Vessels.

(a) The name, registered owner and official number, and jurisdiction of registration and flag of each Collateral Vessel are set forth on Schedule 6.21. Each Collateral Vessel is operated in all material respects in compliance with all applicable laws, rules and regulations. Each Collateral Vessel has been duly registered under the laws and regulations and flag of the jurisdiction set forth opposite its name on Schedule 6.21, and no other action is necessary to establish and perfect such entity’s title to and interest in such vessel as against any employment contractor or third party.

(b) Each Loan Party which owns or operates or which will own or operate one or more Collateral Vessels is qualified to own and operate such Collateral Vessel under the laws of its jurisdiction of organization and its relevant flag state. Each Collateral Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas, Bureau Veritas or a classification society that is a full member of the International Association of Classification Societies and each Collateral Vessel is in class with valid class and trading certificates, without any overdue recommendations.

6.22. Properties. Except as described on Schedule 6.22, each Loan Party has good and marketable title to all material properties and assets that are reflected in the balance sheets referred to in the unaudited pro forma combined balance sheet of the Borrowers and the Guarantors as at March 31, 2014 (including the notes thereto), including any leasehold interests in such property (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), subject to no Lien except Permitted Liens (or, in the case of any Lien on Collateral, Permitted Collateral Liens). All of the leases, subleases, employment contracts, charters, newbuilding contracts and options to acquire additional contracts that are material to the business of the Loan Parties, and under which any Loan Party holds material properties reflected in the financial statements, are, to the Borrowers’ knowledge, valid, enforceable and in full force and effect, and no Loan Party has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of any Loan Party under any of the leases or contracts mentioned above, or affecting or questioning the rights of such Loan Party to the continued possession of the lease, subleased or contracted property under any such lease, sublease, employment contract, charter, newbuilding contract or option to acquire additional contracts.

6.23. Anti-Terrorism.

(a) The operations of the Loan Parties are and have been conducted in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Loan Parties conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrowers, threatened.

(b) (i) No Loan Party or, to the Borrowers’ knowledge, no director, officer, employee, affiliate, agent or representative of any Loan Party, is a Person that is, or is controlled by a Person that is:

(1) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or

(2) located, organized or resident in a country or territory that is the subject of Sanctions (including Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii) Each Borrower represents and covenants that it has not knowingly engaged in, is not now knowingly engaged in and will not knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction was, to the Borrowers’ knowledge, the subject of Sanctions.

(c) Without limiting the generality of the foregoing, each Borrower represents and warrants that, in relation to the borrowing by the Borrowers of any Loans, the performance and discharge of each Borrower’s and each Guarantor’s obligations and liabilities under this Agreement or under any other Loan Document and the transactions and other arrangements effected or contemplated by this Agreement or any of the other Loan Documents to which such Borrower or Guarantor is a party, such Borrower and Guarantor is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering.

6.24. Form of Documentation. Each of the Loan Documents is or, when executed, will be in proper legal form under the laws of the jurisdiction which governs such documents for the enforcement thereof under such laws, as applicable, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document under the laws of the jurisdiction which governs such document, it is not necessary that any Loan Document or any other document be filed or recorded with any court or other authority in such applicable jurisdiction, except as have been made, or will be made.

6.25. Place of Business. None of the Loan Parties has a place of business in any jurisdiction which requires any of the Collateral Agreements to be filed or registered in that jurisdiction to ensure the validity of the Collateral Agreements to which it is a party unless all such filings and registrations have been made or will be made.

6.26. No Immunity. No Loan Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise has any immunity from the jurisdiction of any court or from any legal process under the laws of the United States, or the Republic of the Marshall Islands or any political subdivisions thereof. A final and conclusive judgment for a sum of money obtained in a court in any jurisdiction inside or outside the United States arising out of or in connection with any Loan Document would be enforceable against any Loan Party in the courts of the Republic of the Marshall Islands.

6.27. Labor Matters. No labor dispute with the employees of any Loan Party exists or, to the knowledge of the Borrowers, is imminent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.28. Existence. Each Borrower and each Guarantor that is organized under the laws of the Republic of the Marshall Islands is a “non-resident” corporation, limited partnership or limited liability company, as the case may be, under the laws of the Republic of the Marshall Islands, as such term is utilized in the Marshall Islands Act governing a corporation, limited partnership or limited liability company, as the case may be, and the Marshall Islands Secured Transactions Act of 2007.

6.29. Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened against any Loan Party or to which any of the properties or assets of any Loan Party is subject before any court, arbitrator or administrative or governmental agency that, if determined adversely to any Loan Party, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7. Covenants. The Borrowers covenant and agree that from and after the Original Effective Date and until all Loans, together with interest, Fees and all other Loan Document Obligations (other than indemnities described in Section 10.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01. Maintenance of Property; Insurance.

(a) The Borrowers will, and will cause each of the Guarantors to, (i) keep all material property necessary to the business of the Borrowers and the Guarantors in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as could not reasonably be expected to have a Material Adverse Effect and (ii) furnish to the Administrative Agent copies of the insurance carried on the Collateral Vessels.

(b) The Borrowers will, and will cause each of the Guarantors to:

(i) insure and keep each Collateral Vessel insured or cause or procure each Collateral Vessel to be insured and to be kept insured at no expense to the Administrative Agent or the Collateral Agent in regard to (collectively, the “Insurances”):

(a)	hull and machinery (including increased value insurance and freight interest insurances, if any);

(b)	war risks (including common conditions and exclusions);

(c)	protection and indemnity risks (including vessel pollution risks);

(d)	loss of hire, to the extent reasonably deemed prudent by the Borrowers in light of the cost of obtaining such insurances; and

(e)	such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Collateral Vessel, as well as any insurances required to meet the requirements of the jurisdiction where such Collateral Vessel is employed;

provided that none of the Borrowers or the Guarantors shall be required to procure or maintain any insurance otherwise required to be procured or maintained under this clause (i), if such insurance is not commercially available in the commercial insurance market; provided further that the Insurances referred to in each of Section 7.01(b)(i)(a) and Section 7.01(b)(i)(b) shall not be required to exceed, in the aggregate for all Collateral Vessels, 125% of the outstanding principal amount of the Loans and unused Commitments (i.e. the Insurances referred to in each of Section 7.01(b)(i)(a) and Section 7.01(b)(i)(b) for any Collateral Vessel shall not be required to exceed an amount that is equal to the quotient of (x) 125% of the outstanding principal amount of the Loans and unused Commitments, divided by (y) the number of Collateral Vessels that are subject to a Ship Mortgage at the time of determination); provided further that, subject to the foregoing limitations, the Insurances referred to in Section 7.01(b)(i) shall be maintained in a manner consistent with the applicable Insurances in place on the Original Effective Date and consistent with insurance obtained by similarly situated vessel owners engaged in the same or similar business;

(ii) effect the Insurances or cause or procure the same to be effected:

(a)	in such amounts and upon such terms and with such deductibles as shipowners engaged in the same or similar business and similarly situated would deem commercially prudent under the circumstances; and

(b)	through the owner’s approved broker (the “Owner’s Insurance Broker”) and reputable independent insurance companies and/or underwriters (including mutual insurance schemes and /or captive insurance schemes) in Europe, North America, the Far East and other established insurance markets except that the insurances against protection and indemnity risks may be effected by the entry of the Collateral Vessels with protection and indemnity associations which are members of the IGA or, if the IGA has disbanded and there is no successor or replacement body of associations, other leading protection and indemnity associations and the insurances against war risks may be effected by the entry of the Collateral Vessel with leading war risks associations (hereinafter called the “Insurers”);

(iii) renew or replace all such Insurances or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Owner’s Insurance Broker and/or the relevant protection and indemnity association or war risks association shall promptly confirm in writing to the Collateral Agent as and when each such renewal or replacement has been effected;

(iv) duly and punctually pay, or cause duly and punctually to be paid, all premiums, calls, contributions or other sums that are due and payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Collateral Agent and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(v) procure that all policies, binders, cover notes or other instruments of the Insurances referred to in Section 7.01(b)(i)(a), (b) and (d) above shall be taken out in the name of any Borrower or any Guarantor and shall incorporate a loss payable clause naming the Collateral Agent as loss payee prepared in compliance with the terms of the Insurance Assignment;

(vi) procure that copies of all original such instruments of Insurances shall be from time to time delivered to the Collateral Agent after receipt by a Borrower or a Guarantor thereof;

(vii) not employ any Collateral Vessel or suffer any Collateral Vessel to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

(viii) cause any proceeds in respect of the Insurances referred to in paragraph (i) above (except, if an Event of Default has occurred and is continuing, clause (c) and, as applicable, (e) of such paragraph) to be paid to the Borrowers or any Guarantor that then owns the Collateral Vessel (subject to provisions as to named insureds, additional insureds and loss payees in favor of the Collateral Agent as required by this Section 7.01(b)); and

(ix) upon the request of the Collateral Agent, do all reasonable things necessary, proper and desirable, and execute and deliver all documents and instruments, to enable the Collateral Agent to collect or recover any moneys to become due in respect of the Insurances.

(c) In addition to the foregoing, the Administrative Agent or the Collateral Agent may effect (i) at the Borrowers’ expense and for the exclusive benefit of the Secured Parties, when any of the Collateral Vessels is or may be located in an Area (as defined below), insurance policies such as mortgagees’ additional perils and pollution insurance on such terms as the Administrative Agent or the Collateral Agent, as the case may be, may approve and (ii) at the Lenders’ expense and for the exclusive benefit of the Secured Parties, mortgagees’ interest insurance on such terms as the Administrative Agent or the Collateral Agent, as the case may be, may approve (and such policies referred to in clauses (i) and (ii) shall constitute “Insurances” for purposes of this Agreement). The Borrowers will notify the Administrative Agent and the Collateral Agent in writing prior to any Collateral Vessel entering an Area. For purposes hereof, the term “Area” shall mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Administrative Agent’s or the Collateral Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Administrative Agent or the Collateral Agent to the Borrowers.

(d) The Administrative Agent shall be entitled, on the date on which any Collateral Vessel becomes subject to a Ship Mortgage in accordance with the terms hereof and at any time and from time following any material change of terms of the Insurances with respect to any Collateral Vessel, to commission an independent firm of insurance consultants to review and provide an insurance report upon the adequacy of the Insurances, as placed or renewed by Owner’s Insurance Brokers; provided that in no event shall the Administrative Agent commission more than one such report for any Collateral Vessel in any twelve-month period. Costs and expenses in respect of each such report shall be for the account of the Borrowers and shall be payable upon demand.

7.02. Existence; Conduct of Business. The Borrowers shall, and shall cause each Guarantor to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrowers and the Guarantors, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.14.

7.03. Operation of Collateral Vessels; Ship Registry, Name and Flag.

(a) The Borrowers shall cause each Guarantor that owns or operates one or more Collateral Vessels to, at all times while owning or operating such Collateral Vessels, operate or cause such Collateral Vessels to be operated in a manner consistent with reasonable industry practice.

(b) The Borrowers shall (i) procure that each Collateral Vessel is registered in the name of the applicable Loan Party in the relevant Ship Registry (which, as of the Restatement Effective Date, shall be the Panama Ship Registry (in the case of the West Capella, the West Aquarius, the West Sirius, the West Auriga and the West Capricorn) or the Bahamas Ship Registry (in the case of the West Leo)) and (ii) not change the Ship Registry, name or flag of any Collateral Vessel or parallel register any Vessel in any Ship Registry without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that if any such change referred to in this clause (ii) would be to a Ship Registry, flag or parallel register other than any Acceptable Ship Registry, then such change shall be subject to the prior written consent of each Lender and Secured Counterparty.

7.04. Payment of Obligations. The Borrowers shall, and shall cause each Guarantor to, pay its material obligations (other than Indebtedness and any Hedging Obligations), including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.05. Reports.

(a) So long as any Loans are outstanding and whether or not the Borrowers are then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrowers will furnish to the Administrative Agent:

(i) within two calendar months after the end of each of the first three fiscal quarters in each fiscal year, (x) quarterly reports containing SDLP’s unaudited consolidated and combined carve-out balance sheet and related statement of operations, changes in members’ capital/owners’ and drop-down companies’ equity and cash flow for and as of the end of such fiscal quarter and for the year-to-date period (with comparable financial statements for the corresponding fiscal quarter and year-to-date period of the immediately preceding fiscal year) and (y) quarterly reports containing unaudited quarterly combined financial information that shows revenues, EBITDA, total assets, total debt, shareholders’ equity, cash and cash equivalents and capital expenditures for and as of the end of such fiscal quarter and for the year-to-date period (with comparable financial information for the corresponding fiscal quarter and year-to-date period of the immediately preceding fiscal year), in each case, with respect to (a) the Borrowers and the Guarantors (taken as a whole) and (b) the Collateral Vessels (taken as a whole);

(ii) within 120 days after the end of each fiscal year, with respect to SDLP, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein for such fiscal year;

(iii) within 120 days after the end of each fiscal year, with respect to (x) the Borrowers and Guarantors (taken as a whole) and (y) the Collateral Vessels (taken as a whole), unaudited annual combined financial information that shows revenues, EBITDA, total assets, total debt, shareholders’ equity, cash and cash equivalents and capital expenditures as of the end of and for such fiscal year; and

(iv) with respect to SDLP, at or prior to such times as would be required to be filed or furnished to the SEC as a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that SDLP would have been required to file with or furnish to the SEC pursuant thereto;

provided, however, that to the extent that SDLP ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not SDLP is then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrowers will furnish to the Administrative Agent, so long as any Loans are outstanding, within 30 days of the respective dates on which SDLP would be required to file such documents with the SEC if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as a “foreign private issuer.”

Notwithstanding the foregoing, SDLP will be deemed to have furnished such reports and other information referred to in this Section 7.05(a) to the Administrative Agent and the Lenders if SDLP has filed such reports and other information with the SEC and such reports and other information are publicly available on the SEC’s website; provided, however, that the Administrative Agent shall have no obligation whatsoever to determine whether or not such reports or other information have been so filed.

(b) So long as any Loans are outstanding, the Borrowers will also not later than 10 Business Days after furnishing to the Administrative Agent the annual and quarterly reports required by Sections 7.05(a)(i) and (ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period (including a question and answer portion of the call); provided that, if the Borrowers hold a conference call on a quarterly basis to discuss such reports and the results of operations for the relevant reporting period that is made accessible to the Lenders and with respect to which reasonable advance notice has been provided publicly, then the Borrowers shall not be required to hold a separate conference call for such period pursuant to this Section 7.05(b).

(c) The Borrowers will (i) provide to the Agents and the Lenders promptly after written request any information, certificates and any documents specified by any Agent or Lender that is required by such Agent or Lender to facilitate its compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering and (ii) notify the Administrative Agent as soon as any Officer of any Borrower becomes aware of any matters evidencing that a breach by any Loan Party of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering could reasonably be expected to occur.

7.06. Notices of Material Events. Promptly upon any Authorized Representative of any Borrower becoming aware of the occurrence of any of the following events, the Borrowers shall furnish to the Administrative Agent, which shall furnish to each Lender and each Secured Counterparty, to the extent applicable, written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Borrower or any Guarantor, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrowers to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(iii) the occurrence of any ERISA Event which would reasonably be expected to have a Material Adverse Effect;

(iv) any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding; and

(v) any other development (including notice of any Environmental Liability) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.07. Filings; Additional Guarantors; Further Assurances.

(a) The Borrowers and the other Loan Parties hereby authorize the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral, at the sole cost and expense of the Loan Parties, without the signature of any Borrower or any other Loan Party, where permitted by law. The Collateral Agent will promptly send the Borrowers a copy of any financing or continuation statements that it may file without the signature of any Borrower or any other Loan Party and the filing or recordation information with respect thereto. No Borrowers or Guarantors will take any action or omit to take any action, which action or omission could reasonably be expected to materially impair, or would have the result of materially impairing, the security interest with respect to the Collateral for the benefit of the Secured Parties except as expressly set forth herein or in any Collateral Agreement.

(b) If, after the Original Effective Date, any Subsidiary of any Borrower that would be subject to the Collateral and Guarantee Requirement is formed, acquired or otherwise becomes subject to such requirements, the applicable Borrower will take all steps necessary, within 45 days of the date on which such Subsidiary is formed, acquired or otherwise becomes subject to the requirements of the Collateral and Guarantee Requirement, to cause the Collateral and Guarantee Requirement in respect of such Subsidiary to be and remain satisfied at all times, including the execution and delivery of supplements to the Guarantee Agreement , the Security Agreement and each Non-U.S. Security Agreement, as applicable, and the delivery of legal opinions reasonably requested by the Administrative Agent or the Collateral Agent, as applicable.

(c) If property constituting Collateral or any other material assets (other than Excluded Property) are acquired by any Borrower or any Guarantor (or, in the case of any Capital Stock of any Guarantor, by any other Person) and such property or other material assets are not automatically subject to a first-priority perfected Lien (subject to Permitted Collateral Liens) in favor of the Collateral Agent under the Collateral Agreements, then such Borrower or such Guarantor will (or, as applicable, will cause such other Person to), as soon as practicable after the acquisition of such property or other material assets (and, in any event, within 45 days thereafter), (i) grant to the Collateral Agent a first-priority perfected Lien (subject to Permitted Collateral Liens) over such property or other material assets, (ii) deliver certain certificates to the Collateral Agent in respect thereof as required by the Collateral and Guarantee Requirement or by the Collateral Agreements or as reasonably requested by the Collateral Agent and (iii) take all other necessary steps to perfect the first-priority perfected Lien (subject to Permitted Collateral Liens) in favor of the Collateral Agent as and to the extent required by the Collateral Agreements or as reasonably requested by the Collateral Agent.

(d) The Borrowers shall furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in the legal name of any Borrower or any Guarantor, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Borrower or any Guarantor (including as a result of any merger or consolidation) or (iii) in the organizational identification number, if any, or, with respect to any Borrower or any Guarantor organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such person. No Borrower shall, or shall permit any Guarantor to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(e) None of the Borrowers or the Guarantors shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Loans, (ii) solely with respect to the sale of Collateral subject to a Permitted Equipment Lien, the agreements governing Indebtedness secured by such Permitted Equipment Lien or (iii) otherwise as may be permitted or required by this Agreement or the other Collateral Agreements, including with respect to any Permitted Collateral Liens.

7.08. Compliance Certificate. The Borrowers shall deliver to the Administrative Agent, concurrently with each delivery of financial statements (or financial information) required by Section 7.05(a) (other than clause (iv) thereof) (without duplication and without the need for any request by the Administrative Agent), a certificate from an Authorized Representative (in its capacity as such and not in its individual capacity) stating that a review of the activities of the Borrowers and the Guarantors during the preceding fiscal quarter or fiscal year, as the case may be, has been made under the supervision of the signing Authorized Representative with a view to determining whether the Borrowers have kept, observed, performed and fulfilled their obligations under this Agreement and the other Loan Documents, and further stating, as to each such Authorized Representative signing such certificate, that to the best of his or her knowledge the Borrowers are not (and have not been since the date of the last such certificate, or if none, since the Original Effective Date) in Default (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrowers are taking or propose to take with respect thereto). In addition, such certificate shall include a reasonably detailed calculation of the Combined Senior Secured Net Leverage Ratio for such period and confirming compliance with Section 7.18.

7.09. Books and Records; Inspection and Audit Rights. The Borrowers will, and will cause each Guarantor to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrowers will, and will cause each Guarantor to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice to the Borrowers, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (it being understood that a representative of the Borrowers may be present at any such discussion), all at such reasonable times and as often as reasonably requested; provided that the foregoing rights of the Administrative Agent shall not interfere in any material respect with the conduct of the business of any Borrower or any Guarantor.

7.10. Compliance with Laws. The Borrower will, and will cause each Guarantor to, comply with all Requirements of Law (including (a) Environmental Laws and (b) all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time, including, but not limited to, the STCW 95, the ISM Code and the ISPS Code (as each is defined in the respective amendment to SOLAS)) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.11. Rated Credit Facilities. The Borrowers will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s and, in respect of SDLP, will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s.

7.12. Transactions with Affiliates.

(a) No Borrower will, or will permit any Guarantor to, enter into any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of any Borrower or any Guarantor’s Affiliate involving aggregate payments or consideration in excess of $10,000,000 unless:

(i) such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to such Borrower or such Guarantor, as the case may be, than those that could have been obtained in a comparable arm’s length transaction with third parties that are not Affiliates (as determined in good faith by the Board of Directors or a member of senior management of any Borrower);

(ii) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than $50,000,000, the applicable Borrower will obtain a resolution of its Board of Directors certifying that such transaction complies with clause (i) above and that the fairness of such transaction has been approved by (A) in the case of any such transaction with Seadrill Limited or any of its Affiliates (other than SDLP, the Borrowers, or any of their Subsidiaries), the Conflicts Committee of SDLP and (B) in the case of any other such transaction, two members of senior management of any Borrower; and

(iii) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than $100,000,000, the applicable Borrower will obtain a written opinion of an accounting, appraisal, investment banking or advisory firm of domestic or international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that the transaction or series of transactions is (A) fair to such Borrower or such Guarantor from a financial point of view taking into account all relevant circumstances or (B) on terms, taken as a whole, not materially less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b) Notwithstanding the foregoing, the restrictions set forth in Section 7.12(a) will not apply to:

(i) customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officer’s insurance premiums), consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees (as determined in good faith by the Board of Directors or a member of senior management of the applicable Borrower);

(ii) any employment agreement, collective bargaining agreement, or consultant or employee benefit arrangements with any employee, consultant, officer or director of any Borrower or any Guarantor, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(iii) any Restricted Payments not prohibited by Section 7.15 and any Permitted Investments;

(iv) transactions pursuant to, or contemplated by, any agreement or arrangement in effect on the Original Effective Date and transactions pursuant to any amendment, modification, supplement or extension thereto; provided that any such amendment, modification, supplement or extension to the terms thereof is not more materially disadvantageous to the Lenders than the original agreement or arrangement as in effect on the Original Effective Date;

(v) transactions with a Person (other than a Subsidiary that is not a Guarantor) that is an Affiliate of any Borrower solely because such Borrower owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(vi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrowers or the Guarantors or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person, in each case, as determined in good faith by the Board of Directors of the applicable Borrower or a member of senior management of the applicable Borrower;

(vii) the payment of reasonable fees and indemnities to employees, officers and directors of any Borrower or any Guarantor in the ordinary course of business;

(viii) any issuance of Disqualified Equity Interests of a Borrower to Affiliates of such Borrower which is permitted under Section 7.16;

(ix) loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, or employers of any Borrower or any Guarantor (a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (b) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office or (c) in the ordinary course of business and, in the case of this clause (c) not exceeding $5,000,000 in the aggregate outstanding at any time;

(x) the granting and performance of registration rights for any Borrower’s or any Guarantor’s securities;

(xi) issuances or sales of Equity Interests (other than Disqualified Equity Interests) of any Borrower;

(xii) transactions between or among the Borrowers and the Guarantors or between or among any of them (including the Designated Intercompany Loan); and

(xiii) any transaction or series of related transactions that (as determined in good faith by the Board of Directors or a member of senior management of the applicable Borrower) is made in accordance with, and, to the extent applicable, has pricing, payment and other terms consistent with, policies, procedures, and guidelines governing the Borrowers and the Guarantors and developed by any accounting, appraisal, investment banking, or advisory firm of domestic or international standing, or other recognized independent expert of domestic or international standing and setting forth material terms and conditions for a class of transactions that would include the applicable transaction, which terms and conditions are deemed fair to such Borrower or such Guarantor from a financial point of view taking into account the circumstances relevant to transactions of such type.

7.13. Limitations on Liens.

No Borrower will, or will permit any Guarantor to, create, incur, assume or suffer to exist (i) any Lien of any kind on any Collateral (except for Permitted Collateral Liens) or (ii) any Lien of any kind on any of its property or assets securing Indebtedness on any of its property or assets that are not Collateral (except for Permitted Liens).

7.14. Limitations on Merger, Consolidation or Sale of All or Substantially All Assets.

(a) No Borrower will: (i) consolidate or merge with or into another Person (whether or not such Borrower is the surviving entity), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Borrower and the Guarantors, taken as a whole, in one or more related transactions, to another Person, unless:

(i) at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (x) such Borrower will be the surviving entity or (y) the Person (if other than such Borrower) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of such Borrower and the Guarantors, taken as a whole, has been made:

(A) will be an entity duly organized and validly existing under the laws of a Permitted Jurisdiction; and

(B) will expressly assume, by a supplement, joinder, amendment or other addendum to this Agreement in form satisfactory to the Administrative Agent, the Loan Document Obligations;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(iii) such Borrower or the Person formed by or surviving any such consolidation or merger (if other than a Borrower), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Combined Interest Cover Ratio test set forth in Section 7.16(a) or (ii) have a Combined Interest Cover Ratio not less than it was immediately prior to giving effect to such transaction;

(iv) U.S. Finco (unless it is a party to the transactions described above, in which case the other provisions of this Section 7.14 shall apply) shall have by documentation reasonably satisfactory to the Administrative Agent confirmed that it continues to be a co-borrower of the Loans;

(v) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) delivers to the Administrative Agent an Officers’ Certificate and opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14; and

(vi) if applicable, the Person formed by or surviving any such consolidation or merger (if other than a Borrower), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made causes such amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Agent on any Collateral owned by or transferred to such Person and deliver an opinion of counsel as to the enforceability thereof and such other matters as the Administrative Agent may reasonably request.

(b) The Borrowers will not permit any Guarantor to sell or otherwise dispose of all or substantially all its properties or assets to, or amalgamate, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than a Borrower or another Guarantor, unless:

(i) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(ii) either:

(A) (x) such Guarantor will be the surviving entity or (y) the Person (if other than a Guarantor) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of such Guarantor has been made:

(1) will be an entity duly organized and validly existing under the laws of a Permitted Jurisdiction; and

(2) will expressly assume, by a supplement, joinder, amendment or other addendum to this Agreement in form satisfactory to the Administrative Agent, the Loan Document Obligations; or

(B) such amalgamation, consolidation, merger or disposition does not violate the provisions of Section 7.22;

(iii) the applicable Borrower delivers to the Administrative Agent an Officers’ Certificate and opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14;

(iv) if applicable, the successor Guarantor causes such amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Agent on any Collateral owned by or transferred to such successor Guarantor and deliver an opinion of counsel as to the enforceability thereof and such other matters as the Administrative Agent may reasonably request; and

(v) if applicable, any Collateral owned by or transferred to such successor Guarantor shall (a) continue to constitute Collateral under this Agreement and the Collateral Agreements to which it is a party and (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

(c) In addition, none of the Borrowers or the Guarantors shall lease all or substantially all of the properties and assets of such Borrower or Guarantor, in one or more transactions, to any other Person, other than drilling contracts, charters, bareboat charters, or operating leases entered into in the ordinary course of business.

(d) Nothing in this Agreement will prevent any Guarantor from, and this Section 7.14 will not apply to any Guarantor, consolidating with, merging into or transferring all or substantially all of its properties and assets to any Borrower or any other Guarantor (including any Person that becomes a Guarantor at the time of such transaction).

(e) Section 7.14(a)(iii) will not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of a Borrower with or into an Affiliate solely for the purpose of reincorporating such Borrower in another jurisdiction.

7.15. Limitations on Restricted Payments.

(a) No Borrower will, or will permit any Guarantor to, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(I) declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any Borrower’s or Guarantor’s Equity Interests (including any payment in connection with any merger or consolidation involving any Borrower or any Guarantor) (other than (A) to any Borrower or any Guarantor or (B) to all holders of Equity Interests of a Guarantor on a pro rata basis or on a basis that results in the receipt by a Borrower or a Guarantor of dividends or distributions of greater value than such Borrower or such Guarantor would receive on a pro rata basis), except for dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of a Borrower or in options, warrants or other rights to acquire such Equity Interests (other than Disqualified Equity Interests);

(II) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation), directly or indirectly, any shares of any Borrower’s Equity Interests or any Equity Interests of any direct or indirect parent company of any of the Borrowers held by persons other than a Borrower or a Guarantor or any options, warrants or other rights to acquire such shares of Equity Interests;

(III) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany debt between or among any Borrower or any Guarantor) except (A) a payment of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(IV) make any Restricted Investment in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment will be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b) Notwithstanding Section 7.15(a), any Borrower or any Guarantor may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Borrowers could incur at least $1.00 of additional Indebtedness under Section 7.16(a); and

(iii) the aggregate amount of all Restricted Payments declared or made after the Original Effective Date (including Restricted Payments permitted by Section 7.15(c)(i) and (viii) below, but excluding all other Restricted Payments described in Section 7.15(c) or 7.15(d)) does not exceed the sum of (without duplication):

(A) 100% of the aggregate net cash proceeds and the Fair Market Value of the marketable securities and property other than cash received by the Borrowers and the Guarantors since the Original Effective Date as a contribution (other than a contribution by another Borrower) to their common equity capital or from the issue or sale of Equity Interests (other than Disqualified Equity Interests and Cure Amounts) by the Borrowers or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Borrowers or convertible or exchangeable debt securities of the Borrowers, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Borrowers (other than Equity Interests, Disqualified Equity Interests or debt securities sold to a Borrower or a Subsidiary of a Borrower); plus

(B) (x) in the case of any Restricted Investment that is sold, disposed of or otherwise cancelled, liquidated or repaid, constituting a Restricted Payment made after the Original Effective Date, an amount equal to 100% of the aggregate amount received in cash and the Fair Market Value of the property and marketable securities received by any Borrower or any Guarantor, and (y) in the case of the designation of a Subsidiary as a Guarantor or in the case of a Subsidiary that is merged or consolidated into a Borrower or a Guarantor or the assets are transferred to a Borrower or a Guarantor (as long as the redesignation of such Subsidiary as a Guarantor was deemed a Restricted Payment), the Fair Market Value of the Borrowers’ and the Guarantors’ interest in such Subsidiary as of the date of such redesignation or at the time of such merger, consolidation or transfer of assets; plus

(C) to the extent that any Restricted Investment constituting a Restricted Payment that was made after the Original Effective Date is made in an entity that subsequently becomes a Guarantor, the Fair Market Value of such Restricted Investment of the applicable Borrower and the Guarantors as of the date such entity becomes a Guarantor; plus

(D) 100% of any dividends or distributions received by a Borrower or a Guarantor after the Original Effective Date from a Subsidiary that is not a Borrower or a Guarantor, to the extent that such dividends or distributions were not otherwise included in the Combined Net Income for such period (items (A) through (D) being referred to as “Incremental Funds”).

(c) Notwithstanding Sections 7.15(a), 7.15(b) and 7.15(d), any Borrower and any Guarantor may take the following actions:

(i) the payment of any dividend or distribution within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 7.15;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of a substantially concurrent issuance and sale (other than to a Borrower or a Subsidiary of a Borrower) of, Equity Interests of a Borrower (other than Disqualified Equity Interests and Cure Amounts) or from the substantially concurrent contribution (other than by another Borrower) of common equity capital to a Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 7.15(b)(iii)(A);

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of an incurrence (other than to a Borrower or a Subsidiary of a Borrower) of, Permitted Refinancing Indebtedness;

(iv) the repurchase of Equity Interests (other than Disqualified Equity Interests) deemed to occur upon the exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of those stock options;

(v) payments of cash, dividends, distributions, advances or other Restricted Payments by any Borrower or any Guarantor to allow the payment of cash in lieu of issuing fractional shares upon (A) the exercise of options or warrants or (B) the exchange or conversion of Equity Interests of any such Person;

(vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests (other than Disqualified Equity Interests) of a Borrower held by any current or former officer, director, employee or consultant of any Borrower or any Guarantor pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (other than Disqualified Equity Interests) may not exceed $5,000,000 in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests and Cure Amounts) of any Borrower or any Guarantor received by any Borrower or any Guarantor during such calendar year, in each case to members of management, directors or consultants of any Borrower or any Guarantor to the extent the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests and Cure Amounts) have not otherwise been applied to the making of Restricted Payments pursuant to Section 7.15(b)(iii)(A) or clauses (ii) or (iii) of this Section 7.15(c);

(vii) any payment of Subordinated Indebtedness listed on Schedule 7.15 on or about the Original Effective Date utilizing the proceeds of the Loans; or

(viii) so long as no Default or Event of Default has occurred and is continuing, any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (viii) since the Original Effective Date does not exceed $75,000,000.

(d) Notwithstanding anything to the contrary in this Section 7.15, a Borrower shall be entitled to make a Restricted Payment if (A) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing and (B) the Combined Interest Cover Ratio for the most recently ended four full fiscal quarters for which internal consolidating financial information is available at the time of such Restricted Payment is at least 2.0 to 1.0, so long as such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrowers and the Guarantors (excluding Restricted Payments permitted by clauses (ii) through (vii) of Section 7.15(c)) with respect to the quarter is less than the sum, without duplication, of:

(I) Available Cash with respect to the Borrowers’ most recently ended fiscal quarter for which internal consolidating financial information is available; plus

(II) the aggregate amount of Incremental Funds; minus

(III) the aggregate amount of Incremental Funds previously expended pursuant to this Section 7.15.

7.16. Limitations on Indebtedness and Issuance of Preferred Stock.

(a) No Borrower will, or will permit any Guarantor to, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “Incur”) any Indebtedness (including Acquired Debt); provided, however, that the Borrowers and the Guarantors may incur Indebtedness (including Acquired Debt) if the Combined Interest Cover Ratio for the Borrowers’ most recently ended four full fiscal quarters for which internal consolidating financial information is available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

(b) Section 7.16(a) will not, however, prohibit the following (collectively, “Permitted Debt”):

(i) the incurrence by any Borrower and any Guarantor of Indebtedness represented by the Loans, the Loan Guarantees, and the other Secured Obligations;

(ii) Indebtedness of any Borrower or any Guarantor outstanding on the Original Effective Date (other than Indebtedness described under clauses (i) and (ix) of this paragraph) after giving effect to the use of proceeds of the Loans and until such Indebtedness is repaid;

(iii) the Designated Intercompany Loan; provided that the Designated Intercompany Loan shall be represented by the Designated Intercompany Note and pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the Collateral and Guarantee Requirement;

(iv) the incurrence by any Borrower or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under (A) Section 7.16(a) or (B) clauses (ii), (iv) or (xvi) of this Section 7.16(b);

(v) the incurrence by a Borrower or any Guarantor of intercompany Indebtedness between or among the Borrowers and the Guarantors or between or among any of them (other than the Designated Intercompany Loan); provided that any subsequent issuance or transfer of Capital Stock of the relevant holder of such debt that results in any such Indebtedness being held by a Person other than a Borrower or a Guarantor and (y) any sale or other transfer of any such Indebtedness to a Person that is not either a Borrower or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Borrower or such Guarantor, as the case may be, that is not then permitted by this clause (v);

(vi) guarantees by any Borrower or Guarantor of Indebtedness of any Borrower or Indebtedness of any Guarantor;

(vii) the incurrence by any Borrower or any Guarantor of Indebtedness arising from customary agreements providing for guarantees, indemnities or obligations in respect of earnouts or other purchase price adjustments or, in each case, similar obligations, in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, other than guarantees or similar credit support given by any Borrower or any Guarantor of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that, in the case of dispositions, the maximum aggregate liability in respect of all such Indebtedness permitted pursuant to this clause (vii) will at no time exceed the net proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from such disposition;

(viii) the incurrence by any Borrower or any Guarantor of Hedging Obligations;

(ix) the incurrence by any Borrower or any Guarantor of Indebtedness (including Capitalized Lease Obligation, mortgage financings and purchase money obligations) in an aggregate principal amount, including all outstanding Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (ix), plus (without duplication) all outstanding Indebtedness of the Borrowers and the Guarantors incurred pursuant to Section 7.16(a) (including any outstanding Indebtedness reclassified as having been incurred under Section 7.16(a) pursuant to Section 7.16(h)), not to exceed, on the date of such incurrence, an amount equal to 75% of the Fair Market Value (as determined on the date of such incurrence) of all completed Vessels (other than Collateral

Vessels) owned by a Borrower, a Guarantor or another Subsidiary of a Borrower plus 75% of the Fair Market Value of the lease component of any Vessels (other than Collateral Vessels) subject to sale and leaseback transactions in favor of a Borrower, a Guarantor or another Subsidiary of a Borrower, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided that such Indebtedness is (A) incurred by a Borrower or a Guarantor that owns or leases pursuant to a sale and leaseback transaction one or more Vessels (other than Collateral Vessels) (in such capacity, a “Vessel Owner”) or (B) secured by Liens over one or more Vessels (other than Collateral Vessels) and/or such Indebtedness is guaranteed by one or more Guarantors or other Subsidiaries of a Borrower that own one or more Vessels (other than Collateral Vessels);

(x) the incurrence by any Borrower or any Guarantor of Indebtedness (including, Capitalized Lease Obligations, mortgage financings and purchase money obligations), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design or construction of any Vessel (other than a Collateral Vessel) owned by a Borrower, a Guarantor or another Subsidiary of a Borrower in an aggregate principal amount, including all outstanding Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (x), plus all outstanding Indebtedness of the Borrowers and the Guarantors incurred pursuant to Section 7.16(a) (including any outstanding Indebtedness reclassified as having been incurred under Section 7.16(a) pursuant to Section 7.16(h)), not to exceed, on the date of such incurrence, an amount equal to 75% of the contract price for the acquisition of all uncompleted Vessels (other than a Collateral Vessel) to be owned by a Borrower, a Guarantor or another Subsidiary of a Borrower, as determined on the date on which the Indebtedness was incurred by a Borrower or a Guarantor, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(xi) the incurrence by any Borrower or any Guarantor of Indebtedness in relation to (A) regular or extraordinary maintenance required on any of the Vessels owned by a Borrower or any Guarantor, (B) scheduled dry-docking of any of the Vessels owned by a Borrower or any Guarantor and (C) expenditures in connection with inspections, appraisals, repairs, modifications, additions, permits and licenses as may be required from time to time under drilling and other vessel employment contracts of a Borrower or any Guarantor or applicable law, rule or regulation, in each case of (A) through (C) above, in the ordinary course of business and in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xi), at any time outstanding not to exceed $50,000,000;

(xii) the incurrence by any Borrower or any Guarantor of Indebtedness through the provision of bonds, guarantees, letters of credit or similar instruments required by the United States Federal Maritime Commission or any other governmental or regulatory agencies, foreign or domestic, including, without limitation, customs authorities; in each case, for Vessels owned, operated or chartered by, or in the ordinary course of business of, any Borrower or any Guarantor;

(xiii) the incurrence by any Borrower or any Guarantor of Indebtedness in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business;

(xiv) the incurrence by any Borrower or any Guarantor of Indebtedness in respect of workers’ compensation and claims arising under similar legislation, captive insurance companies, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xv) the incurrence by any Borrower or any Guarantor of Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence, (B) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (C) completion guarantees or performance or appeal bonds provided or letters of credit obtained by any Borrower or any Guarantor in the ordinary course of business, (D) VAT or other tax guarantees in the ordinary course of business, (E) the financing of insurance premiums in the ordinary course of business and (F) any customary cash management, cash pooling or netting or setting off arrangements;

(xvi) Indebtedness of any Person incurred and outstanding on the date on which such Person becomes a Guarantor or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) any Borrower or any Guarantor (other than Indebtedness incurred (A) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Guarantor or was otherwise acquired by a Borrower or a Guarantor or (B) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (xvi), that at the time of such acquisition or other transaction pursuant to which such Indebtedness is deemed to be incurred, (x) the Borrowers could incur at least $1.00 of additional Indebtedness under Section 7.16(a), after giving pro forma effect to such acquisition or other transaction or (y) the Combined Interest Cover Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(xvii) Guarantees by any Borrower of Indebtedness incurred by any Subsidiary that is not a Guarantor, provided that (A) such Indebtedness is (x) incurred by a Subsidiary that owns or leases pursuant to a sale and leaseback transaction one or more Vessels (other than Collateral Vessels) (in such capacity, a “Non-Guarantor Vessel Owner”) or (y) secured by Liens granted by one or more Non-Guarantor Vessel Owners over one or more Vessels (other than Collateral Vessels) and/or such Indebtedness is guaranteed by one or more Non-Guarantor Vessel Owners and (B) such Borrower’s maximum liability under such Guarantee (determined at the time such Guarantee is provided) does not exceed the aggregate amount of Indebtedness that such Borrower or a Guarantor could incur under Section 7.16(b)(ix) to finance such Vessel if such Vessel were owned by the Borrower or a Guarantor; and

(xviii) the incurrence by any Borrower or any Guarantor of Indebtedness (other than and in addition to Indebtedness permitted under clauses (i) through (xvii) above) in an aggregate principal amount at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to renew, refund, replace, refinance, defease or discharge any Indebtedness incurred pursuant to this clause (xviii), not to exceed the greater of (x) $125,000,000 and (y) 3.5% of Net Tangible Assets.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the obligation to pay commitment fees, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of interest or dividends in the form of additional Indebtedness or in the form of additional shares of the same class will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.16.

(c) None of the Borrowers will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of such Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Loans on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of a Borrower solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

(d) For purposes of determining compliance with any restriction on the incurrence of Indebtedness in Dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent determined on the date of such determination; provided that if any such Indebtedness denominated in a different currency is subject to a Hedging Obligation (with respect to Dollars) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in Dollars will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Dollar Equivalent of the Indebtedness refinanced determined on the date such Indebtedness being refinanced was initially incurred, except to the extent that such Dollar Equivalent was determined based on a Hedging Obligation (with respect to Dollars), in which case the amount of such Permitted Refinancing Indebtedness will be adjusted to take into account the effect of such agreement. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 7.16, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies or currency values will not be deemed to exceed the maximum amount that a Borrower or a Guarantor may incur under this Section 7.16.

(e) For purposes of determining any particular amount of Indebtedness under this Section 7.16 obligations with respect to letters of credit, guarantees or Liens, in each case supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(f) The amount of any Indebtedness outstanding as of any date will be:

(i) in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

(g) If at any time a Subsidiary becomes a Guarantor, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Guarantor as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Section 7.16, the Guarantor shall be in Default of this Section 7.16).

(h) For purposes of determining compliance with this Section 7.16, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 7.16, the Borrowers, in their sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 7.16(a) and (b), and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.16, provided that (i) Indebtedness incurred pursuant to Section 7.16(b)(i) and 7.16(b)(ix) may not be reclassified and (ii) Indebtedness incurred pursuant to Section 7.16(b)(x) shall be automatically reclassified to Section 7.16(b)(ix) upon completion of the relevant Vessel.

7.17. Limitations on Dividends and Other Payment Restrictions Affecting Guarantors.

(a) No Borrower will, or will permit any Guarantor to, create or otherwise cause to become effective any consensual encumbrance or restriction on the ability of any Guarantor to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness owed to any Borrower or any other Guarantor;

(iii) make loans or advances to any Borrower or any other Guarantor; or

(iv) transfer any of its properties or assets to any Borrower or any other Guarantor;

provided that (A) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (B) the subordination of (including the application of any standstill period to) loans or advances made to any Borrower or any Guarantor to other Indebtedness incurred by any Borrower or any Guarantor, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 7.17(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) the Loans, this Agreement, the Loan Documents or by other indentures or agreements governing other Indebtedness incurred by the Borrowers ranking equally with the Loans; provided that the encumbrances or restrictions imposed by such other indentures or agreements are not materially more restrictive, taken as a whole, than the encumbrances or restrictions imposed by this Agreement;

(ii) any agreements with respect to Indebtedness of any Borrower or any Guarantor permitted to be incurred subsequent to the Original Effective Date pursuant to Section 7.16 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than is customary in comparable financings (as determined in good faith by the Board of Directors or a member of senior management of a Borrower);

(iii) any agreement in effect on the Original Effective Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Original Effective Date (as determined in good faith by the Board of Directors or a member of senior management of a Borrower);

(iv) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(v) any agreement or other instrument of a Person (including its Subsidiaries), acquired by a Borrower or a Guarantor in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (including its Subsidiaries);

(vi) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Guarantor that restricts distributions by that Guarantor, or restricts disposition of the Equity Interests or assets of that Guarantor, pending its sale or other disposition;

(vii) Liens permitted to be incurred under Section 7.13 that limit the right of the debtor to dispose of the assets subject to such Liens;

(viii) applicable law, rule, regulation or order or the terms of any governmental licenses, authorizations, concessions, franchises or permits;

(ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(x) customary limitations on the distribution or disposition of assets or property in joint venture agreements, master limited partnership arrangements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitations are applicable only to the assets that are the subject of such agreements;

(xi) purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 7.17(a)(iv); and

(xii) any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xi), or in this clause (xii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Lenders than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced.

7.18. Combined Senior Secured Net Leverage Ratio. The Borrowers will not permit the Combined Senior Secured Net Leverage Ratio as of the last day of any four fiscal quarter period to exceed the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Senior Secured Leverage Ratio
March 31, 2014	5.5 to 1.00
June 30, 2014	5.5 to 1.00
September 30, 2014	5.5 to 1.00
December 31, 2014	5.5 to 1.00
March 31, 2015 and thereafter	5.0 to 1.00

7.19. Designation of Guarantors.

(a) The Board of Directors of a Borrower may designate any Guarantor that does not hold a Collateral Vessel and that is not party to a contract for the employment of a Collateral Vessel to no longer be a Guarantor if that designation would not cause a Default. If a Guarantor that does not hold a Collateral Vessel and that is not party to a contract for the employment of a Collateral Vessel is designated to no longer be a Guarantor, the aggregate Fair Market Value of all outstanding Investments owned by the Borrowers and the Guarantors in the Guarantor designated to no longer be a

Guarantor will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 7.15 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrowers. That designation will only be permitted if the Investment would be permitted at that time.

(b) The Board of Directors of a Borrower may at any time designate any of its Subsidiaries to be a Guarantor; provided that such designation will be deemed to be an incurrence of Indebtedness by a Guarantor of any outstanding Indebtedness of such Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 7.16, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

7.20. Business Activities.

No Borrower will, or will permit any Guarantor to, engage in the conduct of any business other than a Permitted Business.

7.21. Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels.

The Borrowers will not permit any of their respective Subsidiaries (other than a Guarantor) to be or become party to any Collateral Vessel Contract (including as a charterer of any Collateral Vessel) or otherwise hold the right to directly receive any Earnings attributable to any Collateral Vessel or any other Related Assets with respect to any Collateral Vessel; provided, that a Local Content Subsidiary may be a party to a Collateral Vessel Contract in respect of a Collateral Vessel or otherwise hold the right to receive Earnings attributable to a Collateral Vessel or any Related Assets with respect to any Collateral Vessel (other than any Capital Stock of any Guarantor) to the extent required by any law, regulation or requirement of any applicable jurisdiction, so long as such Local Content Subsidiary does not (a) receive more than 40% of the Earnings or Related Assets (other than any Capital Stock of any Guarantor) with respect to such Collateral Vessel and (b) Incur Indebtedness that exceeds $30,000,000 in the aggregate at any one time outstanding; provided further that each Local Content Subsidiary shall be a direct or indirect Subsidiary of a Borrower (other than as may be required pursuant to local laws, regulations and requirements). The Borrowers shall, or shall cause one or more of the Guarantors to, at all times maintain the Earnings Accounts, and each Earnings Account shall at all times be in the name of a Borrower or a Guarantor and be subject to an account control agreement (or other comparable arrangements under U.K. law or other laws acceptable to the Collateral Agent).

The Borrower will not permit any Subsidiary that is not a Guarantor to directly own a Collateral Vessel.

7.22. Limitation on Asset Sales.

(I) No Borrower will, or will permit any Guarantor to, consummate any Asset Sale (other than an Involuntary Transfer) unless:

(1) such Borrower or such Guarantor, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) the consideration received in such Asset Sale by such Borrower or such Guarantor shall be comprised of not less than 75% cash or Cash Equivalents or, if such Asset Sale is a sale of Collateral, cash or Cash Equivalents in an amount not less than the product of (i) the ratio of (a) the Fair Market Value of such sold or disposed Collateral to (b) the Fair Market Value of all Collateral, in each case, calculated immediately prior to such Asset Sale and (ii) the aggregate principal amount of all Term Loans outstanding at the time of such Asset Sale; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements within 20 Business Days, in accordance with the requirements set forth in this Agreement;

(II) For purposes of this provision, each of the following will be deemed to be cash:

(a) any Indebtedness or other liabilities, as shown in the most recent unaudited consolidating financial information of the Borrowers, of a Borrower or of a Guarantor (other than contingent liabilities and liabilities that are by their terms subordinated to the Loan Document Obligations) that are assumed, repaid or retired by the transferee of any such assets so long as such Borrower or such Guarantor is released from further liability;

(b) any securities, notes or other obligations received by a Borrower or any Guarantor from such transferee that are, subject to ordinary settlement periods, converted by such Borrower or such Guarantor into cash or Cash Equivalents within one year following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in Section 7.22(III)(4).

(III) Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including an Involuntary Transfer), the applicable Borrower or the applicable Guarantor, as the case may be, may apply such Net Proceeds at its option to any combination of the following:

(1) to purchase, repay or prepay secured Indebtedness of the Borrower or any Guarantor or, in the case of an Asset Sale other than of Collateral, any Indebtedness (other than Indebtedness that is subordinated in right of payment to the Loan Document Obligations, whether or not secured) of any Borrower or any Guarantor (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

(2) [Reserved.]

(3) to make a capital expenditure for any Borrower or any Guarantor; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, related assets and any related Ready for Sea Costs) for any Borrower or any Guarantor or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs;

provided that (x) a binding commitment made within the 365-day period described above by the Borrowers or the applicable Guarantor to apply Net Proceeds from an Asset Sale in accordance with clauses (3) and (4) above shall toll the 365-day period in respect of such Net Proceeds for a period not to exceed 180 days from the expiration of the aforementioned 365-day period, provided that such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 180 days from the date of such binding commitment; provided further that a binding commitment to apply Net Proceeds from an Asset Sale to the purchase, acquisition or construction of an Additional Vessel shall instead toll the 365-day period in respect of such Net Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 365 days from the date of such binding commitment; (y) if the assets sold or transferred in such Asset Sale constituted Collateral, the applicable Borrower shall pledge or cause the applicable Guarantor to pledge any assets (including any acquired Capital Stock) acquired with the Net Proceeds of such Asset Sale pursuant to clause (4) above to secure the Secured Obligations on a first-priority basis (subject to Permitted Collateral Liens) pursuant to the Collateral Agreements and (z) if the assets sold or transferred in such Asset Sale include a Vessel that does not constitute Collateral, then the applicable Borrower or the applicable Guarantor, as the case may be, may with respect to the Net Proceeds of up to two Vessels elect to, in lieu of the application or investment provided in clauses (1) through (4) above, apply such Net Proceeds within 30 days following the receipt of proceeds from such Asset Sale to (i) repay all Indebtedness secured by such assets and (ii) purchase, repay or prepay any other Indebtedness of any Borrower or any Guarantor so that the aggregate principal amount of the Combined Total Indebtedness of the Borrowers and the Guarantors does not exceed 75% of the sum of the Completed Vessel Value and the Contracted Vessel Value at such time (an Asset Sale of a Vessel whose Net Proceeds are applied pursuant to this clause (z), a “Non-Collateral Vessel Sale”).

(IV) Pending the final application of any Net Proceeds, the applicable Borrower or the applicable Guarantor may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of any Borrower or any Guarantor, respectively, or invest the Net Proceeds in cash and Cash Equivalents.

(V) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 7.22(III) will constitute “Excess Proceeds.” For the avoidance of doubt, the application of Net Proceeds relating to a Vessel that does not constitute Collateral in accordance with clause (z) in Section 7.22(III) will be deemed to have fully satisfied the application of all

Net Proceeds from the applicable Asset Sale of such Vessel. Subject to Section 4.10 when the aggregate amount of Excess Proceeds from any Asset Sale or (Asset Sales) in respect of assets that constituted Collateral exceeds $50,000,000, the Term Borrowers will, or will cause the applicable Guarantor to, within 10 Business Days thereof, prepay Term Loans in an aggregate principal amount equal to the lesser of (x) 100% of such Excess Proceeds and (y) the product of (i) the ratio of (a) the Fair Market Value of such sold or disposed Collateral to (b) the Fair Market Value of all Collateral, in each case, calculated immediately prior to the applicable Asset Sale and (ii) the aggregate principal amount of all Term Loans outstanding at the time of such Asset Sale. Subject to the provisions of Section 10.06 and the next succeeding sentence, the Term Borrowers shall select the Borrowing or Borrowings to be prepaid pursuant to this Section 7.22 and shall specify such selection in a notice delivered by an Authorized Representative of the Term Borrowers to the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three (3) Business Days prior to the date of prepayment. In the event of any prepayment of Term Loans pursuant to this Section 7.22 made at a time when Borrowings of Term Loans of more than one Class remain outstanding, the Term Borrowers shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Borrowings in respect of each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. The aggregate principal amount of any prepayment of Term Loans of any Class pursuant to this Section 7.22 shall be applied to the remaining scheduled installments of principal with respect to such Class of Term Loans on a pro rata basis. Upon completion of each prepayment pursuant to this Section 7.22, the amount of Excess Proceeds will be reset at zero.

(VI) Notwithstanding anything to the contrary contained in this Section 7.22 with respect to any Asset Sale that is an Event of Loss, such Event of Loss and the application of the Event of Loss Proceeds in respect thereof will be governed by Section 4.02(a) and not this Section 7.22.

7.23. Activities of U.S. Finco.

U.S. Finco may not hold assets, become liable for any obligations or engage in any business activities; provided that it may be a co-borrower or co-issuer with respect to the Loan Document Obligations or any other Indebtedness issued or Incurred by the other Borrowers and may engage in any activities directly related thereto or in connection therewith. U.S. Finco shall be a Loan Party that is a wholly owned Subsidiary of Operating at all times.

7.24. Use of Proceeds.

The proceeds of the Term Loans made on the Original Effective Date were utilized to consummate the 2014 Refinancing, to pay fees and expenses incurred in connection with the Transactions (as defined in the Original Credit Agreement), to make the portion of the Designated Intercompany Loan made on the Original Effective Date and for general corporate purposes of the Borrowers, the Guarantors and their respective Subsidiaries. The proceeds of the Term Loans made on the Restatement Effective Date shall be utilized to consummate the 2014 Restatement Refinancing, to pay fees and expenses incurred in connection with the Transactions, to make the portion of the Designated Intercompany Loan to be made on the Restatement Effective Date and for general corporate purposes of the Borrowers, the Guarantors and their respective Subsidiaries. The proceeds of the Revolving Loans will be used by the Revolving Borrowers from time to time for general corporate purposes of the Borrowers and their Subsidiaries. The proceeds of the Loans shall not be used in a manner that would violate any of Sections 6.07(c), 6.19 and any applicable Sanctions laws.

SECTION 8. Events of Default and Remedies; Application of Funds; Replacement of Revolving Lenders Under Certain Circumstances.

8.01. Events of Defaults and Remedies.

(a) Each of the following specified events shall constitute an “Event of Default”:

(1) default in any payment of interest on any Loan or Note or any fee or other amount (other than any amount referred to in clause (2) of this paragraph (a)) payable under this Agreement or any other Loan Document when due and continued for 30 days;

(2) default in any payment (at maturity, upon redemption or required repurchase, upon declaration of acceleration or otherwise) of the principal of any Loan or Note when due and continued for 3 days;

(3) failure by any Loan Party to comply with Section 7.14;

(4) failure by any Loan Party for 60 days after notice to such Borrower by the Administrative Agent to comply with any covenant or agreement (other than a default referred to in clauses (1), (2) and (3) above);

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by or Hedging Obligations of any Loan Party (or the payment of which is guaranteed by any Loan Party), whether such Indebtedness or guarantee now exists or is created after the Restatement Effective Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness for money borrowed or Hedging Obligation prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness for money borrowed or the termination of such Hedging Obligation, in each case prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more (provided that for the purposes of the foregoing determination the amount of any Hedging Obligation shall be the amount of all payments that a Loan Party is required to make as a result of such termination with such payments being calculated subject to and in accordance with any netting provisions in the agreements documenting such Hedging Obligation); provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by any Loan Party to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25,000,000 (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments are not discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect;

(7) the repudiation by any Loan Party of any of its obligations under the Collateral Agreements or the unenforceability of the Collateral Agreements against any Loan Party for any reason;

(8) the pledge of the Equity Interests of any of Operating, Capricorn Holdings or SDLP, other than to the Collateral Agent for the benefit of the Secured Parties;

(9) except as permitted by this Agreement or any Loan Guarantee, any Loan Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person duly acting on behalf of any Guarantor, denies or disaffirms its obligations under its Loan Guarantee;

(10) any Loan Party takes any of the following actions, pursuant to or within the meaning of any Debtor Relief Law:

(a) commences a voluntary case,

(b) consents in writing to the entry of an order for relief against it in an involuntary case,

(c) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) admits in writing it generally is not paying its debts as they become due; or

(f) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law, which order or decree remains unstayed and in effect for 60 consecutive days, that:

(ii) is for relief against any Loan Party in an involuntary case;

(iii) appoints a Custodian (1) of any Loan Party or (2) for all or substantially all of the property of any Loan Party; or

(iv) orders the liquidation of any Loan Party;

(11) any representation, warranty or statement made by or on behalf of any Loan Party in this Agreement or in any other Loan Document or in any report, certificate or financial statement provided pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been untrue in any material respect on the date made;

(12) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect; or

(13) a Change of Control shall have occurred.

(b) In the case of an Event of Default described in clause (10) above, all outstanding Loan Document Obligations will become due and payable immediately, and all Commitments will automatically terminate, in each case without further action or notice. If any other Event of Default occurs and is continuing, the Administrative Agent may (with the consent of the Required Lenders) or shall (if directed by the Required Lenders) declare all the Loans to be due and payable immediately (and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers under the Loan Documents shall become due and payable) and may terminate all Commitments (and thereupon the Commitments shall terminate immediately).

8.02. Application of Funds.

(a) After the exercise of remedies (including rights of setoff) provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall be applied by the Administrative Agent and/or the Collateral Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Revolving Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Parties, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Revolving Obligations constituting accrued and unpaid interest on the Revolving Loans (including post-petition interest, whether or not an allowed claim in any Insolvency and Liquidation Proceeding), ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Revolving Obligations constituting unpaid principal of the Revolving Loans, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Revolving Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other applicable Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Revolving Obligations owing to the Administrative Agent and the other applicable Secured Parties on such date;

Sixth, to payment of that portion of the Secured Obligations (other than Revolving Obligations) constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Parties, ratably among them in proportion to the amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Secured Obligations (other than Revolving Obligations) constituting accrued and unpaid interest on the Term Loans, the Secured Hedging Obligations and the Secured Cash Management Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Secured Obligations (other than Revolving Obligations) constituting unpaid principal of, or the termination or close-out amount of, the Term Loans, the Secured Hedging Obligations and the Secured Cash Management Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to the payment of all other Secured Obligations (other than Revolving Obligations) of the Loan Parties that are due and payable to the Administrative Agent and the other applicable Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations (other than Revolving Obligations) owing to the Administrative Agent and the other applicable Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

(b) The parties to each Loan Document (including each Loan Party) irrevocably agree that (i) this Agreement (including the provisions of this Section 8.02) constitutes a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law, and that the terms hereof will survive, and will continue in full force and effect and be binding upon each of the parties hereto, in any Insolvency or Liquidation Proceeding and (ii) to the maximum extent permitted by law, the Revolving Obligations (and the security therefor) constitute a separate and distinct class and separate and distinct claims from the other Secured Obligations (and the security therefor). If any Secured Party collects or receives any amounts on account of the Secured Obligations to which it is not entitled under Section 8.02(a) or otherwise by the terms hereof, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Collateral Agent, for the account of such Secured Parties, to be applied in accordance with Section 8.02(a), in each case until the prior payment in full in cash of the applicable Secured Obligations of such Secured Parties.

8.03. Replacement of Revolving Lenders under Certain Circumstances.

(a) Any of the Term Lenders (each an “Eligible Purchaser”) shall have the right to purchase by way of assignment, at any time during the exercise period described in Section 8.03(c) below, all, but not less than all, of the outstanding Revolving Loans and Revolving Commitments of the Revolving Lenders including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of such Secured Obligations outstanding at the time of purchase. Upon receipt of a notice in accordance with Section 8.03(b) from an Eligible Purchaser, the Administrative Agent will promptly notify each other Term Lender of the contents of such notice. Each such Term Lender may elect to participate in such purchase of the outstanding loans and commitments of the Revolving Lenders by providing written notice to the Administrative Agent no later than 5:00 p.m. (New York time) three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such purchase. Unless otherwise agreed to by the Eligible Purchasers, the obligations to be purchased shall be allocated among the participating Eligible Purchasers ratably on the basis of the relative amount of the sum of each participating Eligible Purchaser’s outstanding Term Loans. Any purchase pursuant to this Section 8.03(a) shall be made as follows:

(i) for a purchase price equal to the sum of (A) in the case of all credit extensions that constitute outstanding Revolving Loans and Revolving Commitments of the Revolving Lenders, as applicable, 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase plus (B) all accrued and unpaid fees, expenses, indemnities and other amounts through the date of purchase;

(ii) with the purchase price described in preceding clause (a)(i) payable in cash on the date of purchase;

(iii) with all amounts payable in respect of the assignments described above to be distributed to them by the Administrative Agent ratably among the Revolving Lenders in proportion to the respective amounts described in Section 8.03(a)(i) held by them; and

(iv) with such purchase to be made pursuant to an Assignment and Assumption Agreement; it being understood and agreed that each Revolving Lender shall retain all rights to indemnification as provided in the relevant Loan Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 8.03.

(b) The right to exercise the purchase option described in Section 8.03(a) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible Purchaser or Eligible Purchasers) given to the Administrative Agent by an Eligible Purchaser. Neither the Administrative Agent nor any Revolving Lender shall have any disclosure obligation to any Eligible Purchaser in connection with any exercise of such purchase option.

(c) The right to purchase the outstanding Revolving Loans and Revolving Commitments of the Revolving Lenders, as applicable, as described in this Section 8.03 may be exercised (by giving the irrevocable written notice described in preceding clause (b)) during each of the periods that (1) begins on the date first to occur of (x) the exercise of remedies provided for in Section 8.01 (or upon the Loans automatically becoming immediately due and payable), (y) the occurrence of the final maturity of the Loans under this Agreement or (z) the occurrence of an Event of Default pursuant to clause (10) of Section 8.01(a) and (2) ends on the 60th day after the start of the applicable period described above.

(d) The obligations of the Revolving Lenders to sell their respective Revolving Loans and Revolving Commitments under this Section 8.03 are several and not joint and several. To the extent any Revolving Lender (a “Defaulting Creditor”) breaches its obligation to sell its Revolving Loans and Revolving Commitments under this Section 8.03, nothing in this Section 8.03 shall be deemed to require the Administrative Agent or any other Revolving Lender to purchase such Defaulting Creditor’s Revolving Loans and Revolving Commitments for resale to the participating Eligible Purchasers and in all cases, the Administrative Agent, each Revolving Lender complying with the terms of this Section 8.03 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor.

(e) Each Loan Party irrevocably consents to any assignment effected to one or more Eligible Purchasers pursuant to this Section 8.03 for purposes of all Loan Documents and hereby agrees that no further consent from such Loan Party shall be required.

8.04. Equity Cure Right. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrowers fail to comply with the requirements of the financial covenant set forth in Section 7.18, after the last day of the applicable fiscal quarter and until the expiration of the tenth day after the date on which the compliance certificate is required to be delivered pursuant to Section 7.08, Operating and Capricorn Holdings shall have the right to issue Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receive cash contributions to the capital of Operating and/or Capricorn Holdings (in each case, other than issuances to, or cash contributions from, any Borrower or any of their respective Subsidiaries) and apply the amount of the proceeds thereof to increase Combined EBITDA with respect to the applicable fiscal quarter of the Borrowers (the “Cure Right”); provided that (a) such proceeds are actually received by Operating and/or Capricorn Holdings, as the case may be, no later than ten days after the date on which the compliance certificate is required to be delivered pursuant to Section 7.08, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Combined EBITDA) (the “Cure Amount”) such Event of Default under Section 7.18 for the applicable period, (c) the Cure Right shall not be exercised more than four times during the term of this Agreement and (d) in each period of four consecutive fiscal quarters of the Borrowers, there shall be at least two consecutive fiscal quarters during which the Cure Right is not exercised. If, after giving effect to the foregoing adjustment, the Borrowers are in compliance with the financial covenant set forth in Section 7.18, then the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.18 and shall not result in any adjustment to any amounts, other than the amount of the Combined EBITDA referred to in the immediately preceding sentence.

SECTION 9. The Administrative Agent.

9.01. Appointment. The Lenders in their capacities as Lenders hereby irrevocably designate and appoint Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent or the Collateral Agent, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent and the Collateral Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. For purpose of this Section 9, the term “Administrative Agent” shall be deemed to also refer to the Collateral Agent.

9.02. Nature of Duties.

(a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non–appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note, and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent, in such capacity, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

9.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrowers and their respective Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Borrowers and their respective Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrowers and their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrowers and their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.

9.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

9.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

9.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers or the Guarantors, the Lenders will reimburse and indemnify the Administrative Agent (and its Affiliates and their respective partners, members, directors, officers, agents, employees and controlling persons (if any)) in proportion to their respective Percentages (in respect of all Classes of Commitments and Loans, on a combined basis), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document, or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that nothing in this Section 9.06 shall serve to relieve any Loan Party of its indemnification obligations under this Agreement and the other Loan Documents.

9.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, Deutsche Bank AG New York Branch shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the Administrative Agent duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include Deutsche Bank AG New York Branch in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

9.09. Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving written notice to the Lenders and, unless a Default or an Event of Default under Section 8.01(a)(10) then exists, the Borrowers. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if an Event of Default has occurred and is continuing).

(c) If a successor Administrative Agent shall not have been so appointed within 15 days of the date of the applicable notice of resignation, the Administrative Agent may then (but is not obligated to) appoint a successor Administrative Agent that is reasonably satisfactory to the Borrowers who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) The Administrative Agent’s resignation will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice of resignation by the Administrative Agent (regardless of whether a replacement Administrative Agent has been appointed pursuant to clause (b) or (c) above). If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the date on which the Administrative Agent’s resignation becomes effective, the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

9.10. Co-Collateral Agent; Separate Collateral Agent. At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Administrative Agent and the other Lender Creditors with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent substantially the same as those contained herein). Notwithstanding anything to the contrary contained herein, every such agent, sub-collateral agent and every co-agent shall, to the extent permitted by law, be appointed and act and be such, subject to the condition that no power given hereby, or which is provided herein or in any other Loan Document to any such co-agent, sub-collateral agent or agent shall be exercised hereunder or thereunder by such co-agent or agent except jointly with, or with the consent in writing of, the Administrative Agent.

9.11. Other Agents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Sole Global Coordinator, the Lead Arrangers, the Joint Bookrunners or the Co-Managers, in each case listed on the cover page to this Agreement (collectively, the “Other Agents”) shall have any powers, duties or responsibilities, nor shall the Other Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Other Agent.

9.12. Security Trustee. The Lenders in their capacities as Lenders and the counterparties (other than any Borrower or any Guarantor) to any agreement the obligations under which constitute Secured Cash Management Obligations or Secured Hedging Obligations in their capacities as such (the “Secured Counterparties”) hereby irrevocably designate and appoint Deutsche Bank AG New York Branch, as security trustee (in such capacity, the “Security Trustee”) to act as specified herein and in the Ship Mortgages and other Loan Documents. Each Lender hereby irrevocably authorizes, each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize or to have authorized, as the case may be, and each Secured Counterparty by the entrance into the applicable hedging agreement or agreement to provide cash management services shall be deemed irrevocably to authorize or to have authorized, the Security Trustee to take such action on its behalf under the provisions of this Agreement, the Ship Mortgages, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Security Trustee, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Security Trustee may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. For purposes of the reliance, indemnification and resignation provisions in this Section 9, the term “Administrative Agent” shall be deemed to also refer to the Security Trustee. Each Secured Counterpary, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral Agreements, the Guarantee Agreement and the other Loan Documents, to have agreed to the provisions of this Section 9.12 and the other provisions of the Loan Documents applicable thereto.

SECTION 10. Miscellaneous.

10.01. Payment of Expenses, etc. The Borrowers hereby agree to: (a) pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including the reasonable and documented fees and disbursements of Cravath, Swaine & Moore LLP and, if reasonably necessary, maritime counsel and a single local counsel in each appropriate jurisdiction, and, in the case of a conflict of interest, one additional counsel in each jurisdiction to such affected parties similarly situated) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and in connection with the preparation, negotiation, execution, delivery and administration of any amendment, waiver or consent relating hereto or thereto, and each of the Agents and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or protection of their rights hereunder or thereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (b) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Loan Document or any payment thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such Other Taxes; and (c) indemnify the Agents and each Lender, and each of their respective Affiliates and Related Parties (each, an “Indemnified Party”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnified Parties, taken as a whole, and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnified Party)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any claim, investigation, litigation or other proceeding (whether or not any Indemnified Party is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party or any third party) related to the entering into and/or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (ii) the actual or alleged presence or Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Vessel or Real Property at any time owned, leased or operated by any of the Borrowers or any of their respective Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by any of the Borrowers or any of their respective Subsidiaries at any location, whether or not owned, leased or operated by any of the Borrowers or any of their respective Subsidiaries, the noncompliance with Environmental Law (including applicable permits thereunder) applicable to any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their respective Subsidiaries, or any other Environmental Liability related to any of the Borrowers or any of their respective Subsidiaries, or any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their respective Subsidiaries, including, in each case, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, claim or other proceeding, or any other liability or obligation under Environmental Law relating in any way to any of the Borrowers or any of their respective Subsidiaries; provided that no such Indemnified Party will be indemnified for costs, expenses, losses, claims, damages, penalties or liabilities (a) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, fraud, gross negligence or willful misconduct of such Indemnified Party or any Related Party of such Indemnified Party, (b) to the extent resulting from a claim brought by any of the Borrowers or any of their respective Subsidiaries against such Indemnified Party or any Related Party of such Indemnified Party for material breach of such Indemnified Party’s obligations hereunder, if such Borrower or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim, as determined by a court of competent jurisdiction, (c) to the extent it relates to Taxes (other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements arising from any non-Tax claim) or (d) to the extent resulting from a proceeding that does not involve an act or omission by any of the Borrowers or any of their respective Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any Sole Global Coordinator, Lead Arranger, Joint Bookrunner, arranger, bookrunner or agent in its capacity as, or in fulfilling its role as, Sole Global Coordinator, Lead Arranger, Joint Bookrunner, arranger, bookrunner or agent, or any similar role, under this Agreement). To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Party set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

Without limiting the Borrowers’ reimbursement, indemnification and contribution obligations set forth in this Section 10.01, in no event will such Indemnified Party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or the other Loan Documents. In no event will the Borrowers have any liability to the Indemnified Parties for any indirect, consequential, special or punitive damages in connection with or as a result of the Borrowers’ activities relating to this Agreement or the other Loan Documents, other than any such damages included in a third party claim for which an Indemnified Party is liable and is otherwise entitled to reimbursement, indemnification or contribution under this Section 10.01.

10.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any of the Loan Parties against and on account of the Loan Document Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including all interests in the Loan Document Obligations purchased by such Lender pursuant to Section 10.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Loan Document Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Any recovery by any Lender pursuant to its setoff rights under this Section 10.02 is subject to the provisions of Section 8.02.

10.03. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.03(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: if to the Borrowers, at the addresses specified opposite their signatures below or in the other relevant Loan Documents; if to any Lender, at the address it last provided to the Administrative Agent, if any, and if to the Administrative Agent, at the Notice Office; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.03(b), shall be effective as provided in such Section.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” Neither the Administrative Agent nor any of its Affiliates warrants the adequacy of the Platform and each of the Administrative Agent and its Affiliates expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent or any of its Affiliates in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.04. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that, except as expressly permitted by Section 7.14, none of the Borrowers may assign, delegate or otherwise transfer any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Borrowers without such consent shall be null and void), and provided, further, that, no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the related parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 10.04(b)(ii), any Lender (or any Lender together with one or more other Lenders) may assign and delegate to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) in the case of the assignment and delegation of Revolving Loans or Revolving Commitments, the Revolving Borrowers, and in the case of the assignment and delegation of Term Loans or Term Commitments, the Term Borrowers; provided that no consent of any Borrower shall be required (1)(a) for an assignment and delegation to a Lender or an Affiliate of a Lender or (b) during the primary initial syndication of the Initial Term Loans as arranged prior to the Restatement Effective Date and agreed by the Term Borrowers (not to be unreasonably withheld or delayed) and (2) if an Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Borrowers shall be deemed to have consented to any such assignment and delegation unless the Borrowers have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation to a Lender or an Affiliate of a Lender or to a Borrower or Subsidiary pursuant to Section 2.13.

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender or an Affiliate of a Lender or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption Agreement with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption Agreement with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that, with respect to an assignment and delegation pursuant to Section 2.11, the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption Agreement executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, (D) the assignee, if it shall not be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent any tax forms required by Section 4.08(i), (j), (k), (l) or (m), (E) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 10.15; (F) Annex I shall be deemed modified to reflect the outstanding Commitments and/or Loans of such new Lender and of the existing Lenders and (G) upon the surrender of the relevant Notes by the assigning Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans.

(iii) To the extent of any assignment pursuant to this Section 10.04, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.07, 2.08, 4.08, 9.06 and 10.01 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(c) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more Eligible Transferees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all the Lenders, or that requires the approval of all affected Lenders and the Participant is affected thereby. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto), except as provided in this Section 10.04(c). The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.08, 2.09 and 4.08 (subject to the requirements and limitations therein, including the requirements under Section 4.08(i), (j), (k), (l) or (m) (it being understood that the documentation required under Section 4.08(i), (j), (k), (l) or (m) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.10 and 2.11 as if it were an assignee under paragraph (b) of this Section; and (2) shall not be entitled to receive any greater payment under Sections 2.08 or 4.08 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law, rule, regulation, treaty, order, guideline, or directive (or in the interpretation or administration thereof) that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.11 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this paragraph (d) shall release the transferor Lender from any of its obligations hereunder.

10.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

10.06. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Loan Document Obligations or Class of Loans hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Loan Document Obligations or Class of Loans with respect to which such payment was received.

(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s Lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Loan Document Obligation then owed and due to such Lender bears to the total of such Loan Document Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Loan Document Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) any payment received in consideration for an assignment or participation permitted pursuant to Section 10.04 shall not be subject to this Section 10.06(b). Nothing in this Section 10.06 shall be construed to limit the applicability of Section 8.02 in the circumstances where Section 8.02 is applicable in accordance with its terms.

10.07. Calculations; Computations.

(a) Subject to the provisions of Section 1.02(b), the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders to the extent, in each case, permitted by the terms of this Agreement).

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (except for computations of interest with respect to Base Rate Loans when the Base Rate is determined by reference to clause (a) of the definition thereof, which shall be calculated on the basis of a year of 365 or 366 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

10.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SHIP MORTGAGES AND OTHER COLLATERAL AGREEMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE

STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH PARTY HEREUNDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HEREUNDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER. EACH OF THE PARTIES HEREUNDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH DELIVERY. EACH OF THE PARTIES HEREUNDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HEREUNDER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.09. Counterparts.

(a) Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of an original executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10. Effectiveness. This Agreement shall become effective on the date on which it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.12. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by (x) each of the Borrowers and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment or (y) the respective Loan Parties party hereto or thereto and the Required Lenders, provided that, except as otherwise expressly permitted under Section 2.14, Section 2.16 or Section 2.17:

(i) additional parties may be added to (and annexes may be modified to reflect such additions), and the Guarantors may be released from, the Loan Guarantees and the Collateral Agreements in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders;

(ii) no such change, waiver, discharge or termination shall (A) increase the aggregate Revolving Commitments or the aggregate amount of any other Obligations hereunder entitled to priority treatment in the same manner as Revolving Obligations for purposes of Sections 4.10 and/or 8.02 to an aggregate amount in excess of $100,000,000 without the written consent of the Required Revolving Lenders and the Required Term Lenders, (B) reduce the percentage specified in the definition of “Required Revolving Lenders” without the written consent of the Required Revolving Lenders or (C) reduce the percentage specified in the definition of “Required Term Lenders” without the written consent of the Required Term Lenders;

(iii) no such change, waiver, discharge or termination shall, without the consent of each Lender and, solely in the case of clauses (f) and (g) (and clause (b) to the extent that it applies to such clauses (f) and (g)), each Secured Counterparty, in each case directly and negatively affected thereby (with Loan Document Obligations being directly and negatively affected in the case of the following clause (d), to the extent that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (d)):

(a) extend the final scheduled maturity of any Loan or Note held by such Lender, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the timing of repayment of any such Loan, or reduce the principal amount of any such Loan thereof, or increase the Commitment of any Lender, or postpone the scheduled date of expiration of any Commitment of any Lender,

(b) amend, modify or waive any provision of this Section 10.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Original Effective Date) or any other Section which expressly requires the consent of all Lenders or all Lenders directly and negatively affected thereby,

(c) reduce the percentage specified in the definition of “Required Lenders”,

(d) amend, modify or waive (x) Section 2.05 or (y) any other provision in this Agreement to the extent providing for payments or prepayments of Loans to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans (it being understood that the waiver of any mandatory prepayment of Term Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (d)),

(e) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement,

(f) substitute, replace or release any Guarantor from a Loan Guarantee (other than as permitted by the Loan Documents) or release substantially all the value of the Loan Guarantees (except as expressly provided in the Loan Documents) or

(g) amend, modify or waive Section 8.02;

(iv) no such change, waiver, discharge or termination shall change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral of, Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(v) no such change, waiver, discharge or termination shall, without the consent of the Administrative Agent or the Collateral Agent, as applicable, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of the Administrative Agent or the Collateral Agent;

(vi) no such change, waiver, discharge or termination shall, without the consent of each Lender and each Secured Counterparty:

(a) release any Ship Mortgage or all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under the Collateral Agreements or permit any sale, lease, transfer or other disposition of any Collateral Vessel (it being understood that a Collateral Vessel Contract shall not constitute any such sale, lease, transfer or other disposition) not otherwise permitted under this Agreement and the Collateral Agreements,

(b) amend, modify or waive any provision of this Section 10.12(a)(vi),

(vii) no such change, waiver, discharge or termination shall, without the consent of the Required Secured Parties, amend, modify or waive Sections 7.03(b) and 7.06 hereof, Clauses 7, 8 and 9 of any Ship Mortgage (in the case of a Ship Mortgage registered under Panama law) or Clause 3.1(a) of the deed of covenants (in the case of a

Ship Mortgage registered under Bahamas law) in effect as of the Original Effective Date; provided that each of the proviso to Section 7.03(b), the definition of “Acceptable Ship Registry” and the definition of “Ship Registry” may not be amended without the consent of each Lender and each Secured Counterparty;

(viii) no such change, waiver, discharge or termination shall, without the consent of the Required Revolving Lenders, amend, modify or waive (A) any condition precedent set forth in Section 5.02 with respect to the making of Revolving Loans (it being understood that a general waiver of an existing Default by the Required Lenders or an amendment approved by the Required Lenders that has the effect of “curing” an existing Default and permitting the making of Loans shall constitute a waiver of a condition precedent governed under this clause (viii)) and (B) any provision of Section 4.10 in a manner adversely affecting the priority status of the Revolving Obligations; and

(ix) no such change, waiver, discharge or termination shall, without the consent of the Required Revolving Lenders and the Required Term Lenders, amend, modify or waive any provision of Section 8.03, Section 10.22 or Section 10.23.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of Section 10.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided that in any event the Borrowers shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to Section 10.12(a)(iv).

(c) Notwithstanding any of the foregoing, no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (iii)(a) of Section 10.12(a) and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification

10.13. Survival. All indemnities set forth herein including in Sections 2.08, 2.09, 4.08, 9.06 and 10.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loan Document Obligations.

10.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.14 would, at the time of such transfer, result in increased costs under Section 2.08 or 4.08 in excess of those being charged by the respective Lender immediately prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs to the extent of such excess (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

10.15. Register. The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 10.15, to maintain a register (the “Register”) on which it will record the Commitments of each of the Lenders, the Loans made by each of the Lenders, the principal amount (and stated interest) of such Loans, and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 10.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

10.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives who need to know such Information in connection with this Agreement and the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person, to the extent permitted by law, agrees to inform the Borrowers promptly thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP

Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their respective Subsidiaries relating to the Borrowers or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17. [Reserved].

10.18. Currency Conversion Shortfall.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in Dollars into another currency, the rate of exchange used shall be that at which, in accordance with normal, reasonable banking procedures, the Administrative Agent could purchase Dollars with such other currency in New York City on the Business Day preceding that on which final judgment is given.

(b) The Loan Document Obligations of the Loan Parties in respect of any sum due to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such currency, the Administrative Agent may, in accordance with normal, reasonable banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due, in Dollars, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such Loan Document Obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

10.19. Releases. Without further written consent or authorization from any Lender Creditor, the Administrative Agent or Collateral Agent, as applicable, is authorized by the Lenders to, and shall, at the Borrowers’ reasonable request and sole expense, execute any documents or instruments necessary in connection with an Asset Sale or other sale or disposition, in each case permitted by this Agreement to, (a) release any Lien encumbering any item of Collateral that is the subject of such Asset Sale or other sale or disposition permitted by this

Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented or (b) release any Guarantor that is the subject of such Asset Sale or other sale or disposition permitted by this Agreement from its obligations under the Loan Documents or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented.

10.20. Release of Guarantees. The Loan Guarantee of a Guarantor (other than Capricorn Holdings, except pursuant to clause (c) below) shall be automatically released:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either immediately before or after giving effect to such transaction) a Borrower or a Guarantor, if the sale or other disposition does not violate Section 7.22 and Section 7.14, as applicable, and complies with the Loan Documents;

(b) in connection with any sale or other disposition of Capital Stock of such Guarantor following which such Guarantor is no longer a Subsidiary, if the sale or other disposition does not violate Section 7.22 and Section 7.14, as applicable, and complies with the Loan Documents;

(c) when all the Secured Obligations have been paid in full and the Lenders have no further commitment to extend credit hereunder; or

(d) unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of the Guarantor in compliance with Section 7.14.

Upon any release of the Loan Guarantee of a Guarantor pursuant to this Section 10.20, any Lien encumbering any item of Collateral owned by such Guarantor shall automatically be released, any Lien encumbering any Capital Stock of such Guarantor shall automatically be released, and the Administrative Agent or the Collateral Agent, as applicable, is authorized by the Lenders to, and shall, upon the reasonable request, and at the sole expense, of the Borrowers, execute any documents or instruments necessary to, effect the release of such Loan Guarantee and the release of any Lien encumbering such item of Collateral.

10.21. Keepwell. Each of the Guarantors and the Borrowers that is not an Excluded Swap Guarantor at the time the Loan Guarantee or the grant of the security interest under the Collateral Agreements, in each case, by any Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its Loan Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Loan Party’s obligations and undertakings under the Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each such Loan

Party under this Section shall remain in full force and effect until the Secured Obligations have been paid in full. Each such Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “support or other agreement” for the benefit of, each Loan Party for all purposes of §1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.22. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the agreements in respect of Secured Hedging Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent; provided, however, that on and after the Initial Revolving Maturity Date, if the Revolving Obligations have not been paid in full in cash, the Required Revolving Lenders shall be permitted (without the consent of the Administrative Agent or the Required Lenders) to take or institute a judicial action or proceeding against the Borrowers for the repayment in full of any Revolving Obligations (it being understood, however, for the avoidance of doubt, that actions, proceedings or remedial procedures with respect to any Collateral or the enforcement thereon shall only be undertaken with the consent of the Administrative Agent or the Required Lenders). The provisions of this Section 10.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

10.23. Relative Rights of Secured Parties.

(a) Enforcement of Remedies. Anything to the contrary in any of the Loan Documents notwithstanding, the parties hereto (and each other Secured Party) hereby agree that no Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guarantee, it being understood and agreed that, except as provided in the last sentence of Section 10.22, all powers, rights and remedies under or with respect to the Loan Documents or the amounts due thereunder may be exercised solely by the Administrative Agent and the Collateral Agent (or their applicable designees or sub-agents) on behalf of the Secured Parties as the Administrative Agent and the Collateral Agent may be directed by the Required Lenders and in accordance with the terms hereof and thereof and applicable law. Notwithstanding any other provision of this Agreement or any other Loan Document, if directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized to release any Liens created under any Loan Document and to release any Loan Guarantee, in each case in connection with the exercise of remedies hereunder or under any other Loan Document so long as such release applies to all of the Loans and any proceeds thereof are shared in accordance with Section 8.02. If so directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized to exercise any remedies hereunder or under any other Loan Document in accordance with the terms of the applicable Loan Document and applicable law. No Secured Party (other than the Collateral Agent) shall instruct the Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Loan Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting at the direction of the Required Lenders or as otherwise authorized herein, shall be entitled to take any such actions or exercise any remedies with respect to any Collateral at such time. Notwithstanding the foregoing, if so directed by the Required Lenders, each of the Administrative Agent and the Collateral Agent is irrevocably authorized, in connection with an Event of Default under Section 8.01 resulting from the failure to pay Secured Obligations owing to the Lenders, to sue for payment of, or to initiate any suit, action or proceedings against any Loan Party to enforce payment of or to collect such Secured Obligations.

(b) Objection to Enforcement Actions. No Secured Party (other than the Collateral Agent) will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (at the direction of the Required Lenders or as otherwise authorized under the Loan Documents) or any other exercise by the Collateral Agent of any rights or remedies relating to the Collateral.

(c) Credit Bidding. The Collateral Agent (at the direction of the Required Lenders) shall have the exclusive right on behalf of all Secured Parties in any Insolvency or Liquidation Proceeding to credit bid for the Collateral using all or a pro rata portion of the Secured Obligations as consideration so long as the equity and/or assets distributed to the Secured Parties as a result of an successful credit bid, or any proceeds thereof, are distributed in accordance with Section 8.02. In any Insolvency or Liquidation Proceeding or other transaction involving the sale or other disposition of Collateral, except as provided in the immediately preceding sentence, no Secured Party (other than the Collateral Agent) may credit bid for Collateral.

(d) No Interference; Payment Over. Each Secured Party (other than the Collateral Agent) agrees that (i) it will not (and hereby waives any right to) challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Class or any Loan Document or the validity, attachment, perfection or priority of any Lien under any Loan Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral or other exercise of remedies by the Collateral Agent (acting at the direction of the Required Lenders or as otherwise authorized under the Loan Documents); (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the Collateral Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent (at the direction of the Required Lenders or as otherwise authorized under the Loan Documents) with respect to any Collateral in accordance with the provisions of this Agreement; and (iv) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Section 10.23.

(e) DIP Financing. If any Loan Party shall become subject to a case (a “Bankruptcy Case”) under any Debtor Relief Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, and such motion has the consent of the Required Lenders, each Lender agrees that it will raise no objection to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral so long as (A) the Secured Parties of each class retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case (giving effect to the payment priorities set forth in Section 8.02), (B) the Secured Parties of each class are granted Liens on any additional collateral pledged to any other Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (giving effect to the payment priorities set forth in Section 8.02), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Secured Obligations, such amount is applied pursuant to Section 8.02, (D) no Secured Party of any class is granted a DIP Financing Lien as part of a “roll up” of its Secured Obligations in any such DIP Financing unless all Secured Parties are provided the opportunity to participate pro rata in any such DIP Financing involving a “roll up” of Obligations and that such “roll up” is provided on a pro rata basis; provided, however, that notwithstanding the foregoing, any such opportunity to participate in any such “roll up” shall be provided first to Revolving Lenders only and (E) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 8.02; provided that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

(f) 363-Sales. In any Insolvency or Liquidation Proceeding, none of the Secured Parties shall be entitled to oppose (or shall oppose) (i) any sale or disposition of any assets of any of the Loan Parties or (ii) any procedure governing the sale or disposition of any assets of any of the Loan Parties, in each case that has the consent of the Required Lenders, and the Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Code to any sale, and any procedure for sale (and in each case any motion in support hereof), to which the Required Lenders have consented.

(g) Plans of Reorganization. Each Secured Party agrees that it shall not be entitled (i) to take any action or vote in any way that supports any Non-Conforming Plan of Reorganization or (ii) to object to a Plan of Reorganization to which the Required

Lenders have consented on the grounds that any sale of Collateral thereunder or pursuant thereto is for inadequate consideration, or that the sale process in respect thereof was inadequate. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization by any Secured Party, in such capacity, shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Collateral Agent shall be entitled (and hereby authorized by the Lenders) to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any such Non-Conforming Plan of Reorganization withdrawn.

(h) Sponsoring of Plans of Reorganization. None of the Lenders, in such capacity, will sponsor any Plan of Reorganization that does not contemplate the payment in full, in cash of the Revolving Obligations upon the effective date of such Plan of Reorganization, unless the Required Revolving Lenders shall have otherwise consented in writing.

10.24. Revolving Obligations Payment Priority. EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE REVOLVING OBLIGATIONS (INCLUDING OUTSTANDING REVOLVING LOANS) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO SECTION 8.02 (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY OR LIQUIDATION PROCEEDINGS) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

10.25. USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

10.26. No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their respective Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrowers or any such Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that they may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

*        *        *

Schedule 1.01

EXISTING INDEBTEDNESS OF SEADRILL LIMITED

1.	Amended and Restated Senior Secured Credit Facility Agreement originally dated as of June 30, 2009, as amended by a first amendment agreement dated as of September 3, 2010, as further amended by a second amendment and restated agreement dated as of October 15, 2012 and as further amended by a third amendment and restatement agreement dated as of December 13, 2013, by and among Seadrill Limited, the banks and financial institutions named therein and Nordea Bank Norge ASA, as agent.

2.	Amended and Restated Senior Secured Credit Facilities Agreement originally dated as of January 31, 2011, as amended by an amendment and restatement agreement dated as of December 10, 2013, by and among Seadrill Limited, the banks and financial institutions named therein and DNB Bank ASA, as successor agent to Lloyds Bank plc.

Schedule 1.01

Schedule 6.10

UCC-1 FILING OFFICES

Entity Name	Filing Office
Seadrill Operating LP	Recorder of Deeds of the District of Columbia
Seadrill Capricorn Holdings LLC	Recorder of Deeds of the District of Columbia

Schedule 6.10

Schedule 6.11

CAPITAL STOCK OF BORROWERS AND GUARANTORS

No.	Loan Party	Percentage Ownership	Interest Holder
1.	Seadrill Operating LP	70%	Seadrill Limited
		30%	Seadrill Partners LLC
		0%	Seadrill Operating GP LLC
2.	Seadrill Capricorn Holdings LLC	49%	Seadrill Limited
		51%	Seadrill Partners LLC
3.	Seadrill Partners Finco LLC	100%	Seadrill Operating LP
4.	Seadrill Deepwater Drillship Ltd.	39%	Seadrill Limited
		51%	Seadrill Operating LP
		10%	Seadrill Mobile Units (Nigeria) Ltd.
5.	Seadrill China Operations Ltd.	100%	Seadrill Opco Sub LLC
6.	Seadrill Canada Ltd.	100%	Seadrill Opco Sub LLC
7.	Seadrill Leo Ltd.	100%	Seadrill Operating LP
8.	Seadrill Ghana Operations Ltd.	100%	Seadrill Operating LP
9.	Seadrill Gulf Operations Sirius LLC	100%	Seadrill Capricorn Holdings LLC
10.	Seadrill Opco Sub LLC	100%	Seadrill Operating LP
11.	Seadrill Hungary Kft.	100%	Seadrill Capricorn Holdings LLC
12.	Seadrill Gulf Operations Auriga LLC	100%	Seadrill Capricorn Holdings LLC
13.	Seadrill US Gulf LLC	100%	Seadrill Capricorn Holdings LLC
14.	Seabras Rig Holdco Kft.	100%	Seadrill Capricorn Holdings LLC
15.	Seadrill Auriga Hungary Kft.	100%	Seadrill Capricorn Holdings LLC

Schedule 6.11

Schedule 6.12

SUBSIDIARIES OF THE BORROWERS

No.	Legal Name	Direct Owner	Percentage Ownership	Jurisdiction of Organization
1.	Seadrill Opco Sub LLC	Seadrill Operating LP	100%	Republic of the Marshall Islands
2.	Seadrill Deepwater Drillship Ltd.	Seadrill Operating LP	51%	Cayman Islands
		Seadrill Limited	39%
		Seadrill Mobile Units (Nigeria) Ltd.	10%
3.	Seadrill Vencedor Ltd.	Seadrill Operating LP	100%	Bermuda
4.	Seadrill Leo Ltd.	Seadrill Operating LP	100%	Bermuda
5.	Seadrill Ghana Operations Ltd.	Seadrill Operating LP	100%	Bermuda
6.	Seadrill Partners Finco LLC	Seadrill Operating LP	100%	State of Delaware
7.	Seadrill Gulf Operations Sirius LLC	Seadrill Capricorn Holdings LLC	100%	State of Delaware
8.	Seabras Rig Holdco Kft.	Seadrill Capricorn Holdings LLC	100%	Hungary
9.	Seadrill Hungary Kft.	Seadrill Capricorn Holdings LLC	100%	Hungary
10.	Seadrill Canada Ltd.	Seadrill Opco Sub LLC	100%	Newfoundland
11.	Seadrill China Operations Ltd.	Seadrill Opco Sub LLC	100%	Luxembourg
12.	Seadrill Mobile Units (Nigeria) Ltd.	Seadrill UK Ltd.	39%	Nigeria
		Heirs Holding Limited	10%
		Seadrill Opco Sub LLC	51%
13.	Seadrill US Gulf LLC	Seadrill Capricorn Holdings LLC	100%	Delaware
14.	Seadrill Capricorn Ltd.	Seadrill Capricorn Holdings LLC	100%	England and Wales

Schedule 6.12

No.	Legal Name	Direct Owner	Percentage Ownership	Jurisdiction of Organization
15.	Seadrill Gulf Operations Auriga LLC	Seadrill Capricorn Holdings LLC	100%	Delaware
16.	Seadrill Auriga Hungary Kft.	Seadrill Capricorn Holdings LLC	100%	Hungary
17.	Seadrill Ireland Ltd.	Seadrill China Operations Ltd.	100%	Ireland

Schedule 6.12

Schedule 6.15

LEGAL NAME, TYPE OF ORGANIZATION (AND WHETHER A REGISTERED

ORGANIZATION), JURISDICTION OF EACH LOAN PARTY

No.	Legal Name	Type of Organization	Registered Organization under UCC	Jurisdiction of Organization	Organizational Identification Number
1.	Seadrill Operating LP	limited partnership	No	Republic of the Marshall Islands	Company Reg. No. 950049
2.	Seadrill Capricorn Holdings LLC	limited liability company	No	Republic of the Marshall Islands	Company Reg. No. 962179
3.	Seadrill Partners Finco LLC	limited liability company	Yes	State of Delaware	5471151
4.	Seadrill Deepwater Drillship Ltd.	corporation	No	Cayman Islands	02649534-0001
5.	Seadrill China Operations Ltd.	corporation	No	Luxembourg	Company Reg. No. B176906
6.	Seadrill Canada Ltd.	corporation	No	Newfoundland	67331
7.	Seadrill Leo Ltd.	corporation	No	Bermuda	Company Reg. No. 45983
8.	Seadrill Ghana Operations Ltd.	corporation	No	Bermuda	Company Reg. No. 45056
9.	Seadrill Gulf Operations Sirius LLC	limited liability company	Yes	State of Delaware	5295541
10.	Seadrill Opco Sub LLC	limited liability company	No	Republic of the Marshall Islands	Company Reg. No. 962222
11.	Seadrill Hungary Kft.	Korlátolt Felelõsségû Társaság (limited liability company)	No	Hungary	13-09-117911

Schedule 6.15

No.	Legal Name	Type of Organization	Registered Organization under UCC	Jurisdiction of Organization	Organizational Identification Number
12.	Seadrill Gulf Operations Auriga LLC	limited liability company	Yes	State of Delaware	5288548
13.	Seadrill US Gulf LLC	limited liability company	Yes	State of Delaware	5210839
14.	Seabras Rig Holdco Kft.	Korlátolt Felelõsségû Társaság (limited liability company)	No	Hungary	13-09-155152
15.	Seadrill Auriga Hungary Kft.	Korlátolt Felelõsségû Társaság (limited liability company)	No	Hungary	13-09-162742

Schedule 6.15

Schedule 6.21

COLLATERAL VESSELS

Name	Registered Owner	Official Number	Jurisdiction of Registration	Flag
West Capella	Seadrill Deepwater Drillship Ltd.	34764-09	Panama	Panama
West Leo	Seadrill Leo Ltd.	8001359	Bahamas	Bahamas
West Aquarius	Seadrill China Operations Ltd.	34821-09-A	Panama	Panama
West Sirius	Seadrill Hungary Kft.	34111-08-A	Panama	Panama
West Capricorn	Seabras Rig Holdco Kft.	44053-12	Panama	Panama
West Auriga	Seadrill Auriga Hungary Kft.	44881-13	Panama	Panama

Schedule 6.21

Schedule 6.22

PROPERTIES

None.

Schedule 6.22

Schedule 7.15

SUBORDINATED INDEBTEDNESS

None.

Schedule 7.15

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Loan Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is [a Lender] [an Affiliate of [Identify Lender]]][1]

3. Borrowers: [Seadrill Operating LP and Seadrill Partners Finco LLC – in respect of Term Commitments and Term Loans][Seadrill Operating LP, Seadrill Partners Finco LLC and Seadrill Capricorn Holdings LLC – in respect of Revolving Commitments and Revolving Loans]

[1]	Select as applicable.

4. Administrative Agent: Deutsche Bank AG New York Branch, as the Administrative Agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of February 21, 2014, as amended and restated as of June [23], 2014, among Seadrill Operating LP, Seadrill Capricorn Holdings LLC, Seadrill Partners Finco LLC, the Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

6. Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[3]
Initial Revolving Commitments / Loans	$	$		%
Initial Term Loans	$	$		%
[ ][4]	$	$		%

Effective Date:                  , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent any tax forms required by Section 4.08(i), (j), (k) or (l) of the Credit Agreement and to designate one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 10.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Revolving Lenders or Term Lenders of the applicable Class.
[4]	In the event (a) Other Term Loans of any Class are established under Section 2.12 of the Credit Agreement or (b) Refinancing Loans of any Class are established under Section 2.17 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to:	[Consented to and][5] Accepted:

, as Assignor,	DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,

by	by
Name:	Name:
Title:	Title:

, as Assignee,	Consented to:

by	[SEADRILL OPERATING LP,
Name:	by
Title:
Name:
Title:]

[SEADRILL CAPRICORN HOLDINGS LLC,

by

Name:
Title:]

[SEADRILL PARTNERS FINCO LLC,

by

Name:
Title:][6]

[5]	No consent of the Administrative Agent is required for an assignment to a Lender or an Affiliate of a Lender.
[6]	No consent of the Borrowers is required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, for any other assignment. No consent of Seadrill Capricorn Holdings LLC is required for an assignment of Term Loans or Term Commitments.

ANNEX 1 TO

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any Subsidiary or any other Affiliate of the Borrowers or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any Subsidiary or any other Affiliate of the Borrowers or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.05 thereof (or, prior to the first such delivery, the financial statements referred to in Sections 5.01(h) and 5.01(i) thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, [and] (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Sections 4.08(i), (j), (k) and (l) thereof), duly completed and executed by the Assignee, [and (vi) it is a Qualifying Lender]7 and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or Agent, and based on such

[7]	Clause (vi) to be inserted only in connection with the assignment of Revolving Commitments and/or Revolving Loans.

documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B

FORM OF

GUARANTEE AGREEMENT

[See attached.]

EXHIBIT C

FORM OF

SECURITY AGREEMENT

[See attached.]

EXHIBIT D

FORM OF

INSURANCE ASSIGNMENT

[See attached.]

EXHIBIT E

FORM OF

EARNINGS ASSIGNMENT

[See attached.]

EXHIBIT F

FORM OF

PERFECTION CERTIFICATE

[See attached.]

EXHIBIT G

[FORM OF] NOTICE OF BORROWING

[Date]

Deutsche Bank AG New York Branch,

    as Administrative Agent for the Lenders party

    to the Credit Agreement

    referred to below

60 Wall Street, 2nd Floor

New York, New York 10005

Attention:	[ ]
Facsimile: [ ]
Email: [ ]

Ladies and Gentlemen:

The undersigned, Seadrill Operating LP, a Marshall Islands limited partnership (“Operating”), [and] Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco”), [and Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn”)] (Operating[,] [and] Finco [and Capricorn], collectively, the “Borrowers”), refer to the Credit Agreement dated as of February 21, 2014 (as amended and restated as of June [23], 2014, and as further amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among [the Borrowers] [the Borrowers, Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company], the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you notice, irrevocably (except as otherwise provided in the Credit Agreement), pursuant to Section 2.02(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection set forth below is the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Class of Loans to be incurred pursuant to the Proposed Borrowing is ____________________.

(ii) The aggregate principal amount of the Proposed Borrowing is $________.

(iii) The date of the Proposed Borrowing is ____________.8

[8]	Shall be a Business Day at least three Business Days (or, in the case of the borrowing of Base Rate Loans, one Business Day) after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York time) on such day.

(iv) The Type of Loan comprising the Proposed Borrowing is _______________.9

(v) The proceeds of the Proposed Borrowing shall be deposited in the following account: Account No. [___________], Account Name [___________________].

(vi) [The initial Interest Period for the Proposed Borrowing is [_____ month(s)].]10

The undersigned hereby certifies on behalf of the Borrowers that:

(A) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, on and as of the date of the Proposed Borrowing with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(B) at the time of and immediately after giving effect to the Proposed Borrowings, no Default or Event of Default shall have occurred and be continuing.

[Signature Pages Follow]

[9]	If the Type of Loan is not specified, the Loan shall be made as a Base Rate Loan.
[10]	Insert if the Proposed Borrowing is a Eurodollar Rate Loan.

G-2

Very truly yours,
SEADRILL OPERATING LP

By:
Name:
Title:

SEADRILL PARTNERS FINCO LLC

By:
Name:
Title:

[SEADRILL CAPRICORN HOLDINGS LLC

By:
Name:
Title:]

G-3

EXHIBIT H-1

[FORM OF] TERM NOTE

$__________	New York, New York ________________ __, 20__

FOR VALUE RECEIVED, SEADRILL OPERATING LP, a Marshall Islands limited partnership (“Operating”), and SEADRILL PARTNERS FINCO LLC, a Delaware limited liability company (“Finco” and together with Operating, the “Borrowers”), hereby promise to pay to _______________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of Deutsche Bank AG New York Branch (the “Administrative Agent”), located at 60 Wall Street, 2nd Floor, New York, NY 10005, on the Initial Term Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of __________________ DOLLARS ($_______) or, if less, the unpaid principal amount of all Initial Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Initial Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 21, 2014, among the Borrowers, Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company, the lenders from time to time party thereto (including the Lender) and the Administrative Agent (as amended and restated as of June [23], 2014, and as further amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Collateral Agreements (as defined in the Credit Agreement) and is entitled to the benefits of the Loan Guarantees (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Maturity Date, in whole or in part, as provided in the Credit Agreement.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

This Note represents an obligation that is registered for U.S. federal income tax purposes. The Administrative Agent shall maintain a register in which it shall record the name of the Lender and no transfer shall be effective until such transfer is recorded on the register. Prior to the recordation in the register, the Borrowers may treat the person in whose name this Note is registered as the Lender for the purposes of receiving payments and for all other purposes of this Note and the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SEADRILL OPERATING LP

By:
Name:
Title:

SEADRILL PARTNERS FINCO LLC

By:
Name:
Title:

EXHIBIT H-2

[FORM OF] REVOLVING NOTE

$__________	New York, New York ________________ __, 20__

FOR VALUE RECEIVED, SEADRILL OPERATING LP, a Marshall Islands limited partnership (“Operating”), SEADRILL PARTNERS FINCO LLC, a Delaware limited liability company (“Finco”), and SEADRILL CAPRICORN HOLDINGS LLC, a Marshall Islands limited liability company (“Capricorn” and, together with Operating and Finco, the “Borrowers”), hereby promise to pay to _______________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of Deutsche Bank AG New York Branch (the “Administrative Agent”), located at 60 Wall Street, 2nd Floor, New York, NY 10005, on the Initial Revolving Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of __________________ DOLLARS ($_______) or, if less, the unpaid principal amount of all Initial Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Initial Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 21, 2014, among the Borrowers, the lenders from time to time party thereto (including the Lender) and the Administrative Agent (as amended and restated as of June [23], 2014, and as further amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured by the Collateral Agreements (as defined in the Credit Agreement) and is entitled to the benefits of the Loan Guarantees (as defined in the Credit Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Revolving Maturity Date, in whole or in part, as provided in the Credit Agreement.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

This Note represents an obligation that is registered for U.S. federal income tax purposes. The Administrative Agent shall maintain a register in which it shall record the name of the Lender and no transfer shall be effective until such transfer is recorded on the register. Prior to the recordation in the register, the Borrowers may treat the person in whose name this Note is registered as the Lender for the purposes of receiving payments and for all other purposes of this Note and the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SEADRILL OPERATING LP

By:
Name:
Title:

SEADRILL PARTNERS FINCO LLC

By:
Name:
Title:

SEADRILL CAPRICORN HOLDINGS LLC

By:
Name:
Title:

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2014 (as amended and restated as of June [23], 2014, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seadrill Operating LP, a Marshall Islands limited partnership (“Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn”), Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco” and together with Operating and Capricorn, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 4.08 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and each Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ __, 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2014 (as amended and restated as of June [23], 2014, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seadrill Operating LP, a Marshall Islands limited partnership (“Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn”), Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco” and together with Operating and Capricorn, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 4.08 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ __, 20[    ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2014 (as amended and restated as of June [23], 2014, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seadrill Operating LP, a Marshall Islands limited partnership (“Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn”), Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco” and together with Operating and Capricorn, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 4.08 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ __, 20[    ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 21, 2014 (as amended and restated as of June [23], 2014, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seadrill Operating LP, a Marshall Islands limited partnership (“Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn”), Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco” and together with Operating and Capricorn, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 4.08 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and each Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ __, 20[    ]

EXHIBIT J

FORM OF

SHIP MORTGAGE

[See attached.]